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As filed with the Securities and Exchange Commission on March 29, 2006

Registration No. 333-124135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

KKR FINANCIAL CORP.
(Exact name of registrant as specified in its governing instruments)

Four Embarcadero Center, Suite 2050 San Francisco, California 94111 (415) 315-3620 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David A. Netjes
Chief Operating Officer and Chief Financial Officer
Four Embarcadero Center, Suite 2050
San Francisco, California 94111
(415) 315-3620
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to: David J. Sorkin, Esq. Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of shares to be registered	Number of shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)

Common Stock, $0.01 par value	43,509,002	$23.27	$1,012,454,477	$119,166

(1)
Pursuant to Rule 457(c) of the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product obtained by multiplying (x) $23.27 (the average of the high and low prices of KKR Financial Corp.'s common stock on August 10, 2005) by (y) 43,509,002 (the number of shares to be registered).

(2)
Calculated by multiplying the estimated aggregate offering price of the securities to be registered by .0001177.

(3)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 29, 2006

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus may not be sold until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

43,509,002 Shares

KKR Financial Corp.

Common Stock

        The selling stockholders named in this prospectus may offer up to 43,509,002 shares of our common stock. We will not receive any of the proceeds from their sale of our common stock.

        We are a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in marketable and non-marketable equity securities.

        We are externally managed and advised by KKR Financial Advisors LLC, our Manager, an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, a leading sponsor of private equity funds. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

        Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "KFN." On March 24, 2006, the closing price of our common stock, as reported on the NYSE, was $22.50.

        To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. For additional information on the ownership and transfer restrictions on our common stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 15 of this prospectus for a discussion of these risks, including, among others:

  •
  We have a limited operating history and limited experience as a REIT.

  •
  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

  •
  The departure of any of the senior management of our Manager or the loss of our access to KKR's investment professionals and principals may adversely affect our ability to achieve our investment objectives.

  •
  We expect that affiliates of our Manager and KKR will compete with us and there may be conflicts arising from allocation of investment opportunities.

  •
  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

  •
  We leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

  •
  Increases in interest rates could negatively affect the value of our fixed-rate investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

  •
  Decreases in interest rates could negatively affect the value of our floating rate investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

  •
  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

  •
  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

        The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any stock exchange or market on which our common stock is listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the shares of our common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 172.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2006

TABLE OF CONTENTS

Summary	1
Risk Factors	15
Cautionary Note Regarding Forward-Looking Statements	42
Use of Proceeds	43
Public Market for Our Common Stock	44
Distribution Policy	45
Selected Consolidated Financial Data	47
Management's Discussion and Analysis of Financial Condition and Results of Operations	49
Our Company	81
Our Manager and the Management Agreement	91
Management of the Company	99
Certain Relationships and Related Party Transactions	108
Security Ownership of Certain Beneficial Owners and Management	112
Selling Stockholders	114
Federal Income Tax Consequences of Our Qualification as a REIT	137
Certain ERISA Considerations	159
Description of Capital Stock	161
Certain Provisions of Maryland Law and of Our Charter and Bylaws	167
Common Stock Eligible For Future Sale	171
Plan of Distribution	172
Legal Matters	177
Experts	177
Where You Can Find More Information	177
Index to Consolidated Financial Statements	F-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

        For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

SUMMARY

        This summary highlights the material aspects of this offering. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "we," "us" and "our" refer to KKR Financial Corp. and its subsidiaries; the "Manager" refers to KKR Financial Advisors LLC and "KKR" refers to Kohlberg Kravis Roberts & Co. L.P. and its affiliated companies.

Our Company

        We are a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in marketable and non-marketable equity securities.

        Our objective is to provide competitive returns to our investors through a combination of dividends and capital appreciation. As part of our multi-asset class strategy, we seek to invest opportunistically in those asset classes that can generate favorable leveraged risk-adjusted returns, subject to maintaining our status as a real estate investment trust, or REIT, and our exemption from regulation under the Investment Company Act of 1940, or the Investment Company Act. The implementation of our multi-asset class strategy also diversifies our investment portfolio. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk, asset class concentration risk, market risk and credit risk.

        Our income is generated primarily from the difference between the interest and dividend income earned on our investments and the cost of our borrowings, plus (i) realized and unrealized gains and losses on our free-standing derivatives, (ii) realized gains and losses from the sales of investments, and (iii) fee income.

        We are externally managed and advised by KKR Financial Advisors LLC pursuant to a management agreement. Our Manager is an affiliate of KKR, a leading sponsor of private equity funds and one of the oldest and most experienced private equity firms specializing in leveraged buyouts. Certain individuals associated with KKR serve on our board of directors and our Manager's investment committee.

        We are a Maryland corporation that is taxed as a REIT for federal income tax purposes. We were organized in July 2004 and completed our initial private placement of shares of our common stock in August 2004.

        On June 29, 2005, we completed our initial public offering, or IPO, of 37,500,000 shares of our common stock and received approximately $848.8 million of net proceeds therefrom. Our common stock is listed on the NYSE under the symbol "KFN" and began trading on June 24, 2005.

Targeted Investments

        We seek to achieve our investment objectives by executing a multi-asset class strategy that involves investing principally in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in marketable and non-marketable equity securities. Our investment guidelines do not impose any limitations on the amount of our investments in any of our asset classes.

        The table below summarizes our investment portfolio as of December 31, 2005:

	As of December 31, 2005
	Fair Value	% of Total Investment
	(amounts in thousands)
Floating Rate:
Residential ARM Loans	$2,163,932	14.5%
Residential ARM Securities	3,375,434	22.6
Corporate Loans	1,886,372	12.6
Corporate Debt Securities	279,280	1.9
Commercial Real Estate Loans	485,775	3.3
Commercial Real Estate Debt Securities	63,032	0.4

Total Floating Rate	8,253,825	55.3
Hybrid Rate:
Residential Hybrid ARM Loans	4,224,234	28.3
Residential Hybrid ARM Securities	2,162,404	14.5

Total Hybrid Rate	6,386,638	42.8
Fixed Rate:
Corporate Loans	25,000	0.2
Corporate Debt Securities	202,474	1.4
Commercial Real Estate Loans	35,657	0.2
Commercial Real Estate Debt Securities	19,880	0.1

Total Fixed Rate	283,011	1.9

Total	$14,923,474	100.0%

        Residential Mortgage Loans and Mortgage-Backed Securities.    Our investments in this asset class principally consist of (i) adjustable rate and hybrid adjustable rate residential mortgage-backed securities, backed by prime and super-prime credit quality non-agency residential mortgages, (ii) agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities, and (iii) prime and super prime credit quality adjustable rate or hybrid adjustable rate mortgage loans. We currently invest in prime and super-prime credit quality mortgage loans and non-agency mortgage-backed securities. We define "prime" credit quality as a mortgage where the borrower's original FICO® score is between 680 and 710, and define "super-prime" credit quality as a mortgage where the borrower's original FICO® score is greater than 710. We do not own mortgage loans where the borrower's original FICO® score is below 600. We do not currently invest in sub-prime or non-prime mortgage loans or mortgage-backed securities, although we may do so in the future. Hybrid adjustable rate mortgage-backed securities and mortgage loans have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities and mortgage loans. Agency-backed securities include mortgage-backed securities, which represent the entire ownership interest in pools of mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as the Federal National Mortgage Association, better known as "Fannie Mae," the Federal Home Loan Mortgage Corporation, better known as "Freddie Mac," and, in the case of the Government National Mortgage Association, better known as "Ginnie Mae," by the U.S. government. A majority of the residential mortgage-backed securities, or RMBS, in which we invest consists of non-agency adjustable rate and three-and five-year hybrid adjustable-rate mortgage-backed securities. We also invest in mortgage loans purchased directly from select financial institutions. We base our decision on whether to invest in adjustable-rate or hybrid adjustable-rate mortgage loans and mortgage-backed securities on various factors including, but not limited to, relative value, supply and demand, costs of hedging, forward London Inter-Bank Offered Rate, or LIBOR, interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

        Corporate Leveraged Loans and High Yield Securities.    We invest in debt obligations of corporations, partnerships and other entities in the form of first and second lien loans, mezzanine loans and bridge facilities, which we collectively refer to as leveraged loans given the high proportion of debt typically in their capital structure, as well as in high yield debt securities. These entities may be owned by KKR and/or other private equity investors. Many of the leveraged loans and high yield securities in which we invest have an explicit rating from one or more nationally-recognized statistical rating agencies. The majority of our investments in leveraged loans and high yield securities are rated between Ba1 and B3 by Moody's Investors Services, Inc., or Moody's, and between BB+ and B- by Standard & Poor's Ratings Service, or Standard & Poor's. We also invest in leveraged loans and high yield securities that are rated below B3 by Moody's and B- by Standard & Poor's and/or that do not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        Commercial Real Estate Debt.    We invest in debt secured by commercial real estate or issued by owners or operators of commercial real estate properties. These investments include commercial mortgage-backed securities, or CMBS, mezzanine loans, bridge loans and debt and preferred stock issued by public and private commercial real estate companies and REITs. Most of the CMBS in which we invest are rated between A1 and B3 by Moody's and between A+ and B- by Standard & Poor's and most of the mezzanine loans and bridge loans in which we invest are rated B3 or lower by Moody's and B- or lower by Standard & Poor's and/or may not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        Asset-Backed Securities.    We invest in investment grade and non-investment grade asset-backed securities. We also make investments in investment grade and non-investment grade collateralized debt obligations, or CDOs, and collateralized loan obligations, or CLOs, backed by high yield securities, corporate leveraged loans, CMBS, and/or asset-backed securities. Most of the asset-backed securities in which we invest are rated between A1 and B1 by Moody's and between A+ and B+ by Standard & Poor's.

        Marketable and Non-Marketable Equity Securities.    To a lesser extent, subject to maintaining our qualification as a REIT, invest from time to time in common stock and preferred stock of private and public companies that may or may not be related to the real estate business. A material amount of our equity investments may include private equity investments in companies affiliated with KKR.

Our Financing Strategy

        We use leverage in order to increase potential returns to our stockholders. Our use of leverage may, however, also have the effect of increasing losses when economic conditions are unfavorable. As of December 31, 2005, our leverage was 8.1 times the amount of our equity. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee will have the discretion, without the need for further approval by our board of directors, to increase the amount of our leverage.

        We use interest rate derivatives to hedge all or a portion of our interest rate risk associated with our borrowings. We engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Our interest rate management techniques may include: interest rate swaps; interest rate swaptions; interest cancelable swaps; interest rate caps; interest rate corridors; eurodollar futures contracts and options on such contracts; and other interest rate and non-interest rate derivatives.

        As stated above, our income is generated primarily from the net interest spread on our investment portfolio. Set forth below are factors that may adversely impact our net interest spread.

        Match Funding.    We expect to use long-term financing on a match funded basis to minimize interest rate risk in our portfolio. Match funding is the financing of our investments on a basis where the duration of the investments approximates the duration of the borrowings used to finance the investments. For any period during which our investment portfolio and related borrowings are not match funded, we may be exposed to the risk that our investment portfolio will reprice more slowly than the borrowings that we use to finance a significant portion of our investment portfolio. Increases in interest rates under these circumstances, particularly short-term interest rates on our short-term borrowings, may significantly adversely affect the net interest income that we earn on our investment portfolio.

        Prepayments.    Prepayment rates experienced on loans and securities in our investment portfolio may be influenced by changes in the overall level of interest rates, changes in the shape of the yield curve, and a variety of economic, geographic and other factors beyond our control, and consequently, we can not predict prepayment rates with certainty. The yield on our investment portfolio may be affected by the difference between the actual prepayment rates that we realize on our investment portfolio and the prepayment rates that we project on our investment portfolio.

        Hedging.    We use interest rate derivatives to hedge a portion of the interest rate risk associated with our borrowings. There are limitations to our ability to hedge all of the negative consequences associated with changes in interest rates and prepayment rates. Furthermore, we are subject to the costs associated with hedging which include the premiums paid for any interest rate derivatives and the cost of swapping floating rate borrowings to fixed rate borrowings.

        Credit Losses.    We will experience credit losses on our investment portfolio and such credit losses will have an adverse affect on our investment portfolio performance.

        Leverage.    We use borrowings to finance a significant portion of our investment portfolio. The use of leverage involves risks, including the risk that losses are materially increased or magnified and increasing liquidity risk in the event that one or more of our financing counterparties terminate our financings and/or require us to provide additional collateral to secure their financing facilities.

Our Manager

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of KKR, pursuant to a management agreement. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

        Pursuant to the terms of the management agreement, our Manager provides us with our management team along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets, liabilities and operations. Our Manager is at all times subject to the direction of our board of directors and has only such functions and authority as we delegate to it. As of February 28, 2006, affiliates of our Manager had 44 employees.

Management Agreement

        A management agreement governs the relationship between our Manager and us and describes the services to be provided by our Manager and its compensation for those services. Our Manager's management of our business is under the direction of our board of directors and the management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Among other things, our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services.

        The initial term of the management agreement expires on December 31, 2006 and is automatically renewed for a one-year term each anniversary date thereafter. Our independent directors review our Manager's performance annually and, following the initial term, the management agreement may be terminated annually (upon 180 days notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (i) unsatisfactory performance by the Manager that is materially detrimental to us or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination pursuant to clause (ii) by accepting a mutually acceptable reduction of management fees. Any such termination would require us to pay a substantial termination fee to our Manager.

        We may also terminate the management agreement without payment of the termination fee with 30 days' prior written notice for cause, which is defined as (i) our Manager's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our Manager's fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager's gross negligence in the performance of its duties under the management agreement, (iv) the commencement of any proceeding relating to our Manager's bankruptcy or insolvency, (v) the dissolution of our Manager or (vi) a change of control of our Manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our Manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager a termination fee.We may also terminate the management agreement without payment of the termination fee with 30 days' prior written notice for cause, which is defined as (i) our Manager's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our Manager's fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager's gross negligence in the performance of its duties under the management agreement, (iv) the commencement of any proceeding relating to our Manager's bankruptcy or insolvency, (v) the dissolution of our Manager or (vi) a change of control of our Manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our Manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager a termination fee.

        Our Manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide to terminate the management agreement without cause or if our Manager terminates the management agreement due to our default. We believe that the base management fee and incentive compensation that our Manager is entitled to receive are comparable to the base management fee and incentive compensation received by managers of comparable externally managed REITs. The following table summarizes the fees payable to our Manager pursuant to the management agreement:

Fee	Summary Description
Base Management Fee	The base management fee is payable monthly in arrears in an amount equal to 1/12 of our equity (as defined in the management agreement) multiplied by 1.75%.
Incentive Fee
The incentive fee is payable quarterly in an amount equal to the product of: (i) 25% of the dollar amount by which (a) our Net Income, before the incentive fee, per weighted average share of common stock for such quarter, exceeds (b) an amount equal to the product of (A) the weighted average of the price per share of the common stock in our August 2004 private placement and the prices per share of our common stock in any subsequent offerings by us multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the ten-year U.S. treasury rate for such quarter multiplied by (ii) the weighted average number of shares of common stock outstanding in such quarter.

"Net Income" is determined by calculating the net income available to owners of common stock before non-cash equity compensation expense, computed in accordance with accounting principles generally accepted in the United States of America, or GAAP.
Termination Fee
A termination fee is payable by us for termination without cause or non-renewal by us of the management agreement or if our Manager terminates the management agreement due to our default and shall be equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        An affiliate of our Manager has entered into separate management agreements with the respective investment vehicles for each of our first two collateralized loan obligation transactions and is entitled to receive fees for the services performed as collateral manager. To date, the collateral manager has waived approximately $1.5 million of management fees payable to it from KKR Financial CLO 2005-1, Ltd., which covers the period commencing in March 2005 and ending in April 2006 and has waived approximately $0.8 million of management fees payable to it from KKR Financial CLO 2005-2, Ltd., which covers the period commencing November 2005 and ending in May 2006. The waivers for KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd., expire in April 2006 and May 2006, respectively, and there is no guarantee that the collateral manager will waive such management fees subsequent to those dates.

        In addition, in connection with our August 2004 private placement our Manager received equity-based awards consisting of 1,193,867 shares of restricted stock and 1,989,779 options to purchase shares of our common stock at an exercise price of $20.00 per share. These options will vest in one-third increments on the first three anniversaries of the date of completion of our August 2004 private placement. Our Manager has the right in its discretion to allocate these stock options and shares of restricted stock to its officers, employees and other individuals who provide services to us. However, our Manager will not make any allocation of these stock options or restricted shares prior to the first anniversary of the grant date. Furthermore, on July 14, 2005 the compensation committee of our board of directors granted our Manager an additional equity-based award pursuant to our 2004 Stock Incentive Plan consisting of 1,875,000 shares of restricted stock. This restricted stock vests in one-third increments on the first three anniversaries of the date of grant. Additional awards may be granted by our board of directors pursuant to our 2004 Stock Incentive Plan. For the period ended December 31, 2004, we incurred share based compensation expense of approximately $6.2 million. For the year ended December 31, 2005, we incurred share based compensation expense of approximately $30.2 million.

Conflicts of Interest

        We are subject to potential conflicts of interest relating to our Manager and its affiliates because, among other things:

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  Saturnino S. Fanlo, our chief executive officer, and David A. Netjes, our chief financial officer and chief operating officer, also serve in those capacities for our Manager and as of February 28, 2006 beneficially owned 4.5% and 4.4% of our common stock, respectively;

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  our chairman, Paul M. Hazen, serves as a member of our Manager's investment committee and as of February 28, 2006 beneficially owned 4.5% of our common stock;

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  one of our directors, Scott C. Nuttall, serves as a member of our Manager's investment committee, is an executive of KKR and as of February 28, 2006 beneficially owned 4.2% of our common stock;

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  collectively, our Manager and its affiliates owned approximately 12.0% of our common stock as of February 28, 2006 on a fully diluted basis and received their pro rata portion of the distributions we made to our stockholders and will receive their pro rata portion of future distributions, if any;

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  our Manager is wholly owned by KKR Financial LLC and KKR Financial LLC is owned by KKR and Saturnino S. Fanlo and David A. Netjes, the chief executive officer and the chief financial officer and chief operating officer, respectively, of both our Manager and us;

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  our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party;

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  although our management agreement with our Manager restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or other entity that invests primarily in domestic mortgage-backed securities, we expect that our Manager will engage in additional management or investment opportunities that have overlapping objectives with us and therefore will face conflicts in the allocation of investment opportunities between competing entities;

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  upon termination of our management agreement with our Manager, we are required to pay our Manager a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12 month periods immediately preceding the date of termination, even if such termination results from the affirmative vote of at least two thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (i) unsatisfactory performance by the Manager that is materially detrimental to us or (ii) a determination that the management fees payable to our Manager are not fair;

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  our Manager's liability is limited under the management agreement, and we have agreed to indemnify our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties under the management agreement;

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  our Manager's incentive compensation, which is based in part upon our achievement of specified levels of net income, may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity and/or avoiding excess credit risk or interest rate risk, in order to achieve higher incentive compensation;

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  our Manager's base management fee is based on the amount of equity (as defined in the management agreement) invested in our company and is payable regardless of our operating performance;

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  our Manager owes no fiduciary obligation to our stockholders;

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  our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager; and

  •
  our Manager may at times cause us to invest in corporate leveraged loans, high yield securities and equity securities of companies affiliated with KKR, thereby potentially placing our interests with respect to the management, investment decisions, or operations of those companies in direct conflict with those of KKR, as KKR's interests as a holder of all or a significant portion of the company's equity securities may not be aligned with our interests.

Summary Risk Factors

        An investment in shares of our common stock involves various material risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our common stock.

  •
  We have a limited operating history and limited experience as a REIT.

  •
  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

  •
  The departure of any of the senior management of our Manager or the loss of our access to KKR's investment professionals and principals may adversely affect our ability to achieve our investment objectives.

  •
  We expect that affiliates of our Manager and KKR will compete with us and there may be conflicts arising from allocation of investment opportunities.

  •
  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

  •
  Termination by us of the management agreement with our Manager without cause is difficult and costly.

  •
  Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager.

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  We operate in a highly competitive market for investment opportunities.

  •
  Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to make distributions to our stockholders.

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  We leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

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  Increases in interest rates could negatively affect the value of our fixed-rate investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

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  Decreases in interest rates could negatively affect the value of our floating rate investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

  •
  Future sales of our common stock may have adverse effects on our share price.

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  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

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  If our CLO and CDO issuers that are taxable REIT subsidiaries are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and to pay their creditors.

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  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

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  Ownership limitations and certain provisions of Maryland law or our charter or bylaws may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure as of February 28, 2006. The percentage ownership interests in KKR Financial Corp. are shown on a fully diluted basis. All other percentages reflect actual ownership.

The Offering

Common stock offered by the selling stockholder	The selling stockholders named in this prospectus may, from time to time, sell 43,509,002 shares of our common stock.
Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
Trading	Our common stock is listed on the NYSE under the symbol "KFN."

        Unless we specifically state otherwise, all information in this prospectus with respect to the number of outstanding shares of our common stock is based on 80,374,061 shares outstanding as of February 28, 2006 and excludes approximately 4,857,437 shares of common stock that were reserved for issuance under our 2004 Stock Incentive Plan as of December 31, 2005, including 1,989,779 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $20.00 per share, 663,260 of which are currently vested, and also excludes scheduled annual increases of 125,000 shares in the number of shares reserved for issuance under the plan.

Tax Status

        We are taxed as a REIT for federal income tax purposes. To qualify as a REIT, we must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of our stockholders. As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders on a current basis. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Further, even to the extent that we qualify as a REIT, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to our stockholders, and we may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, our domestic taxable REIT subsidiaries, including KKR TRS Holdings, Inc., are subject to federal income taxation and to various other taxes. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred capital gain rates that currently apply to dividends received by individuals, trusts and estates from taxable corporations.

Investment Company Act Exemption

        We operate our business so as to be exempt from regulation under the Investment Company Act. We monitor our portfolio of investments periodically to confirm that we and each of our subsidiaries continue to qualify for the applicable exemptions from the definition of an investment company under the Investment Company Act. We monitor our portfolio so that at least 55% of our assets are considered to be "qualifying real estate assets," and so that at least an additional 25% of our investments constitute "real estate-related assets" or additional qualifying real estate assets, thereby allowing us to qualify for the exemption from the definition of an investment company provided in Section 3(c)(5)(C) of the Investment Company Act. We measure and satisfy the tests with respect to our assets on an unconsolidated basis.

Restrictions on Ownership of Our Capital Stock

        Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, our charter, among other limitations, generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. Our board of directors has discretion to grant exemptions from the ownership limit, subject to terms and conditions as it deems appropriate.

Distribution Policy

        We generally need to distribute annually at least 90% of our net taxable income each year (subject to certain adjustments) so that we can qualify as a REIT under the Internal Revenue Code. Up to 20% of the value of a REIT's assets may consist of investments in the securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary, such as KKR TRS Holdings, Inc., may retain its taxable income, and its earnings are subject to the 90% distribution requirement only to the extent the domestic taxable REIT subsidiary actually distributes its earnings to the REIT. However, a foreign taxable REIT subsidiary, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2006-1, Ltd., and KKR Financial CDO 2005-1, Ltd., generally is deemed to distribute its earnings to the REIT on an annual basis for federal income tax purposes, and its earnings are subject to the 90% distribution requirement, regardless of whether it actually distributes its earnings. We may, under certain circumstances, make a distribution of capital or of assets. Distributions will be made at the discretion of our board of directors and may not be in even amounts throughout our fiscal year.

        We were incorporated in the State of Maryland on July 7, 2004. Our principal executive offices are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111. Our telephone number is (415) 315-3620.

Summary Consolidated Financial Information

        The following table sets forth a summary of certain historical consolidated financial data for the dates and periods indicated and should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial data as of and for the year ended December 31, 2005, as of December 31, 2004 and for the period from August 12, 2004 (inception) to December 31, 2004 has been derived from our audited financial statements for such period. Financial data as of and for the year ended December 31, 2005 are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period.

	Year Ended December 31, 2005	Period from August 12, 2004 (inception) through December 31, 2004
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net Investment Income:
Total investment income	$399,929	$8,122
Interest expense	(279,718)	(975)
Provision for loan losses	(1,500)	—

Net investment income	118,711	7,147
Other income (loss):
Total other income (loss)	7,560	(488)
Non-investment expenses:
Related party management compensation	50,791	11,222
Professional services	4,121	901
Loan servicing expense	5,143	—
Insurance expenses	975	335
Directors expenses	1,071	341
Other general and administrative expenses	5,945	797

Total non-investment expenses	68,046	13,596

Net income (loss) before income tax expense (benefit)	58,225	(6,937)
Income tax expense (benefit)	3,144	(228)

Net income (loss)	$55,081	$(6,709)

Net income (loss) per common share:
Basic	$0.93	$(0.17)

Diluted	$0.92	$(0.17)

Weighted-average number of common shares outstanding:
Basic	58,998	39,796

Diluted	60,087	39,796

Distributions declared per common share	$0.97	—

	As of December 31, 2005	As of December 31, 2004
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,110	$7,219
Restricted cash and cash equivalents	80,223	1,321
Securities available-for-sale, $5,910,399 and $1,484,222 pledged as collateral as of December 31, 2005 and 2004, respectively	6,149,506	1,651,280
Loans, net of allowance for loan losses of $1,500 and 0 as of December 31, 2005 and 2004, respectively	8,846,341	682,757
Total assets	15,290,540	2,347,340
Total borrowings	13,363,838	1,586,149
Total liabilities	13,635,394	1,590,592
Total stockholders' equity	1,655,146	756,748
Book value per share	$20.59	$18.46

RISK FACTORS

        An investment in our common stock involves a number of risks. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to occur, the price of our common stock could decline significantly, and you may lose all or part of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to Our Management and Our Relationship with Our Manager

  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

        We have no employees. Our Manager, and its officers and employees, allocate a portion of their time to businesses and activities that are not related to, or affiliated, with us and, accordingly, do not spend all of their time managing our activities and our investment portfolio. We expect that the portion of our Manager's time that is allocated to other businesses and activities will increase in the future and may be material. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We are subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found. We believe that our success depends to a significant extent upon the experience of our Manager's executive officers, whose continued service is not guaranteed.

  The departure of any of the senior management of our Manager or the loss of our access to KKR's investment professionals and principals may adversely affect our ability to achieve our investment objectives.

        We depend on the diligence, skill and network of business contacts of the senior management of our Manager. We also depend on our Manager's access to the investment professionals and principals of KKR and the information and deal flow generated by the KKR investment professionals and principals during the normal course of their investment and portfolio management activities. The senior management of our Manager evaluates, negotiates, structures, closes and monitors our investments. Our future success will depend on the continued service of the senior management team of our Manager. The departure of any of the senior managers of our Manager, or of a significant number of the investment professionals or principals of KKR, could have a material adverse effect on our ability to achieve our investment objectives. In addition, we can offer no assurance that our Manager will remain our Manager or that we will continue to have access to KKR's investment professionals or principals or its information and deal flow.

  If our Manager ceases to be our Manager pursuant to the management agreement, financial institutions providing our credit facilities may not provide future financing to us.

        The financial institutions that finance our investments pursuant to our repurchase agreements, warehouse facilities and our revolving credit facility may require that our Manager manage our operations pursuant to the management agreement as a condition to making continued advances to us under these credit facilities. Additionally, if our Manager ceases to be our Manager, each of these financial institutions under these credit facilities may terminate their facility and their obligation to advance funds to us in order to finance our future investments. If our Manager ceases to be our Manager for any reason and we are not able to obtain financing under these credit facilities, our growth may be limited or we may be forced to sell our investments at a loss.

  Our Manager has limited experience in managing a REIT, and our investment focus will differ from those of other KKR funds.

        Government regulations impose numerous constraints on the operations of REITs. Our Manager's limited experience in managing a portfolio of assets under such constraints may hinder its ability to achieve our investment objectives. In addition, maintaining our REIT qualifications will limit the types of investments we are able to make. Finally, even though our Manager is affiliated with KKR, our investment focus differs from those of other entities that are or have been managed by KKR investment professionals. In particular, entities managed by KKR have not executed business strategies that involve investing in real estate related debt instruments. Our investors are not acquiring an interest in any of KKR's private equity funds and the returns that are realized by our investors may be materially different than the returns realized by investors in KKR's private equity funds.

  Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager.

        Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines. Our board does not review all of our proposed or completed investments, however. Furthermore, transactions entered into by our Manager may be difficult or impossible to unwind. Our Manager has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments for us.

  Our incentive fee may induce our Manager to make certain investments, including speculative investments.

        The management compensation structure to which we have agreed with our Manager may cause our Manager to invest in high risk investments or take other risks. In addition to its management fee, our Manager is entitled to receive incentive compensation based in part upon our achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

        We are subject to potential conflicts of interest arising out of our relationship with our Manager and its affiliates. As of February 28, 2006, our Manager and its affiliates collectively owned approximately 12.0% of our common stock on a fully diluted basis and received their pro rata portion of the distributions we made to our stockholders and will receive their pro rata portion of future distributions, if any. Saturnino S. Fanlo, our chief executive officer, and David A. Netjes, our chief financial officer and chief operating officer, also serve in those capacities for our Manager and as of February 28, 2006 beneficially owned 4.5% and 4.4% of our common stock, respectively. In addition, as of February 28, 2006, our chairman, Paul M. Hazen, who serves as a member of our Manager's investment committee, and one of our directors, Scott C. Nuttall, who serves as a member of our Manager's investment committee and is an executive at KKR, beneficially owned 4.5% and 4.2% of our common stock, respectively. Furthermore, our Manager is wholly owned by KKR Financial LLC and KKR Financial LLC is owned by KKR and Saturnino S. Fanlo and David A. Netjes, the chief executive officer and the chief financial officer and chief operating officer, respectively, of both our Manager and us. As a result, our management agreement with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, our Manager owes no fiduciary obligation to our stockholders.

  We expect that affiliates of our Manager and KKR will compete with us and there may be conflicts arising from allocation of investment opportunities.

        Our management agreement with our Manager does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, although the agreement generally restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or other entity, including a real estate investment trust, that invests primarily in domestic mortgage-backed securities; provided that for purposes of the foregoing limitation, any portfolio company of any private equity fund controlled by KKR shall not be deemed to be an affiliate of our Manager. As a result, we expect that our Manager and its affiliates, including KKR, will engage from time to time in additional management or investment opportunities that have overlapping objectives with us. In particular, we have been informed by our Manager that one of its affiliates is expecting to establish and manage a separate investment fund that will invest in the same non-mortgage-backed securities investments that we invest in, including other fixed income investments and KKR private equity investments. With respect to any competing entities, our Manager and its affiliates will face conflicts in the allocation of investment opportunities. Such allocation is at the discretion of our Manager and there is no guarantee that this allocation would be made in the best interest of our stockholders.

  Termination by us of the management agreement with our Manager without cause is difficult and costly.

        The management agreement provides that it may only be terminated by us without cause annually after December 31, 2006 upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager's right to prevent such a termination under this clause (2) by accepting a mutually acceptable reduction of management fees. Our Manager will be provided 180 days' prior notice of any such termination and will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions would result in substantial cost to us if we terminate the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

  Certain of our investments may create a conflict of interest with KKR and other affiliates.

        Subject to complying with our investment guidelines, our Manager may at times cause us to invest in corporate leveraged loans, high yield securities and equity securities of companies affiliated with KKR. To the extent KKR is the owner of all or a majority of the outstanding equity securities, KKR may have the ability to elect all of the members of the board of directors of a company we invest in and thereby control its policies and operations, including the appointment of management, future issuances of common stock or other securities, the payments of dividends, if any, on its common stock, the incurrence of debt by it, amendments to its certificate of incorporation and bylaws and entering into extraordinary transactions, and KKR's interests may not in all cases be aligned with our interests. In addition, KKR may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to holders of indebtedness. For example, KKR could cause a company in which we invest to make acquisitions that increase its indebtedness or to sell revenue generating assets. In addition, with respect to companies in which we have an equity investment, to the extent that KKR is the controlling shareholder it will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of the company we invest in or a change in the composition of its board of directors and could preclude any unsolicited acquisition of that company regardless as to whether we agree with such determination. So long as KKR continues to own a significant amount of the voting power of a company we invest in, even if such amount is less than 50%, it will continue to influence strongly, or effectively control, that company's decisions. As a result, our interests with respect to the management, investment decisions, or operations of those companies may at times be in direct conflict with those of KKR. In addition, to the extent that affiliates of our Manager or KKR invest in companies in which we have an investment, similar conflicts between our interests and theirs may arise.

  We will compete with other investment entities affiliated with KKR for access to its investment professionals and principals.

        KKR manages several private equity funds, and we believe that KKR and its affiliates will establish and manage other investment entities in the future. If any such investment entities have an investment focus similar to our focus, we may compete with those entities for access to the benefits that our relationship with KKR provides to us. In particular, during 2005 we entered into several private equity investments pursuant to which we are co-investing alongside KKR private equity funds. Our ability to continue to engage in these types of opportunities in the future depends, to a significant extent, on the contractual obligations that KKR has to the limited partners of its private equity funds with respect to co-investment opportunities as well as on competing demands for these investment opportunities by other investment entities established by KKR and its affiliates.

  Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect the potential return to stockholders.

        We, directly or through our Manager, may obtain confidential information about the companies in which we have invested or may invest. If we do possess confidential information about such companies, there may be restrictions on our ability to make, dispose of, increase the amount of, or otherwise take action with respect to, an investment in those companies. Our relationship with KKR could create a conflict of interest to the extent our Manager becomes aware of inside information concerning investments or potential investment targets. We have implemented compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on our behalf. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could have an adverse effect on our operations.

  Our Manager's liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager and its members, managers, officers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its members, managers, officers and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Risks Related to Our Operation and Business Strategy

  We have a limited operating history and limited experience as a REIT.

        We have a limited operating history and experience as a REIT. We are subject to all of the business risks and uncertainties associated with any business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to stockholders.

  Our internal controls over financial reporting contain material weaknesses. If we fail to remedy these weaknesses or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act of 2002. Ineffective internal controls also could have an adverse effect on our future operations.

        We are a public reporting company subject to the rules and regulations established from time to time by the Securities and Exchange Commission, or SEC, and New York Stock Exchange. These rules and regulations, among other things, will require us to establish and periodically evaluate procedures with respect to internal controls over financial reporting. In connection with its audit of our consolidated financial statements for the period ended December 31, 2004, our independent registered public accounting firm on March 8, 2005 identified to us three matters involving our internal controls over financial reporting that it considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants, which reportable conditions in its judgment constituted material weaknesses. Under these standards, in each of these areas the design or operation of our internal controls did not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material may occur and not be detected within a timely period.

        The first reportable condition related to our failure to have well-established internal controls over our financial closing and reporting process. Specifically, through the March 8, 2005 letter date, several of our Manager's employees in the areas of accounting and financial reporting had been with our Manager for a limited period of time, and additional internal controls needed to be established with respect to the segregation of duties of these individuals in the posting and review of individual journal entries. Moreover, additional specific internal controls were required regarding verification and reconciliation of our general ledger as our financial statements are closed on a monthly basis. The second reportable condition related to our reliance on data gathering and processing methods based upon information gathered after transaction dates that entail a greater risk of error. Specifically, in preparation of our financial statements and underlying records, we relied on custodian statements, bank statements and other information gathered after the transaction dates to identify transactions and amounts that needed to be recorded. These data-gathering and processing methods entail greater risk of error than do methods involving timely processing of transactions. The third reportable condition related to our failure to be as self sufficient with respect to the application of accounting policies for complex transactions as we ultimately need to be. As with the first reportable condition discussed above, the existence of this condition at March 8, 2005 principally related to the limited periods of time that several of our Manager's accounting and financial reporting staff had been employed by our Manager, and the need at such time for these individuals to establish more robust procedures for the ongoing selection and application of accounting policies for many of our transactions.

        We are actively remediating the reportable conditions identified but no assurance can be given that all such conditions will be fully remedied in a timely fashion. If we fail to remedy these weaknesses or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act.

  We may change our investment strategy and operational policies without stockholder consent, which may result in riskier investments and adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

        We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to credit risk and market risk. Furthermore, our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to our REIT status, acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

  Our Manager's failure to identify and invest in securities and loans that meet our investment criteria or perform its responsibilities under the management agreement may adversely affect our ability for future growth.

        Our ability to achieve our investment objective will depend on our ability to grow, which in turn will depend on our Manager's ability to identify and invest in securities that meet our investment criteria. Accomplishing this result on a cost-effective basis will be largely a function of our Manager's structuring of the investment process, its ability to provide competent, attentive and efficient services to us, and our access to financing on acceptable terms. The senior management team of our Manager has substantial responsibilities under the management agreement. In order to grow, our Manager will need to hire, train, supervise and manage new employees successfully. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

  We operate in a highly competitive market for investment opportunities.

        A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, financial companies, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

  Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to make distributions to our stockholders.

        We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain our earnings for new investments (excluding earnings generated by KKR

TRS Holdings, Inc., and any other domestic taxable REIT subsidiary, subject to the REIT requirements). We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions to our stockholders.

  We leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

        We expect to leverage our portfolio investments through borrowings, generally through the use of warehouse facilities, bank credit facilities, repurchase agreements, asset-backed secured liquidity notes, mortgage loans on real estate, securitizations, including the issuance of CDOs, loans to entities in which we hold, directly or indirectly, interests in pools of properties or loans, and other borrowings. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender's and rating agencies' estimate of the stability of the portfolio investments' cash flow. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Our debt service payments reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. We leverage certain of our investments through repurchase agreements and asset-backed secured liquidity notes. A decrease in the value of the assets may lead to margin calls that we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

  If credit spreads widen before we obtain long-term financing for our net assets we may experience a material reduction in the economic value of the assets that we have acquired.

        We price our net assets based on our assumptions about future levels of credit spreads (the risk premium for taking credit risk which is the difference between the risk free rate and the interest rate paid on the investment) for term financing of those assets. We expect to obtain longer term financing for these assets at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps, or LIBOR. If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material adverse reduction in the economic value of the assets that we have acquired.

  If we are unable to continue to securitize our portfolio successfully, we may be unable to grow or fully execute our business strategy and our earnings may decrease.

        We intend to continue to structure our securitization transactions so that we must account for them as secured borrowings in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and as a result we are precluded from using sale accounting to recognize any gain or loss. To securitize our portfolio investments, we may create a wholly-owned subsidiary and contribute a pool of portfolio investments to the subsidiary. An inability to securitize our portfolio successfully could limit our ability to grow our business or fully execute our business strategy and could decrease our earnings, if any. Moreover, the successful securitization of our portfolio investments might expose us to losses as the residual portfolio investments in which we do not sell interests will tend to be those that are riskier and more likely to generate losses.

  We may not be able to acquire eligible securities for a CDO or CLO issuance, or may not be able to issue CDO or CLO securities on attractive terms that closely match-fund the duration of our assets and liabilities, which may require us to seek more costly financing for our investments or to liquidate assets.

        We intend to continue to finance certain of our portfolio investments on a long-term basis, such as through the issuance of CDOs and CLOs. We use these short term facilities to finance the acquisition of securities until a sufficient quantity of securities is accumulated, at which time we intend to refinance these facilities through a securitization, such as a CDO or CLO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO or CLO issuance. We also bear the risk that we will not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. Inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO or CLO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO or CLO to finance these assets, we may be required to seek other forms of potentially less attractive financing or otherwise to liquidate the assets.

  The use of CDO or CLO financings with over-collateralization requirements may have a negative impact on our cash flow.

        The terms of the CDOs and CLOs we issue generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as "over-collateralization." The CDO and CLO terms provide that, if losses exceed the specified levels based on rating agencies' (or the financial guaranty insurer's, if applicable) analyses of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be insufficient and as a result we may be subject to restrictions that limit our ability to receive cash flows from assets pledged to secure CDOs or CLOs. We cannot assure you that the performance tests will be satisfied, nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO and CLO financings, of the effects of the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the release of cash flow to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our liquidity. If our assets fail to perform as anticipated, our over-collateralization or other forms of credit enhancement associated with our CDO and CLO financings will likely increase on future transactions, thereby resulting in increased borrowing costs.

  We may be required to repurchase loans or securities that we have sold in connection with CDOs and CLOs.

        If any of the loans or securities that we originate or acquire and sell or securitize does not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase such loans or securities (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs and CLOs) or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any significant repurchases or indemnification payments could materially and adversely affect our liquidity, financial condition and operating results.

  The B Notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

        A B Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B Note holders after payment to the A Note holders. B Notes reflect similar credit risks to comparably rated commercial mortgage-backed securities. Since each transaction is privately negotiated, however, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B Note investment. B Notes also are less liquid than commercial mortgage-backed securities, thus we may be unable to dispose of performing, underperforming or non-performing B Note investments. The higher risks associated with our subordinate position in our B Note investments could subject us to increased risk of losses.

  An increase in our borrowing costs relative to the interest we receive on our portfolio investments may adversely affect our profitability, which may negatively affect cash available for distribution to our stockholders.

        As our repurchase agreements and other short-term borrowing instruments mature, we will be required either to enter into new repurchase agreements and other short-term borrowings or to sell certain of our portfolio investments. An increase in short-term interest rates at the time that we seek to enter into new repurchase agreements may reduce the spread between our returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect our returns on our portfolio investments that are fixed rate and/or subject to prepayment or extension risk, including our mortgage loans and mortgage-backed securities investments, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

  We may enter into derivative contracts that could expose us to contingent liabilities in the future.

        Part of our investment strategy involves entering into derivative contracts that will require us to fund cash payments in certain circumstances. These payments will be contingent liabilities and therefore may not appear on our balance sheet. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could adversely impact our financial condition.

  Hedging against interest rate exposure may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        We enter into interest rate swap agreements and other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

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  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

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  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

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  the duration of the hedge may not match the duration of the related liability or asset;

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  the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

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  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the party owing money in the hedging transaction may default on its obligation to pay.

        Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

  Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

        The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

  We make investments in non-U.S. dollar denominated investments, which subject us to currency rate exposure and the uncertainty of foreign laws and markets.

        We purchase investments denominated in foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on any of these non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. Investments in foreign countries also subject us to risks of multiple and conflicting tax laws and regulations and political and economic instability abroad, which could adversely affect our receipt of interest income on these investments.

Risks Related To Our Investments

  We may not realize gains or income from our investments.

        We seek to generate both current income and capital appreciation. The securities in which we invest may not appreciate in value, however, and, in fact, may decline in value, and the debt securities in which we invest may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

  Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

        A substantial portion of our assets are, and we believe are likely to continue to be, classified for accounting purposes as "available-for-sale." Changes in the market values of those assets will be directly charged or credited to stockholders' equity. As a result, a decline in values may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is considered by our Manager to be other than temporary, such decline will reduce earnings.

        A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

        Further, credit facility providers may require us to maintain a certain amount of cash invested or to set aside unlevered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

        Market values of our investments may decline for a number of reasons, such as causes related to changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, and widening of credit spreads.

  Some of our portfolio investments are recorded at fair value as determined by our Manager and, as a result, there is uncertainty as to the value of these investments.

        Some of our portfolio investments are, and we believe are likely to continue to be, in the form of securities that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We value these investments quarterly at fair value as determined by our Manager. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

  Changes in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

        We invest in mortgage loans, mortgage-backed securities and other fixed-rate debt investments. Under a normal yield curve, an investment in these instruments will decline in value if interest rates increase. We also invest in floating rate debt investments, for which decreases in interest rates may have a negative effect on value. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

        In particular, a significant risk associated with our investment in mortgage loans and mortgage-backed securities and other fixed-rate debt investments is the risk that both long-term and short-term interest rates will increase significantly. If rates were to increase significantly, the market value of these securities would decline and, with respect to mortgage-backed securities, the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on short term borrowings we may enter into in order to finance the purchase of these investments.

  Our assets include leveraged loans, high yield securities and common and preferred equity securities, each of which has greater risks of loss than secured senior loans and, if those losses are realized, it could adversely affect our earnings, which could adversely affect our cash available for distribution to our stockholders.

        Our assets include leveraged loans, high yield securities and marketable and non-marketable common and preferred equity securities, each of which involves a higher degree of risk than senior secured loans. First, the leveraged loans and high yield securities may not be secured by mortgages or liens on assets. Even if secured, these leveraged loans and high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

        Certain of these leveraged loans and high yield securities may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. In this case, a borrower's ability to repay its loan may be dependent upon a liquidity event that will enable the repayment of the loan.

        In addition to the above, numerous other factors may affect a company's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company's financial condition and prospects may be accompanied by deterioration in the collateral for the high yield securities and leveraged loans. Losses on our high yield securities and leveraged loans could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        In addition, marketable and non-marketable common and preferred equity securities may also have a greater risk of loss than senior secured loans since such investments are subordinate to debt of the issuer and are not secured by property underlying the investment.

  Prepayments can adversely affect the yields on our investments.

        In the case of residential mortgage loans, there are seldom any restrictions on borrowers' abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

        The yield of our other assets may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

  The mortgage loans we invest in and the mortgage loans underlying the mortgage and asset-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

        Commercial real estate loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

        Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers' abilities to repay their loans. Asset-backed securities are bonds or notes backed by loans and/or other financial assets. The ability of borrowers to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

        In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

        Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial real estate loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

  In the future we may invest in RMBS backed by non-prime or sub-prime residential mortgage loans which are subject to higher delinquency, foreclosure and loss rates than prime residential mortgage loans which could result in losses to us.

        Non-prime and sub-prime residential mortgage loans are made to borrowers who have poor or limited credit histories and as a result they do not qualify for traditional mortgage products. Because of the poor, or lack of, credit history, non-prime and sub-prime borrowers have a materially higher rate of delinquencies and foreclosure and loss rates compared to prime credit quality borrowers. There is limited history with respect to the performance of RMBS backed by residential mortgage loans over various economic cycles. Investments in non-prime and sub-prime RMBS backed by sub-prime or non-prime residential mortgage loans have higher risk than investments in RMBS backed by prime residential mortgage loans. We may realize credit losses if we invest in RMBS backed by sub-prime and non-prime residential mortgage loans because such RMBS are subject to all of the risks of the underlying sub-prime and non-prime residential mortgage loans.

  All, or a significant portion, of our investment portfolio is invested in non-agency RMBS and non-conforming residential mortgage loans.

        A significant portion of our investment portfolio consists of non-agency RMBS and non-conforming residential mortgage loans. Agency backed securities include RMBS which represent the entire ownership interest in pools of residential mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. Non-agency RMBS are not guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae, or the U.S. government; rather their ratings are assigned by nationally recognized rating agencies such as Moody's and Standard & Poor's. Non-agency RMBS have a higher risk of loss than do agency RMBS. We may realize credit losses on our investment in non-agency RMBS.

        We expect that a material portion of our investment portfolio of residential mortgage loans and RMBS will consist of, or in the case of RMBS be backed by, non-conforming residential mortgage loans. We expect that the residential mortgage loans will be non-conforming due to non-credit factors including, but not limited to, the fact that the (i) mortgage loan amounts exceed the maximum amount for such mortgage loan to qualify as a conforming mortgage loan, and (ii) underwriting documentation for the mortgage loan does not meet the criteria for qualification as a conforming mortgage loan. Non-conforming residential mortgage loans may have higher risk of delinquency and foreclosure and losses than conforming mortgage loans. We may realize credit losses on our investment in non-conforming residential mortgage loans and RMBS backed by non-conforming residential mortgage loans.

  Our investment portfolio of residential mortgage loans, residential mortgage-backed securities, commercial real estate loans, and commercial real estate mortgage-backed securities may have material geographic concentrations.

        We have material geographic concentrations related to investments in residential mortgage loans and RMBS. We expect that over 60% of our investment portfolio of residential mortgage loans and RMBS will consist of properties located in California, New York, New Jersey, Florida, Virginia and Texas. We have material geographic concentrations related to investments in commercial real estate loans and CMBS. We expect that over 60% of our investment portfolio of commercial real estate loans and CMBS will consist of properties located in New York, California, Arizona, Florida and Hawaii. The risk of foreclosure and losses are likely to be correlated between our residential and our commercial real estate investments and the correlation may be exacerbated by our geographic concentrations. We may realize credit losses on our residential and commercial real estate mortgage loan and mortgage-backed securities because of our geographic concentrations and the correlation of foreclosure and losses between our residential and commercial real estate investments.

  Our investments in subordinated commercial mortgage-backed securities are generally in the "second loss" position and therefore subject to losses.

        In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder and then by the "second loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may effectively become the "first loss" position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

  Our investments in senior unsecured REIT securities are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in subordinated real estate related securities, which may result in losses to us.

        Our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to invest substantially in operating real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in REIT securities are also subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property. REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer.

        We may also invest in REIT securities that are rated below investment grade. As a result, investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make distributions to our stockholders.

  Our dependence on the management of other entities may adversely affect our business.

        We do not control the management, investment decisions or operations of the enterprises in which we have invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

  Our due diligence may not reveal all of an entity's liabilities and may not reveal other weaknesses in its business.

        Before making an investment in a business entity, we assess the strength and skills of the entity's management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. Against this background, there can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

  A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

        Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of both commercial real estate and residential real estate properties. If residential and/or commercial real estate property values decrease materially it may cause borrowers to default on their mortgages or negotiate more favorable terms and conditions on their mortgages. As a result, we may realize losses related to foreclosures or to the restructuring of our mortgage loans, and the mortgage loans we own that back the mortgage-backed securities, in our investment portfolio. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

  Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

        The securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage-backed securities that we purchase are traded in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Furthermore, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material non-public information regarding such business entity.

  We are exposed to environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risks Related to this Offering

  There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

        Our common stock is listed on the New York Stock Exchange under the symbol "KFN." However, no assurance can be given as to:

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  the likelihood that an active market for the shares will develop;

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  the liquidity of any such market;

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  the ability of our stockholders to sell their common stock; or

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  the price that our stockholders may obtain for their common stock.

  The market price and trading volume of our common stock may be volatile.

        Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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  actual or anticipated variations in our quarterly operating results;

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  changes in our earnings estimates or publication of research reports about us or the real estate industry;

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  increases in market interest rates may lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

  Broad market fluctuations could negatively impact the market price of our common stock.

        The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

  Future offerings of our debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of our equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings, if any, will, and holders of our preferred stock may, receive a distribution of our available assets prior to the holders of our common stock. If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock and could have voting rights that might dilute the voting rights of the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities.

        Sales of substantial amounts of our common stock, or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

  Shares eligible for future sale could depress the market price of our common stock.

        Sales of substantial amounts of our common stock into the public market, through this shelf registration or otherwise, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of March 24, 2006, we had outstanding 80,374,061 shares of our common stock. Of those shares, 37,500,000 were sold in our IPO and are freely transferable. All of the remaining 42,874,061 shares are eligible for future sale into the public market and could depress the market price of our common stock.

  An increase in market interest rates may have an adverse effect on the market price of our common stock.

        One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

Risks Related to our Organization and Structure

  Our ability to make future distributions may be affected by, and the amount of such distributions may be reduced by, among other factors, a change in the return on our investments, our operating expense levels and certain restrictions imposed by Maryland law.

        As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to make future distributions to our stockholders or reduce the amount of such distributions. No assurance can be given as to our ability to make distributions to our stockholders.

  The terms of our indebtedness may restrict our ability to make future distributions and impose limitations on our current and future operations.

        In June 2005, we entered into a $275 million secured credit facility that expires on June 15, 2006 with affiliates of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as agents, joint bookrunners, arrangers and lenders under that facility. The credit facility contains, and any future indebtedness may also contain, a number of restrictive covenants that impose operating restrictions on us, including restrictions on our ability to make distributions to stockholders. The credit facility includes covenants restricting our ability to:

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  incur or guarantee additional debt, other than secured debt incurred in the course of our business consistent with current operations;

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  create or incur liens, other than liens relating to secured debt permitted to be incurred;

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  engage in mergers, acquisitions and sales of substantially all of our assets;

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  make loans, acquisitions or investments, other than investments made in the course of our business consistent with current operations;

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  pay dividends, or make certain redemptions and repurchases, with respect to capital stock;

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  create limitations on the ability of our subsidiaries to make dividends or distributions to us; and

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  engage in transactions with affiliates.

        In addition, the facility also includes financial covenants, including requirements that we:

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  maintain a consolidated net worth of at least $675 million plus an amount equal to 75% of the proceeds of subsequent equity issuances; and

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  not exceed a leverage ratio of 12.5 to 1.

        With respect to our ability to make distributions to our stockholders, the credit facility limits the amount of distributions we may make to 100% of our taxable income (which, as defined, is expected at all times to exceed our calculation of taxable income for REIT compliance purposes, as it is computed without giving effect to net operating loss carryforwards and nonrecurring items, including, but not limited to, stock-based compensation expense and bad debt write-offs). The facility also prohibits distributions in the event of certain defaults under that agreement, including: failure to pay principal or interest under the facility and other material indebtedness as and when due; breaches of representations, warranties and covenants; defaults under other material indebtedness; events of insolvency; unpaid judgments in excess of $25 million; certain events relating to benefit plans subject to ERISA; the failure of our Manager to continue as our Manager and remain affiliated with KKR; our failure to maintain our status as a REIT; and any change in control (such defaults subject in certain cases to grace periods). As a result, these limitations, and limitations imposed by any future financing agreements, may adversely affect our ability to make future distributions to our stockholders or may reduce the amount of such distributions. No assurance can be given as to our ability to make distributions to our stockholders.

        In addition, the operating and financial restrictions in our credit facility and any future financing agreements may adversely affect our ability to engage in our current and future operations. Specifically, these restrictions may limit our ability to incur additional indebtedness, including indebtedness that may be required to meet our short-term liquidity needs such as for the payment of distributions. A breach of any of the restrictive covenants in our credit facility could result in a default under the facility. If any such default occurs, in addition to the limitations on distributions described above, the lenders under the facility may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all of our available cash to repay these borrowings. Those lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

        We believe that we currently are not, and we intend to operate our company so that we will not be regulated as, an investment company under the Investment Company Act because we are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Specifically, we are required to invest at least 55% of our assets in "qualifying real estate assets"; (that is, mortgage loans, RMBS and CMBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate), and at least an additional 25% of our assets in RMBS, CMBS and other "real estate-related assets" or additional qualifying real estate assets.

        We will need to monitor our assets to ensure that we continue to satisfy the percentage tests. Although we believe that it should not be difficult to maintain at least 80% of our assets in real estate-related assets, the requirement that at least 55% of our assets constitute qualifying real estate assets is more limiting. For example, our ability to invest in privately issued mortgage-backed securities for which we do not own all of the securities issued and with respect to which we do not obtain the right to foreclose on the related mortgage loans is limited because these securities do not constitute qualifying investments for the 55% test, even if they are treated more favorably under the REIT tax rules. Maintaining our exemption from regulation as an investment company under the Investment Company Act limits our ability to invest in assets that otherwise would meet our investment strategies.

        If we fail to qualify for this exemption, we could not operate our business efficiently under the regulatory scheme imposed on investment companies under the Investment Company Act. Accordingly, we could be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that resulted in less than 55% of our assets being invested in mortgage loans or other qualifying real estate assets, we might have to sell equity securities in order to qualify for exemption under the Investment Company Act. The sale could occur under adverse market conditions. In addition, our Manager may terminate its management agreement with us if we fail to qualify for this exemption.

  Rapid changes in the values of our mortgage-backed securities and other real estate related investments may make it more difficult for us to maintain our REIT status or exemption from the Investment Company Act.

        If the market value or income potential of our mortgage-backed securities and other real estate related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT status or exemption from the Investment Company Act. If the decline in real estate asset values and /or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

  Maryland takeover statutes may prevent or make difficult a change of control of our company that could be in the interests of our stockholders.

        Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the "business combination" provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares, or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations. We have, by resolution, however, exempted business combinations between us and any person, provided that such business combination is first approved by our board of directors, from the provisions of the Maryland Business Combination Act. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above if approved by our board of directors. We have determined to opt out of the so-called "control share" provisions of the MGCL that provide that "control shares" of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. We may in the future, however, elect to become subject to the control share provisions of the MGCL. The "unsolicited takeover" provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price. We have no present plans to classify our board.

  Our charter and bylaws contain provisions that may inhibit potential acquisition bids that our stockholders may consider favorable, and the market price of our common stock may be lower as a result.

        Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

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  There are ownership limits and restrictions on transferability and ownership in our charter. In order to qualify as a REIT for each taxable year after 2004, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock. This restriction may:

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  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; and

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  result in shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of owning the additional shares.

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  Our charter permits our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to amend the charter to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue preferred stock, and to classify or reclassify authorized but unissued shares of our stock having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

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  Our charter and bylaws contain other possible anti-takeover provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price.

  Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit their recourse in the event of actions not in their best interests.

        Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

        In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Tax Risks

  Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or engage in marginal investment opportunities.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forgo attractive business or investment opportunities or engage in marginal investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

  The prohibited transactions tax will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were able to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

        It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO or CLO transactions through our subsidiaries that are taxable REIT subsidiaries, subject to certain limitations as described below. To the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.

  We may be subject to the prohibited transactions tax on the loans we sold or will sell to our CLO issuers if the Internal Revenue Service challenges our characterization of those transactions.

        We have sold certain loans to our CLO issuers, including KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd. We believe that such loans have not been held by us primarily for sale to customers in the ordinary course of our trade or business, and we do not believe that the prohibited transactions tax applies to the sales of such loans. There can be no complete assurance, however, that the Internal Revenue Service, or IRS, will not successfully assert a contrary position, in which case we would be subject to the prohibited transactions tax on the gain from the sale of such loans, which would reduce our distributions to you.

  Certain of our financing activities may subject us to U.S. federal income tax.

        It is possible that certain of our financing activities, such as securitizations, may result in treatment of us or a portion of our assets as a "taxable mortgage pool" for U.S. federal income tax purposes. As a result, although the law on the matter is unclear, we might be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to the percentage of our stock held by "disqualified organizations," which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from unrelated business taxable income. We expect that disqualified organizations will own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. We may, in our discretion, elect to conduct financing activities that otherwise would result in our treatment as a taxable mortgage pool through KKR TRS Holdings, Inc., our domestic taxable REIT subsidiary. In such case, we would not be subject to the special REIT rules regarding taxable mortgage pools but taxable income associated with such financing activities would be subject to federal, state and local income tax. See "Federal Income Tax Consequences of our Qualification as a REIT—Requirements for Qualification—Taxable Mortgage Pools."

  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

        We operate, and intend to continue to operate, in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended on December 31, 2004. The U.S. federal income tax laws governing REITs are extremely complex, however, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

        If we fail to qualify as a REIT in any calendar year, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

  Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

        In order to qualify as a REIT, an entity must distribute annually to its stockholders, each calendar year, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that a REIT satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed income. In addition, a REIT will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year are less than the sum of:

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  85% of its REIT ordinary income for that year;

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  95% of its REIT capital gain net income for that year; and

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  100% of its undistributed taxable income from prior years.

        We intend to pay out our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is, however, no requirement that domestic taxable REIT subsidiaries distribute their after-tax net income to their parent REIT or their stockholders, and our domestic taxable REIT subsidiary may determine not to make any distributions to us.

        Our taxable income may substantially exceed our net income as determined based on GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded in determining the 90% distribution requirement, we will incur corporate income tax and the 4%

nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

  Ownership limitations and certain provisions of our charter may restrict a change of control in which our stockholders might receive a premium for their shares.

        In order for us to qualify as a REIT, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year (other than our first REIT taxable year). "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve our REIT status, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock.

        The ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Our charter and bylaws and Maryland law contain a number of additional provisions that also could deter such a transaction. See "Description of Capital Stock" and "Certain Provisions of Maryland Law and of our Charter and Bylaws."

  Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

        A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm's-length basis. We can not assure you that we will be able to comply with the 20% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm's length transactions. KKR TRS Holdings, Inc., as a domestic taxable REIT subsidiary, pays federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us, but is not required to be distributed to us.

  Our stockholders may receive lower distributions because KKR TRS Holdings, Inc. will likely retain its earnings.

        As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. The earnings of a taxable REIT subsidiary are subject to the distribution requirement only to the extent they are included in the parent REIT's income. The earnings of KKR TRS Holdings, Inc. and any other domestic taxable REIT subsidiary, will be included in our income only to the extent they make distributions to us. There is no requirement that KKR TRS Holdings, Inc. distribute its earnings to us. In addition, we anticipate that KKR TRS Holdings, Inc. will likely, but is not required to, retain its after-tax earnings, subject to our complying with the rule that no more than 20% of the value of our assets may consist of stock or securities of one or more taxable REIT subsidiaries. We are, however, required to include in income, on a current basis, the earnings of our CDO and CLO issuers that have elected to be taxable REIT subsidiaries, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1, Ltd. Because we anticipate that KKR TRS Holdings, Inc. will retain its after-tax earnings, our stockholders may receive lower distributions from us.

  We may lose our REIT status if the IRS successfully challenges our characterization of our income from our CLO and CDO issuers.

        We intend to treat certain income inclusions received with respect to our equity investments in CDOs and CLOs, including equity investments in CLO issuers, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1, Ltd., as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or we could fail to qualify as a REIT.

  If our CLO and CDO issuers that are taxable REIT subsidiaries are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and that we would have available to pay their creditors.

        Our CLO and CDO issuers KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1, Ltd., which have elected to be taxable REIT subsidiaries, are organized as Cayman Islands companies. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd., KKR Financial CLO 2006-1, Ltd. and any other of our CLO and CDO issuers that are taxable REIT subsidiaries will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CLO and CDO issuers would have available to distribute to us and to pay to their creditors.

  The taxation of corporate dividends may adversely affect the value of our common stock.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, among other things, generally reduced to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation for tax years 2003 through 2008. This reduced tax rate does not apply, however, to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders are generally subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations are now generally taxed at a lower rate while dividends from REITs are generally taxed at the same rate as the domestic noncorporate taxpayer's ordinary income. The more favorable tax rates applicable to regular corporate dividends could cause domestic noncorporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

  Complying with REIT requirements may limit our ability to hedge effectively.

        The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage loans and mortgage-backed securities and related borrowings. Under these provisions, our annual gross income from qualifying hedges of our borrowings, together with any other income not generated from qualifying real estate assets, is limited to 25% or less of our gross income. In addition, we must limit our aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources to 5% or less of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through KKR TRS Holdings, Inc. This could increase the cost of our hedging activities or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear.

  We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

        At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

  •
  the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Company";

  •
  general volatility of the capital markets and the market price of our common stock;

  •
  changes in our business strategy;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel;

  •
  changes in our industry, interest rates or the general economy;

  •
  increased rates of default and/or decreased recovery rates on our investments;

  •
  increased prepayments of our mortgage loans; and

  •
  the degree and nature of our competition.

        We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

        This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. The proceeds from the offering are solely for the account of the selling stockholders.

PUBLIC MARKET FOR OUR COMMON STOCK

        Our common stock is traded on the NYSE under the symbol "KFN." On March 24, 2006, the closing price of our common stock, as reported on the NYSE, was $22.50. The following table sets forth the high and low sale prices for our common stock for the period indicated as reported on the NYSE:

	Low Sales Price	High Sales Price
2005
Second quarter (from June 23, 2005)	$24.00	$25.07
Third quarter	$21.55	$25.01
Fourth quarter	$20.71	$24.18
2006
First quarter (through March 24, 2006)	$22.10	$24.25

        As of March 24, 2006, we had 80,374,061 issued and outstanding shares of common stock that were held by 19 holders of record. The 19 holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of the beneficial owners of our common stock.

DISTRIBUTION POLICY

        In order to qualify as a REIT so that corporate income tax generally does not apply to our earnings, we must, in addition to meeting other requirements, distribute annually to our stockholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain), plus (ii) 90% of the excess of our net income from foreclosure property (as defined in Section 856(e) of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less (iii) any excess non-cash income (as determined under the Internal Revenue Code). Up to 20% of the value of a REIT's assets may consist of investments in the securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary, such as KKR TRS Holdings, Inc., may retain its taxable income, and its earnings are subject to the 90% distribution requirement only to the extent the taxable REIT subsidiary actually distributes its earnings to the REIT. However, a foreign taxable REIT subsidiary, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1, Ltd., generally is deemed to distribute its earnings to the REIT on an annual basis for federal income tax purposes, and its earnings are subject to the 90% distribution requirement, regardless of whether it actually distributes its earnings. We are subject to income tax on income that is not distributed, and to an excise tax to the extent that certain percentages of our income are not distributed by specified dates. See "Federal Income Tax Consequences of our Qualification as a REIT—Distribution Requirements." Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

        The actual amount and timing of distributions will be at the discretion of our board of directors and may not be in even amounts throughout our fiscal year.

        The amount and timing of distributions will depend upon a number of factors, including:

  •
  our actual results of operations;

  •
  restrictions under Maryland law;

  •
  the timing of the investment of our equity capital;

  •
  the amount of our cash flow from operations;

  •
  our financial condition;

  •
  our debt service requirements;

  •
  our capital expenditure requirements;

  •
  our taxable income;

  •
  the annual distribution requirements under the REIT provisions of the Internal Revenue Code;

  •
  our operating expenses; and

  •
  other factors our board of directors deems relevant.

        Subject to the distribution requirements referred to in the immediately preceding paragraph, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to the extent that cash is available for distribution.

        It is anticipated that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see "Federal Income Tax Consequences of our Qualification as a REIT—Taxation of Taxable U.S. Stockholders," "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders."

        On April 5, 2005, our board of directors authorized our first distribution to our stockholders. This distribution of $0.25 per share for the fiscal quarter ended March 31, 2005 was paid on April 18, 2005 to our stockholders of record as of April 5, 2005. The aggregate amount of this distribution exceeded our net income for the quarter by $4.2 million and was paid out of our working capital. On June 21, 2005, our board of directors authorized a distribution to our stockholders. This distribution of $0.40 per share for the fiscal quarter ended June 30, 2005 was paid on August 2, 2005. The aggregate amount of this distribution exceeded our net income for the quarter by $7.9 million and was paid out of our working capital. This distribution was only paid to persons who were record holders of our common stock prior to the closing date of our IPO. On November 2, 2005, our board of directors authorized a distribution to our stockholders. This distribution of $0.32 per share for the fiscal quarter ended September 30, 2005 was paid on November 30, 2005. The aggregate amount of this distribution exceeded our net income for the quarter by $7.3 million and was paid out of our working capital. On February 1, 2006, our board of directors authorized a distribution to our stockholders. This distribution of $0.40 per share for the fiscal quarter ended December 31, 2005 was paid on February 28, 2006. The aggregate amount of this distribution exceeded our net income for the quarter by $10.1 million and was paid out of our working capital. The payment of these distributions does not guarantee that we will make future distributions to our stockholders nor is the amount of these distributions indicative of the amount of future distributions, if any.

        In the future, our board of directors may elect to adopt a dividend reinvestment plan.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial data as of and for the year ended December 31, 2005, and as of December 31, 2004 and for the period from August 12, 2004 (inception) to December 31, 2004 has been derived from our audited financial statements for such period. Our financial statements for such period have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus. Financial data as of and for the year ended December 31, 2005 are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Year Ended December 31, 2005	Period from August 12, 2004 (inception) through December 31, 2004
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net Investment Income:
Total investment income	$399,929	$8,122
Interest expense	(279,718)	(975)
Provision for loan losses	(1,500)	—

Net investment income	118,711	7,147
Other income (loss):
Total other income (loss)	7,560	(488)
Non-investment expenses:
Related party management compensation	50,791	11,222
Professional services	4,121	901
Loan servicing expense	5,143	—
Insurance expenses	975	335
Directors expenses	1,071	341
Other general and administrative expenses	5,945	797

Total non-investment expenses	68,046	13,596

Net income (loss) before income tax expense (benefit)	58,225	(6,937)
Income tax expense (benefit)	3,144	(228)

Net income (loss)	$55,081	$(6,709)

Net income (loss) per common share:
Basic	$0.93	$(0.17)

Diluted	$0.92	$(0.17)

Weighted-average number of common shares outstanding:
Basic	58,998	39,796

Diluted	60,087	39,796

Distributions declared per common share	$0.97	—

	As of December 31, 2005	As of December 31, 2004
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,110	$7,219
Restricted cash and cash equivalents	80,223	1,321
Securities available-for-sale, $5,910,399 and $1,484,222 pledged as collateral as of December 31, 2005 and 2004, respectively	6,149,506	1,651,280
Loans, net of allowance for loan losses of $1,500 and 0 as of December 31, 2005 and 2004, respectively	8,846,341	682,757
Total assets	15,290,540	2,347,340
Total borrowings	13,363,838	1,586,149
Total liabilities	13,635,394	1,590,592
Total stockholders' equity	1,655,146	756,748
Book value per share	$20.59	$18.46

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and our consolidated financial statemetns and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements. Actual results could differ materially from those expressed in or implied by those forward-looking statements. Please see "Cautionary Note Regarding Forward-Looking Statements" and "Risk Ractors" for a discussion of certain of the risks, uncertainties and assumptions associated with these statements.

Executive Overview

        We are a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns subject to maintaining our status as a REIT, and our exemption from regulation under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Our objective is to provide competitive returns to our investors through a combination of dividends and capital appreciation. As part of our multi-asset class strategy, we seek to invest opportunistically in those asset classes that can generate competitive leveraged risk-adjusted returns. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk, asset class concentration risk, market risk, and credit risk. We currently make investments in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; (iv) asset-backed securities; and (v) marketable and non-marketable equity securities. We also make opportunistic investments in other asset classes from time to time. Our investment guidelines do not impose any limitations on the amount of our investments in any specific asset class, industry, or investment. Our income is generated primarily from the difference between the interest and dividend income earned on our investments and the cost of our borrowings, plus (i) realized and unrealized gains and losses our free-standing derivatives, (ii) realized gains and losses from the sales of investments, and (iii) fee income.

        We were organized as a Maryland corporation on July 7, 2004 and commenced operations on August 12, 2004 ("Inception"). We are managed by KKR Financial Advisors LLC (the "Manager") pursuant to a management agreement (the "Management Agreement"). The Manager is an affiliate of Kohlberg Kravis Roberts & Co. L.P. The Company is taxed as a real estate investment trust ("REIT") and is required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") with respect thereto.

        We completed our initial private placement of shares of our common stock on August 12, 2004, which generated net proceeds of approximately $755.5 million. We completed our initial public offering ("IPO") of our common stock on June 29, 2005, which generated net proceeds of approximately $848.8 million. In the IPO we sold 37,500,000 shares of common stock at $24.00 per share. The IPO included 28,750 shares of common stock that were sold by existing stockholders. Our stock is listed on the New York Stock Exchange under the symbol "KFN" and began trading on June 24, 2005. On June 23, 2005 we effected a reverse stock split of our common stock at a ratio of one share of common stock for every two shares of common stock then outstanding. The accompanying consolidated financial statements have been adjusted to give effect to the reverse stock split for all periods presented.

        We commenced our investment activities by funding our first investment on September 30, 2004. Assuming no material changes in market conditions or our business strategy, our objective is to have fully deployed our capital on a fully leveraged basis by the end of the second quarter of 2006. We used the proceeds from our IPO to reduce short-term borrowings and intend to fund future investments principally through borrowings until such time that we fully deploy our capital on a fully leveraged basis. Provided that market conditions and market opportunities are favorable, we may undertake to raise additional equity capital subsequent to the deployment of our existing capital and leverage.

  Cash Distributions to Stockholders

        Our total distributions for 2005, including a distribution for the fourth quarter that was declared on February 1, 2006, totaled $84.5 million.

  Investment Portfolio

        As of December 31, 2005, our investment portfolio totaled $15.0 billion, representing an increase of 552.2% from $2.3 billion as of December 31, 2004. As of December 31, 2005, our investment portfolio primarily consisted of residential mortgage loans and securities totaling $12.0 billion, corporate loans and securities totaling $2.4 billion, commercial real estate loans and securities totaling $604.0 million, and marketable equity securities consisting of preferred and common stock totaling $47.0 million. In addition, our investment portfolio includes investments in non-marketable equity securities totaling $52.5 million as of December 31, 2005.

  Funding Activities

        We have expanded our sources of funding during 2005. During 2005 we completed our IPO which generated net proceeds of $848.8 million. Consistent with 2004, our primary source of borrowed funding continues to be from repurchase agreements which totaled $9.8 billion, or 73% of our totaling borrowings as of December 31, 2005. Additionally, we closed two separate $1 billion collateralized loan transactions during 2005 from which $1.5 billion of senior secured notes were issued. We also closed our first asset-backed commercial paper conduit during 2005, from which we had $2.0 billion of secured liquidity notes outstanding as of December 31, 2005. We also entered into a $275 million 364-day secured revolving credit facility from which we had borrowed $54.0 million as of December 31, 2005.

Critical Accounting Policies

        Our consolidated financial statements are prepared by management in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Our significant accounting policies are fundamental to understanding our financial condition and results of operations because some of these policies require that we make significant estimates and assumptions that may affect the value of our assets or liabilities and financial results. We believe that certain of our policies are critical because they require us to make difficult, subjective, and complex judgments about matters that are inherently uncertain. We have reviewed these critical accounting policies with our board of directors and our audit committee.

  Revenue Recognition

        We account for interest income on our investments using the effective yield method. For investments purchased at par, the effective yield is the contractual coupon rate on the investment. Unamortized premiums and discounts on non-residential mortgage-backed securities are recognized in interest income over the contractual life, adjusted for actual prepayments, of the securities using the effective interest method. For securities representing beneficial interests in securitizations (i.e., residential mortgage-backed securities), unamortized premiums and discounts are recognized over the contractual life, adjusted for estimated prepayments and estimated credit losses of the securities using the effective interest method. Actual prepayment and credit loss experience is reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

        Interest income on loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. For corporate and commercial real estate loans, unamortized premiums and discounts are recognized in interest income over the contractual life, adjusted for actual prepayments, of the loans using the effective interest method. For residential mortgage loans, unamortized premiums and discounts are recognized over the contractual life, adjusted for estimated prepayments using the effective interest method.

        As of December 31, 2005, unamortized purchase premiums and unaccreted purchase discounts on our investment portfolio totaled $42.8 million and $49.5 million, respectively.

  Share-Based Payment

        We account for share-based compensation issued to members of our board of directors and our Manager using the fair value based methodology in accordance with SFAS No. 123(R). We do not have any employees, although we believe that members of our board of directors are deemed to be employees for purposes of interpreting and applying accounting principles relating to share-based compensation. We record as compensation costs the restricted common stock that we issued to members of our board of directors at estimated fair value as of the grant date and we amortize the cost into expense over the three-year vesting period using the straight-line method. We recorded compensation costs for restricted common stock and common stock options that we issued to our Manager at estimated fair value as of the grant date and we remeasure the amount on subsequent reporting dates to the extent that the restricted common stock and/or common stock options have not vested. Unvested restricted common stock is valued using observable secondary market prices. Unvested common stock options are valued using the Black-Scholes model and assumptions based on observable market data for comparable companies. We amortize compensation expense related to the restricted common stock and common stock options that we granted to our Manager using the graded vesting attribution method in accordance with SFAS No. 123(R).

        Because we remeasure the amount of compensation costs associated with the unvested restricted common stock and unvested common stock options that we issued to our Manager as of each reporting period, our share-based compensation expense reported in our consolidated financial statements will change based on the estimated fair value of our common stock and this may result in earnings volatility. For the year ended December 31, 2005, share-based compensation totaled $30.2 million. As of December 31, 2005, substantially all of the non-vested common stock options and restricted common stock issued that is subject to SFAS No. 123(R) is subject to remeasurement. As of December 31, 2005, a $1 increase in the price of our common stock increases our future share-based compensation expense by approximately $3.0 million and this future share-based compensation expense would be recognized over the remaining vesting periods of our outstanding restricted common stock and common stock options. As of December 31, 2005, future unamortized share-based compensation totaled $41.7 million, of which $27.8 million, $11.2 million, and $2.7 million will be recognized in 2006, 2007, and 2008.

  Classifications of Investment Securities

        Our investments in securities are classified as "available-for-sale" and are recorded and reported on our consolidated balance sheet at estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income (loss) on our consolidated balance sheet. We designate and classify our investments in securities as available-for-sale because we may sell them prior to their maturity date. We do not designate and classify our investments in securities as trading securities because we do not intend to trade them or sell them in the near term. We determine the estimated fair value of our investments in securities using quoted market prices, dealers who make markets in the securities, and third-party pricing services. When we sell an investment security, the realized net gain or loss on the sale of the security is included in our consolidated statements of operations and we specifically identify the security that was sold and its specific cost basis when we compute the net realized gain or loss.

  Accounting for Derivative Instruments and Hedging Activities

        Our policies permit us to enter into derivative contracts, including interest rate swaps, interest rate corridors, interest rate swaptions, interest rate straddles, and credit and currency derivatives. We use interest rate derivatives to manage interest rate risk. We formally document relationships between our hedging instruments and our hedged transactions as of the inception date of the hedge, including (i) our risk management objective and hedge strategy, (ii) the risk that we are hedging, (iii) the hedging instruments, consisting of the derivative instruments that comprise the hedge, (iv) the hedged transaction, consisting of the recognized or forecasted transaction that we are hedging, (v) the method that we used to assess the hedge's effectiveness on a retrospective and prospective basis, and (vi) the methodology that we will use to measure hedge ineffectiveness. On the date that we enter into an interest rate derivative transaction we designate the interest rate derivative as (i) a hedge of a forecasted transaction or of the variability of cash flows related to a recognized liability ("cash flow hedge") or (ii) held for trading ("trading instrument"). Our interest rate swaptions are undesignated derivative contracts and accounted for as trading instruments, and our interest rate swap and interest rate corridor contracts are designated and accounted for as cash flow hedges. As of December 31, 2005, we have not entered into any interest rate derivative transactions that are designated as a hedge of the estimated fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value hedge").

        For our cash flow hedges, we record and report our hedge instruments at estimated fair value on our balance sheet and record the changes in their estimated fair value in accumulated other comprehensive income (loss). Changes in these amounts are reclassified to our statements of operations over the effective hedge period as the hedged item affects earnings. Our cash flow hedge instrument must be "highly effective," as defined in SFAS No. 133, in achieving offsetting changes in the hedged item attributable to the risk that we are hedging in order to qualify for initial and recurring hedge accounting treatment. We recognize any hedge ineffectiveness related to our cash flow hedges as a component of interest expense during the period in which it occurs. Prior to the end of the specified cash flow hedge period, the effective portion of our hedge instrument gains and losses is recorded in other accumulated comprehensive income (loss). The estimated fair values of our hedge instruments are based on market prices provided by dealers that make markets in such hedging instruments. For our cash flow hedges, we are required to discontinue hedge accounting prospectively when we determine that (i) the hedging instruments are no longer effective in offsetting changes in the cash flows of a hedged transaction, (ii) we determine that it is no longer probable that the forecasted transaction will occur, or (iii) the designation of the hedging instruments as hedges is no longer permitted or appropriate.

        We are not required to account for our derivative contracts using hedge accounting as described above. If we decide not to designate the derivative contracts as hedges or if we fail to fulfill the criteria necessary to qualify for hedge accounting, then the changes in the estimated fair values of our derivative contracts would affect periodic earnings immediately potentially resulting in the increased volatility of our earnings. The qualification requirements for hedge accounting are complex and as a result we must evaluate, designate, and thoroughly document each hedge transaction at inception and perform ineffectiveness analysis and prepare related documentation at inception and on a recurring basis thereafter. As of December 31, 2005, the estimated fair value of our derivatives totaled $57.4 million. As of December 31, 2005, the estimated fair value of interest rate derivatives accounted for as cash flow hedges totaled approximately $55.6 million and the net change in unrealized gain on such cash flow hedges totaled approximately $45.6 million, which amount is recorded in accumulated other comprehensive income in the consolidated statements of changes in stockholders' equity. During

2005 we purchased an interest rate corridor for a cost of $10.0 million which has an effective date of March 25, 2006 and a maturity date of January 25, 2009. The purchase price of the corridor will be amortized in accordance with SFAS No. 133 Implementation Issue No. G20, Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchase Option Used in a Cash Flow Hedge, and will result in an increase in interest expense of $2.2 million, $3.8 million, and $4.0 million in 2006, 2007, and 2008, respectively, exclusive of any payments we receive in connection with the corridor, if any.

  Impairments

        We evaluate our investment portfolio for impairment as of each quarter end or more frequently if we become aware of any material information that would lead us to believe that an investment may be impaired. We evaluate whether the investment is considered impaired and whether the impairment is other-than-temporary. If we make a determination that the impairment is other-than-temporary, we recognize an impairment loss equal to the difference between the amortized cost basis and the estimated fair value of the investment. We consider many factors in determining whether the impairment of an investment is other-than-temporary, including but not limited to the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the loss, the intent and our financial ability to hold the investment for a period of time sufficient for a recovery in its estimated fair value, recent events specific to the issuer or industry, external credit ratings and recent downgrades in such ratings. As of December 31, 2005, we had aggregate unrealized losses on our securities classified as available-for-sale of approximately $45.3 million, which if not recovered may result in the recognition of future losses. As of December 31, 2005, $36.9 million of the aggregate unrealized losses were associated with investments rated Aaa by Moody's and AAA by Standard and Poor's.

  Allowance for Loan Losses

        We maintain an allowance for loan losses at a level that we believe is adequate based on an evaluation of known and inherent risks related to our loan investments. When determining the adequacy of the allowance for loan losses we consider historical and industry loss experience, economic conditions and trends, the estimated fair values of our loans, credit quality trends and other factors that we determine are relevant. To estimate the allowance for loan losses, we first identify impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. We consider a loan to be impaired when, based on current information and events, we believe it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its estimated fair value. Increases in the allowance for loan losses are recognized in our results of operations as a provision for loan losses. When we make a determination that some or all of a loan is uncollectible, we charge-off or write-down the loan and the allowance for loan losses is reduced.

        Currently, our residential mortgage loans are relatively homogeneous and the adequacy of the allowance for loan losses is based on a review of relevant factors including, but not limited to, estimated fair values, industry statistics, current economic conditions, loan portfolio composition, delinquency trends and credit losses realized to-date on underlying loans. Because our mortgage loan portfolio is not seasoned, we review these factors for similar portfolios of mortgage loans that have comparable FICO® scores, loan-to-value ratios ("LTV"), loan balances, and geographical diversity and that were originated through similar mortgage banking channels, and we use this information when assessing the adequacy of the allowance for loan losses. Our investments in commercial real estate mortgage loans and corporate loans are not homogeneous and we individually review each of the loans for impairments and use relevant information in our analysis, including current estimated fair values, current valuation multiples, projected operating cash flow and projected liquidation cash flows.

Recent Accounting Pronouncements

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is required to be adopted by the Company in the first quarter of 2006. We do not expect that the adoption of SFAS No. 154 will have a material effect on our consolidated financial statements.

        In November 2005, the FASB issued FASB Staff Position FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("FSP 115-1"), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 is required to be adopted by the Company in the first quarter of 2006. We do not expect that the adoption of FSP 115-1 will have a material effect on our consolidated financial statements.

        In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. Key provisions of SFAS No. 155 include: (1) a broad fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation; (2) clarification that only the simplest separations of interest payments and principal payments qualify for the exception afforded to interest-only strips and principal-only strips from derivative accounting under paragraph 14 of SFAS No. 133 (thereby narrowing such exception); (3) a requirement that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation; (4) clarification that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) elimination of the prohibition on a QSPE holding passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions, including interest-only strips and principal-only strips, required to be accounted for in accordance with SFAS No. 133. We do not expect that the adoption of SFAS No. 155 will have a material effect on our consolidated financial statements.

Results of Operations

  Year ended December 31, 2005 compared to period from August 12, 2004 (Inception) through December 31, 2004

  Summary

        Our net income for the year ended December 31, 2005 totaled $55.1 million (or $0.92 per diluted share) as compared to a net loss of $6.7 million (or $0.17 per diluted share) for the period from inception through December 31, 2004. During the year ended December 31, 2005, our investment portfolio increased by 552.2% from $2.3 billion as of December 31, 2004 to $15.0 billion as of December 31, 2005.

  Net Investment Income

        The following table presents the components of our net investment income for the year ended December 31, 2005 and for period from August 12, 2004 (inception) through December 31, 2004:

Comparative Net Investment Income Components
(Amounts in thousands)

	For the year ended December 31, 2005	For the period from August 12, 2004 (inception) through December 31, 2004
Investment Income:
Residential mortgage loans and securities interest income	$281,985	$2,041
Corporate loans and securities interest income	95,852	1,895
Commercial real estate loans and securities interest income	19,284	689
Other interest income	3,335	3,197
Common and preferred stock dividend income	3,421	296
Net premium/discount (amortization) accretion	(3,948)	4

Total investment income	399,929	8,122

Interest Expense:
Repurchase agreements interest expense	237,985	975
Collateralized loan obligation senior secured notes interest expense	28,269	—
Asset-backed secured liquidity notes interest expense	8,065	—
Secured revolving credit facility interest expense	245	—
Demand loan interest expense	1,430	—
Other interest expense	803	—
Interest rate swaps interest expense, net	2,921	—

Total interest expense	(279,718)	(975)
Provision for loan losses	(1,500)	—

Net investment income	$118,711	$7,147

        As presented in the table above, our net investment income increased by $111.6 million in 2005 compared to 2004. The change from 2004 to 2005 is primarily attributable to the increase in our investment portfolio during 2005. As of December 31, 2005, we held $15.0 billion in investments in loans and securities available-for-sale and had borrowings outstanding totaling $13.4 billion. Additionally, we recorded a provision for loans losses of $1.5 million during the year ended December 31, 2005. In comparison, as of December 31, 2004, investments in loans and securities available-for-sale totaled $2.3 billion and borrowings outstanding totaled $1.6 billion. In addition, the results for 2004 reflect less than a full year since we commenced operations on August 12, 2004.

  Other Income

        The following table presents the components of other income for the year ended December 31, 2005 and the period from August 12, 2004 (inception) through December 31, 2004:

Comparative Other Income Components
(Amounts in thousands)

	For the year ended December 31, 2005	For the period from August 12, 2004 (inception) through December 31, 2004
Net realized and unrealized gain (loss) on derivatives and foreign exchange:
Interest rate swaptions	$(424)	$(28)
Interest rate swaps	758	—
Credit default swaps	(259)	(417)
Total rate of return swaps	755	—
Foreign exchange contracts	2,211	(125)
Foreign exchange translation	(2,928)	—

Total realized and unrealized gain (loss) on derivatives and foreign exchange	113	(570)
Net realized gain on investments	4,117	75
Fee and other income	3,330	7

Total other income (loss)	$7,560	$(488)

        As presented in the table above, other income totaled $7.6 million for the year ended December 31, 2005 as compared to a loss of $0.5 million for the period from August 12, 2004 (inception) through December 31, 2004. The increase in total other income from prior period is primarily attributable to increased investment activity in 2005 and as previously noted, since we commenced operations on August 12, 2004, 2004 results reflect less than a full year.

  Non-Investment Expenses

        The following table presents the components of non-investment expenses for the year ended December 31, 2005 and for period from August 12, 2004 (inception) through December 31, 2004:

Comparative Non-Investment Expense Components
(Amounts in thousands)

	For the year ended December 31, 2005	For the period from August 12, 2004 (inception) through December 31, 2004
Related party management compensation:
Base management fees	$20,982	$5,112
Share-based compensation	29,809	6,110

Related party management compensation	50,791	11,222
Professional services	4,121	901
Loan servicing expense	5,143	—
Insurance expense	975	335
Directors expenses	1,071	341
General and administrative expenses	5,945	797

Total non-investment expenses	$68,046	$13,596

        As presented in the table above, our non-investment expenses increased by $54.5 million for the year ended December 31, 2005 compared to the period from August 12, 2004 (inception) through

December 31, 2004. The increase in non-investment expenses from prior period is primarily attributable to our growth in 2005 and as previously noted; we commenced operations on August 12, 2004 and therefore 2004 results reflect less than a full year of operations. The significant components of non-investment expense are described below.

        Management compensation to related parties consists of base management fees payable to our Manager pursuant to the Management Agreement, and share-based compensation related to restricted common stock and common stock options granted to our Manager. The base management fee payable was calculated in accordance with the Management Agreement and is based on an annual rate of 1.75% times "equity" as defined in the Management Agreement. Our Manager is also entitled to an incentive fee provided that our quarterly "net income," as defined in the Management Agreement, before the incentive fee exceeds a defined return hurdle. We did not exceed the applicable hurdle during either the year ended December 31, 2005 or the period from August 12, 2004 (inception) through December 31, 2004; accordingly, no incentive fee was earned or paid.

        General and administrative expenses consist of expenses incurred by our Manager on our behalf that are reimbursable to our Manager pursuant to the Management Agreement. We expect that our general and administrative expenses will continue to increase as our investment portfolio continues to increase. Professional services expenses consist of legal, accounting and other professional services. We expect that our recurring professional services expenses will continue to increase as our investment portfolio continues to increase. Loan servicing expense consists of fixed servicing fees paid to third-party servicers. We expect that loan servicing expense will continue to increase as our residential loan portfolio continues to increase.

  Income Tax Provision

        We have elected to be taxed as a REIT and intend to continue to comply with the provisions of the Code with respect thereto. Accordingly, we are not subject to federal income tax to the extent that our distributions to stockholders satisfy the REIT requirements and certain asset, income and ownership tests, and recordkeeping requirements are fulfilled. Even though we qualify for federal taxation as a REIT, we may be subject to some amount of federal, state, local and foreign taxes based on our taxable income and we have provided for such taxes in the amount of $0.5 million for the year ended December 31, 2005.

        KKR TRS Holdings, Inc., our domestic taxable REIT subsidiary, is taxed as a regular subchapter C corporation under the provisions of the Code. KKR TRS Holdings, Inc. was formed to make, from time to time, certain investments that would not be REIT qualifying investments if made directly by us, and to earn income that would not be REIT qualifying income if earned directly by us. For the year ended December 31, 2005, KKR TRS Holdings, Inc. had pre-tax net income of $6.0 million and the provision for income taxes totaled $2.6 million. As of December 31, 2005, KKR TRS Holdings, Inc. had an income tax liability of $2.4 million.

        KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd., and KKR Financial CLO 2006-1, Ltd., are foreign taxable REIT subsidiaries that were established to facilitate securitization transactions structured as secured financing transactions. They are organized as exempted companies incorporated with limited liability under the laws of the Cayman Islands, and are generally exempt from federal and state income tax at the corporate entity level because they restrict their activities in the United States to trading in stock and securities for their own account. Therefore, despite their status as taxable REIT subsidiaries, they generally will not be subject to corporate income tax on their earnings, and no provisions for income taxes for the year ended December 31, 2005 were recorded; however, we will generally be required to include their current taxable income in our calculation of REIT taxable income.

Financial Condition

  Summary

        The tables below summarize the carrying value, amortized cost, and estimated fair value of our investment portfolio as of December 31, 2005 and 2004, classified by interest rate type. Carrying value is the value that investments are recorded on our consolidated balance sheets and is estimated fair value for securities and amortized cost for loans held for investment and the lower of amortized cost or market value for loans held for sale. Estimated fair values set forth in the tables below are based on dealer quotes and/or nationally recognized pricing services.

        The table below summarizes our investment portfolio as of December 31, 2005 classified by interest rate type:

Investment Portfolio
(Amounts in thousands)

	Carrying Value	Amortized Cost	Estimated Fair Value	Portfolio Mix % by Fair Value
Floating Rate:
Residential ARM Loans	$2,175,929	$2,175,929	$2,163,932	14.5%
Residential ARM Securities	3,375,434	3,369,763	3,375,434	22.6
Corporate Loans	1,872,277	1,872,277	1,886,372	12.6
Corporate Debt Securities	279,280	277,030	279,280	1.9
Commercial Real Estate Loans	486,096	486,096	485,775	3.3
Commercial Real Estate Debt Securities	63,032	63,168	63,032	0.4

Total Floating Rate	8,252,048	8,244,263	8,253,825	55.3
Hybrid Rate:
Residential Hybrid ARM Loans	4,252,893	4,252,893	4,224,234	28.3
Residential Hybrid ARM Securities	2,162,404	2,197,020	2,162,404	14.5

Total Hybrid Rate	6,415,297	6,449,913	6,386,638	42.8

Fixed Rate:
Corporate Loans	25,000	25,000	25,000	0.2
Corporate Debt Securities	202,474	202,748	202,474	1.4
Commercial Real Estate Loans	35,646	35,646	35,657	0.2
Commercial Real Estate Debt Securities	19,880	19,833	19,880	0.1

Total Fixed Rate	283,000	283,227	283,011	1.9

Total	$14,950,345	$14,977,403	$14,923,474	100.0%

        The table above excludes marketable equity securities with a fair value of $47.0 million and amortized cost of $47.2 million, and non-marketable equity securities with a fair value of $52.5 million and amortized cost of $52.5 million as of December 31, 2005. As of December 31, 2005, the aggregate amortized cost value of the Company's investment portfolio exceeded the aggregate fair value of its portfolio by $54.1 million and, as of the same date, the Company had unrealized gains totaling $45.6 million related to its cash flow hedges, as defined under SFAS No. 133. As of December 31, 2005, the aggregate net unamortized purchase discount related to the Company's investment portfolio was $6.7 million.

        The table below summarizes our investment portfolio as of December 31, 2004, classified by interest rate type:

Investment Portfolio
(Amounts in thousands)

	Carrying Value	Amortized Cost	Estimated Fair Value	Portfolio Mix % by Fair Value
Floating Rate:
Residential ARM Loans	$233,120	$233,120	$233,877	10.1%
Residential ARM Securities	1,582,711	1,581,824	1,582,711	68.7
Corporate Loans	394,387	394,387	396,873	17.2
Corporate Debt Securities	16,814	16,578	16,814	0.7
Commercial Real Estate Loans	50,000	50,000	50,250	2.2
Commercial Real Estate Debt Securities	12,007	12,000	12,007	0.5

Total Floating Rate	2,289,039	2,287,909	2,292,532	99.4
Hybrid Rate:
Residential Hybrid ARM Loans	—	—	—	—
Residential Hybrid ARM Securities	—	—	—	—

Total Hybrid Rate	—	—	—	—
Fixed Rate:
Corporate Loans	5,250	5,250	5,289	0.2
Corporate Debt Securities	8,086	8,000	8,086	0.4

Total Fixed Rate	13,336	13,250	13,375	0.6

Total	$2,302,375	$2,301,159	$2,305,907	100.0%

        The table above excludes preferred stock with an estimated fair value of $31.7 million and an amortized cost of $31.1 million as of December 31, 2004. As of December 31, 2004, the aggregate net unamortized purchase discount related to our investment portfolio was $5.2 million.

  Asset Quality

  2005 Hurricanes

        During the third quarter of 2005, the Gulf Coast region of the United States was severely impacted by Hurricanes Katrina and Rita. Our principal source of exposure to the hurricanes is through properties collateralizing our residential mortgage loans. As of December 31, 2005, no losses have been realized from the effects of the hurricanes. Based on our expectation that losses will be realized from the hurricanes, we have recorded a provision for loan losses of $1.3 million related to our residential mortgage loan portfolio. We do not believe that the hurricanes have had a material impact on our corporate or commercial real estate loan portfolio.

  Asset Quality Review

        We evaluate and monitor the asset quality of our investment portfolio by performing detailed credit reviews and by monitoring key credit statistics and trends. We monitor the credit rating of our investment portfolio through the use of both Moody's and Standard & Poor's ratings and Moody's weighted average rating factor, or WARF. WARF is the quantitative equivalent of Moody's traditional rating categories (e.g., Ba1, Ba2, etc.) and is used by Moody's in its credit enhancement calculations for securitization transactions. By monitoring both Moody's and Standard & Poor's ratings and Moody's

WARF we can monitor trends and changes in the credit ratings of our investment portfolio. For residential mortgage loans and residential mortgage-backed securities we monitor the credit quality of the underlying borrowers by monitoring trends and changes in the underlying borrowers' FICO® scores. Borrowers with lower FICO® scores default more frequently than borrowers with higher FICO® scores. For residential and commercial real estate mortgage loans and mortgage-backed securities we monitor trends and changes in LTV ratios. Increases in LTV ratios are likely to result in higher realized credit losses when borrowers default.

  Securities Available-for-Sale

        The following table summarizes the amortized cost of our debt investment securities portfolio by investment class stratified by Moody's and Standard & Poor's ratings category as of December 31, 2005:

Investment Securities
(Amounts in thousands)

Ratings Category	Residential ARM Securities	Residential Hybrid ARM Securities	Corporate Debt Securities	Commercial Real Estate Debt Securities	Total
Aaa/AAA	$3,310,370	$2,134,333	$—	$—	$5,444,703
Aa1/AA+ through Aa3/AA-	21,497	28,274	—	—	49,771
A1/A+ through A3/A-	15,498	17,916	—	—	33,414
Baa1/BBB+ through Baa3/BBB-	10,998	8,566	41,537	38,491	99,592
Ba1/BB+ through Ba3/BB-	4,714	3,622	150,719	25,000	184,055
B1/B+ through B3/B-	2,856	2,064	153,483	—	158,403
Caa1/CCC+ and lower	—	—	107,357	8,337	115,694
Non-Rated	3,830	2,245	26,682	11,173	43,930

Total	$3,369,763	$2,197,020	$479,778	$83,001	$6,129,562

        The following table shows the amortized cost of our debt investment securities portfolio by investment class stratified by Moody's and Standard & Poor's ratings category as of December 31, 2004:

Investment Securities
(Amounts in thousands)

Ratings Category	Residential ARM Securities	Residential Hybrid ARM Securities	Corporate Debt Securities	Commercial Real Estate Debt Securities	Total
Aaa/AAA	$1,522,749	$—	$—	$—	$1,522,749
Aa1/AA+ through Aa3/AA-	21,500	—	—	—	21,500
A1/A+ through A3/A-	15,500	—	—	—	15,500
Baa1/BBB+ through Baa3/BBB-	11,000	—	5,000	12,000	28,000
Ba1/BB+ through Ba3/BB-	4,579	—	7,000	—	11,579
B1/B+ through B3/B-	2,695	—	7,578	—	10,273
Caa1/CCC+ and lower	—	—	5,000	—	5,000
Non-Rated	3,801	—	—	—	3,801

Total	$1,581,824	$—	$24,578	$12,000	$1,618,402

  Loans

        Our residential mortgage loan portfolio totaled $6.4 billion as of December 31, 2005 and $0.2 billion as of December 31, 2004. As of December 31, 2005 and December 31, 2004, we did not

own any real estate properties that we had acquired through foreclosure. The weighted average original FICO® score and weighted average original LTV ratio of our residential ARM loan portfolio were 737 and 67.2%, respectively, as of December 31, 2005. As of December 31, 2004, the weighted average original FICO® score and weighted average LTV ratio of our residential ARM loan portfolio were 744 and 63.5%, respectively. As of December 31, 2005, our residential ARM loan investment portfolio did not have any material concentrations in investor owned properties, multi-unit housing properties, condominium properties and/or cooperative properties. A material portion of our residential ARM loans are non-conforming mortgage loans, not due to credit quality, but because the mortgage loans have balances that exceed the maximum balances necessary to qualify as a conforming mortgage loan.

        During the year ended December 31, 2005, we recorded a provision for loan losses of $1.5 million related to our residential mortgage loan portfolio. For the year ended December 31, 2005 we had no charge-offs and none of our residential mortgage loans were in foreclosure. Of the $1.5 million provision for loan losses recorded during the year ended December 31, 2005, $1.3 million was recorded during the third quarter of 2005 in response to Hurricanes Katrina and Rita. As of December 31, 2005, no losses have been realized on mortgage loans located in the regions affected by the hurricanes. As of December 31, 2005, we believe that we are adequately reserved for losses inherent in our residential mortgage loan portfolio as of that date. As of December 31, 2004, we had not recorded an allowance for loan losses for our residential mortgage loan portfolio.

        The following table summarizes the delinquency statistics of residential mortgage loans as of December 31, 2005 (dollar amounts in thousands):

Delinquency Status	Number of Loans	Principal Amount
30 to 59 days	82	$31,049
60 to 89 days	11	3,427
90 days or more	6	1,589
In foreclosure	—	—

Total	99	$36,065

        No residential mortgage loans were delinquent as of December 31, 2004.

        Our corporate loan portfolio totaled $1.9 billion as of December 31, 2005 and $0.4 billion as of December 31, 2004. Our corporate loan portfolio consists of debt obligations of corporations, partnerships and other entities in the form of first and second lien loans, mezzanine loans and bridge loans. As of December 31, 2005 and December 31, 2004, none of the corporate loans in our investment portfolio were delinquent. We performed an allowance for loan losses analysis as of December 31, 2005 and December 31, 2004, and we have made the determination that no allowance for loan losses was required for our corporate loan portfolio as of December 31, 2005 or December 31, 2004.

        The following table summarizes the amortized cost of our corporate loans portfolio stratified by Moody's and Standard & Poor's ratings category as of December 31, 2005 and December 31, 2004:

Corporate Loans
(Amounts in thousands)

Ratings Category	As of December 31, 2005	As of December 31, 2004
Aaa/AAA	$—	$—
Aa1/AA+ through Aa3/AA-	—	—
A1/A+ through A3/A-	—	—
Baa1/BBB+ through Baa3/BBB-	2,000	—
Ba1/BB+ through Ba3/BB-	638,693	216,822
B1/B+ through B3/B-	1,127,400	182,815
Caa1/CCC+ and lower	21,410	—
Non-Rated	107,774	—

Total	$1,897,277	$399,637

        Our commercial real estate loan portfolio totaled $521.7 million and $50.0 million as of December 31, 2005 and December 31, 2004, respectively. Our commercial real estate loan portfolio consists of senior, mezzanine, and bridge loans that are secured by commercial real estate. As of December 31, 2005 none of the commercial real estate loans in our investment portfolio were delinquent.

        We performed an allowance for loan losses analysis as of December 31, 2005 and December 31, 2004, and we have made the determination that no allowance for loan losses was required for our commercial real estate loan portfolio as of December 31, 2005 or December 31, 2004.

        The following table summarizes the amortized cost of our commercial real estate loans portfolio stratified by Moody's and Standard & Poor's ratings category as of December 31, 2005 and December 31, 2004:

Commercial Real Estate Loans
(Amounts in thousands)

Ratings Category	As of December 31, 2005	As of December 31, 2004
Aaa/AAA	$—	$—
Aa1/AA+ through Aa3/AA-	—	—
A1/A+ through A3/A-	—	—
Baa1/BBB+ through Baa3/BBB-	—	—
Ba1/BB+ through Ba3/BB-	60,929	—
B1/B+ through B3/B-	74,853	—
Caa1/CCC+ and lower	50,000	50,000
Non-Rated	335,960	—

Total	$521,742	$50,000

  Asset Repricing Characteristics

  Summary

        The table below summarizes the repricing characteristics of our investment portfolio as of December 31, 2005 and December 31, 2004, and is classified by interest rate type:

Investment Portfolio (Amounts in thousands)

	As of December 31, 2005		As of December 31, 2004
	Amortized Cost	Portfolio Mix	Amortized Cost	Portfolio Mix
Floating Rate:
Residential ARM Loans	$2,175,929	14.5%	$233,120	10.1%
Residential ARM Securities	3,369,763	22.5	1,581,824	68.8
Corporate Loans	1,872,277	12.5	394,387	17.1
Corporate Debt Securities	277,030	1.9	16,578	0.7
Commercial Real Estate Loans	486,096	3.2	50,000	2.2
Commercial Real Estate Debt Securities	63,168	0.4	12,000	0.5

Total Floating Rate	8,244,263	55.0	2,287,909	99.4
Hybrid Rate:
Residential Hybrid ARM Loans	4,252,893	28.4	—	—
Residential Hybrid ARM Securities	2,197,020	14.7	—	—

Total Hybrid Rate	6,449,913	43.1	—	—
Fixed Rate:
Corporate Loans	25,000	0.2	5,250	0.2
Corporate Debt Securities	202,748	1.4	8,000	0.4
Commercial Real Estate Loans	35,646	0.2	—	—
Commercial Real Estate Debt Securities	19,833	0.1	—	—

Total Fixed Rate	283,227	1.9	13,250	0.6

Total	$14,977,403	100.0%	$2,301,159	100.0%

        The table above excludes marketable equity securities with a fair value of $47.0 million and amortized cost of $47.2 million, and non-marketable equity securities with a fair value of $52.5 million and amortized cost of $52.5 million as of December 31, 2005.

  Residential ARM Securities

        As of December 31, 2005, substantially all of our residential ARM securities were comprised of one-month LIBOR floating rate securities that reprice monthly and were subject to a weighted average maximum net interest rate of 11.63% which is materially above the then current weighted average net coupon of 4.62%. Our repricing risk on our portfolio of residential ARM securities increases materially if interest rates continue to increase to a level where the weighted average coupon rate approaches the weighted average maximum net interest rate of 11.63% because the weighted average coupon is subject to a maximum rate, or cap, which is approximately equal to the weighted average maximum interest rate of 11.63%.

  Residential Hybrid ARM Securities

        As of December 31, 2005, all of our residential hybrid ARM securities had underlying mortgage loans that were originated as 5/1 hybrid ARM loans. As of December 31, 2005, we owned 100% of the securities that represent 100% of the beneficial interest in the 5/1 hybrid ARM loans underlying our portfolio of hybrid ARM securities. When the underlying residential hybrid mortgage loans convert from fixed rate to floating rate, the underlying mortgage loans will have an interest rate based on one-year LIBOR or one-year constant maturity treasury index, or CMT, depending upon if the underlying mortgage loan is a LIBOR- or CMT-based mortgage loan. On the date that the residential hybrid ARM loans convert from a fixed rate to a floating rate loan, which we refer to as the roll date, our portfolio of residential hybrid ARM loans will have a weighted average coupon that is the sum of (i) the post-roll date index, and (ii) the weighted average post-roll date net margin. As of December 31, 2005 all of the mortgage loans underlying our residential hybrid ARM securities had a post-roll date index reset frequency of one year with 35% based on six-month or one-year LIBOR and 65% based on one-year CMT. Our repricing risk on our portfolio of residential hybrid ARM loans increases materially if interest rates continue to increase to a level where, subsequent to the roll date, the weighted average net coupon rate approaches the weighted average post roll date maximum net interest rate of 9.43% because the post roll date weighted average net coupon is subject to a maximum rate, or cap, which is approximately equal to the weighted average post roll date maximum net interest rate or 9.43%. The weighted average coupon on the portfolio of residential hybrid securities is 4.13% as of December 31, 2005. As of December 31, 2005, the weighted average months until roll date for the mortgage loans underlying our residential hybrid ARM securities was 36. We did not own any residential hybrid ARM securities as of December 31, 2004.

  Residential ARM Loans

        As of December 31, 2005, all of our residential ARM loans were comprised of one-month LIBOR floating rate loans that reprice monthly and were subject to a weighted average maximum net interest rate of 11.9%, which is well above the then current weighted average net coupon of 5.05%. Our repricing risk on our portfolio of residential ARM loans increases materially if interest rates continue to increase to a level where the weighted average net coupon rate approaches the weighted average maximum interest rate of 11.9% because the weighted average coupon is subject to a maximum rate, or cap, which is approximately equal to the weighted average maximum interest rate of 11.9%.

  Residential Hybrid ARM Loans

        As of December 31, 2005, all of our residential hybrid ARM loans were originated as either 3/1 or 5/1 hybrid ARM loans. When the loans convert from fixed rate to floating rate, the underlying mortgage loans will have an interest rate based on one-year LIBOR or one-year CMT. On the date that the residential hybrid ARM loans convert from a fixed rate to a floating rate loan, which we refer to as the roll date, our portfolio of residential hybrid ARM loans will have a weighted average coupon that is the sum of (i) the post-roll date index, and (ii) the weighted average post-roll date net margin. As of December 31, 2005 all of our residential hybrid ARM loans had a post-roll date index reset frequency of one-year with 43% based on six-month or one-year LIBOR and 57% based on one-year CMT. Our repricing risk on our portfolio of residential hybrid ARM loans increases materially if interest rates continue to increase to a level where, subsequent to the roll date, the weighted average net coupon rate approaches the weighted average post-roll date maximum net interest rate of 10.1% because the post-roll date weighted average net coupon is subject to a maximum rate, or cap, which is approximately equal to the weighted average post-roll date maximum net interest rate or 10.13%. The weighted average net coupon on the portfolio of residential hybrid loans is 4.85% as of December 31, 2005. As of December 31, 2005, the weighted average months until roll date for the mortgage loans underlying our residential hybrid ARM securities was 44. We did not own any residential hybrid ARM loans as of December 31, 2004.

  Corporate Loans and Securities

        All of our floating rate corporate loans and securities have index reset frequencies of less than twelve months with the majority of the loans resetting at least quarterly. The weighted average coupon on our floating rate corporate loans and securities was 7.12% and 4.93% as of December 31, 2005 and December 31, 2004, respectively. As of December 31, 2005 and December 31, 2004, the weighted average years to maturity of our floating rate corporate loans and securities was 6.3 years and 6.0 years, respectively.

        As of December 31, 2005, our fixed rate corporate debt securities had a weighted average coupon of 10.58% and a weighted average years to maturity of 8.7 years, as compared to 7.49% and 7.3 years, respectively, as of December 31, 2004.

  Commercial Real Estate Loans and Securities

        All of our floating rate commercial real estate loans and securities have index reset frequencies of less than twelve months. The weighted average coupon on our floating rate commercial real estate loans and securities was 8.70% and 5.60% as of December 31, 2005 and December 31, 2004, respectively. As of December 31, 2005 and December 31, 2004, the weighted average years to maturity of our floating rate commercial real estate loans and securities was 3.7 years and 5.7 years, respectively.

        As of December 31, 2005, our fixed rate commercial real estate loans and securities had a weighted average coupon of 7.95% and a weighted average years to maturity of 7.7 years. We had no investments in fixed rate commercial real estate loans or securities as of December 31, 2004.

Portfolio Purchases

        We purchased $15.6 billion par amount of investments during the year ended December 31, 2005. For the period from August 12, 2004 (inception) through December 31, 2004 we purchased $2.3 billion par amount of investments.

        The table below summarizes our investment portfolio purchases for the periods indicated and includes the par amount, or face amount, of the securities and loans that were purchased:

Investment Portfolio Purchases
(Amounts in thousands)

	Year ended December 31, 2005		Period from August 12, 2004 (inception) through December 31, 2004
	Par Amount	%	Par Amount	%
Securities:
Residential ARM Securities	$2,918,325	18.7%	$1,604,594	69.1%
Residential Hybrid ARM Securities	2,935,532	18.8	—	—
Corporate Debt Securities	557,820	3.6	24,500	1.1
Commercial Real Estate Debt Securities	85,671	0.6	12,000	0.5

Total Securities Principal Balance	6,497,348	41.7	1,641,094	70.7

Loans:
Residential ARM Loans	2,172,771	13.9	229,855	9.9
Residential Hybrid ARM Loans	4,547,632	29.2	—	—
Corporate Loans	1,870,849	12.0	400,774	17.3
Commercial Real Estate Loans	493,129	3.2	50,000	2.1

Total Loans Principal Balance	9,084,381	58.3	680,629	29.3

Grand Total Principal Balance	$15,581,729	100.0%	$2,321,723	100.0%

        The table above excludes purchases of $28.3 million (purchase cost) of marketable equity securities during the year ended December 31, 2005 and $31.2 million during the period from August 12, 2004 (inception) through December 31, 2004. Purchases of $52.5 million of non-marketable equity securities are also excluded from the table above. The investments in non-marketable securities consist of four private equity transactions where we co-invested with one or more private equity funds affiliated with KKR on a pari passu basis.

        During the year ended December 31, 2005, we purchased $5.9 billion of securities in connection with five securitization transactions backed by $4.5 billion of residential hybrid ARM loans and $1.4 billion of residential ARM loans. In each of the five securitization transactions, we purchased all of the securities issued, including the subordinate classes. Included in the $5.9 billion of securities purchased, were $0.4 billion of loans we contributed to the securitization transactions, resulting in a net purchase of $5.5 billion of securities. Of the $5.9 billion of securities purchased, approximately 96% were rated AAA by Standard & Poor's. Each of the special-purpose entities that issued the securities are not considered qualifying special-purpose entities as defined by SFAS No. 140 and are treated as variable interest entities under FIN 46R. We have determined that we are the primary beneficiary of each of the special purpose entities that issued the securities; accordingly, we have recorded these investments as loans and not securities on our Consolidated Balance Sheet.

        In addition to the five securitization transactions previously described, during September 2005, we securitized $959.2 million of residential ARM loans and retained all of the securities issued in the securitization transaction, including the subordinate classes. While we retained all of the securities from this transaction, the loans transferred in this securitization are owned by a special purpose entity and the loans are not available to us, our creditors or our stockholders. Of the $959.2 million of securities issued, approximately $908.8 million, or 95%, were rated AAA by Standard & Poor's. Even though we transferred the loans to a separate bankruptcy-remote legal entity, we did not account for the transaction as a sale as the securitization transaction did not meet the criteria for sales treatment under

SFAS No. 140. Accordingly, we did not record a gain or loss in connection with the securitization transaction and have accounted for the transferred assets as loans on our Consolidated Balance Sheet.

        During January 2006, we invested $40 million in a series of corporate floating rate notes which were rated BB by Standard and Poor's and were issued by an unaffiliated third party. KKR Financial Advisors II, LLC ("KFA II"), a wholly-owned subsidiary of our Manager, is the collateral manager for the unaffiliated third party in connection with this corporate floating rate note transaction.

Stockholders' Equity

        Our stockholders' equity at December 31, 2005 and December 31, 2004 totaled $1.7 billion and $756.7 million, respectively. Included in our stockholders' equity as of December 31, 2005 and December 31, 2004, is accumulated other comprehensive income totaling $18.3 million and $1.7 million, respectively.

        Our average stockholders' equity and return on average stockholders' equity for the year ended December 31, 2005 were $1.3 billion and 4.5%, respectively. Return on average stockholders' equity is defined as net income divided by weighted average stockholders' equity. Our weighted average stockholders' equity and return on average equity for the period from August 12, 2004, the date we commenced operations, through December 31, 2004, were $756.1 million and (2.3%), respectively. Our weighted average stockholders' equity for the period from July 7, 2004 (date of incorporation) through December 31, 2004, is not considered meaningful, as substantive operations did not begin until August 12, 2004.

        Our book value per fully diluted share as of December 31, 2005 and December 31, 2004 was $20.59 and $18.46, respectively, and is computed based on 80,374,061 and 41,004,492 shares issued and outstanding as December 31, 2005 and December 31, 2004, respectively.

        On April 5, 2005, our board of directors authorized a cash distribution of $0.25 per share to stockholders of record on April 5, 2005. This distribution was paid on April 18, 2005. The aggregate amount of the distribution, $10.3 million, exceeded net income for the quarter by $4.2 million.

        On June 21, 2005, our board of directors declared a cash distribution for the quarter ended June 30, 2005 on our common stock to stockholders of record on June 21, 2005. On July 21, 2005, our board of directors set the amount of the cash distribution at $0.40 per share, paid on August 2, 2005. The aggregate amount of the distribution, $16.4 million, exceeded net income for the quarter by $7.9 million.

        On November 2, 2005, our board of directors declared a cash distribution of $0.32 per share for the quarter ended September 30, 2005 to stockholders of record on November 16, 2005. The distribution was paid on November 30, 2005. The aggregate amount of the distribution, $25.7 million, exceeded net income for the quarter by $7.3 million.

        On February 1, 2006, our board of directors declared a cash distribution of $0.40 per share for the quarter ended December 31, 2005 to stockholders of record on February 15, 2006. The distribution was paid on February 28, 2006. The aggregate amount of the distribution, $32.1 million, exceeded net income for the quarter by $10.1 million.

Liquidity and Capital Resources

        We manage our liquidity with the intention of providing the continuing ability to fund our operations and fulfill our commitments on a timely and cost-effective basis. As of December 31, 2005 and December 31, 2004, we had unencumbered assets totaling $810.4 million and $580.0 million, respectively, consisting of unpledged investments, cash and cash equivalents, and other assets. We also have the ability to borrow additional amounts related to certain of our encumbered assets.

        We believe that our liquidity level is in excess of that necessary to sufficiently enable us to meet our anticipated liquidity requirements including, but not limited to, funding our purchases of investments, required cash payments and additional collateral under our borrowings and our derivative transactions, required periodic cash payments related to our derivative transactions, payment of fees and expenses related to our Management Agreement, payment of general corporate expenses and general corporate capital expenditures and distributions to our stockholders. As of December 31, 2005, we owed our Manager $3.7 million for the payment of management fees and reimbursable expenses pursuant to the Management Agreement.

        An increase in prepayment rates substantially above our expectations could, however, cause a temporary liquidity shortfall due to the timing of the necessary margin calls on the financing arrangements and the actual receipt of the cash related to principal paydowns. In addition, any material event that impacts capital markets participants may also impair our ability to access additional liquidity. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell assets or issue debt or additional equity securities.

        Our ability to meet our long-term liquidity and capital resource requirements may be subject to our ability to obtain additional debt financing and equity capital. We may increase our capital resources through offerings of equity securities (possibly including common stock and one or more classes of preferred stock), commercial paper, medium-term notes, securitization transactions structured as secured financings, and senior or subordinated notes. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings, as well as any holders of preferred stock that we may issue in the future, will receive a distribution of our available assets prior to holders of our common stock.

        The decisions by investors and lenders to enter into equity and financing transactions with us will depend upon a number of factors, including our historical and projected financial performance, compliance with the terms of our current credit arrangements, industry and market trends, the availability of capital and our investors' and lenders' policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities.

        Any material event that impacts capital markets participants may also impair our ability to access additional liquidity and we may therefore be required to sell some or all of our portfolio investments in order to maintain sufficient liquidity. Such sales may be at prices lower than the carrying value of our pledged investments, which would result in our recognition of such losses and reduced income.

        In order to continue to qualify as a REIT and to eliminate corporate income taxes on the income we distribute to our stockholders, we are required to distribute 90% to 100% of our ordinary taxable income and short-term capital gains on an annual basis.

  Sources of Funds

        Our sources of funding have consisted of the net proceeds from our August 2004 private placement of common stock and our June 2005 IPO of common stock of $755.5 million and $848.8 million, respectively. During the period from August 12, 2004 (Inception) through December 31, 2004, our primary source of funding after our August 2004 private placement consisted of borrowings under repurchase agreements. During the year ended December 31, 2005, our sources of borrowed funding consisted of borrowings under repurchase agreements and securitization transactions structured as secured financings. Our securitization transactions are accounted for as secured borrowings under SFAS No. 140. The securitization transactions we have utilized for secured financings have consisted of CLOs and asset-backed secured liquidity notes.

  Equity Transactions

        On August 12, 2004, we completed our initial private placement of our common stock at $20.00 per share that generated net proceeds of approximately $755.5 million. On June 29, 2005, we completed our IPO of 37,500,000 shares of common stock that generated net proceeds of approximately $848.8 million. We sold 37,471,250 common shares at a price of $24.00 per share and selling stockholders sold 28,750 shares. Our stock is listed on the New York Stock Exchange under the symbol "KFN" and began trading on June 24, 2005. On June 23, 2005, we effected a reverse stock split of our common stock at a ratio of one share of common stock for every two shares of common stock then outstanding.

  Securitization Transactions

        On March 30, 2005, we closed KKR Financial CLO 2005-1, Ltd. ("CLO 2005-1"), a $1.0 billion collateralized loan obligation transaction that provides us with secured financing for investments consisting of corporate loans and certain other loans and securities. The investments that are owned by CLO 2005-1 secure the CLO 2005-1 senior, mezzanine, and subordinate notes payable, and as a result, those investments are not available to us, our creditors or stockholders. CLO 2005-1 issued a total of $773.0 million of senior secured notes at par to investors and we retained $148.0 million of rated mezzanine notes and $85.5 million of unrated subordinated notes. The rated mezzanine notes consist of $64.0 million rated A2/A, $64.0 million rated Baa3/BBB-, $15.0 million rated Ba2/BB-, and $5.0 million rated B2/B-. All of the notes issued mature on April 26, 2017; however, we have the right to call the notes at par any time after April 2008.

        The manager for CLO 2005-1 is KFA II. As compensation for the performance of its obligations under the collateral management agreement, KFA II is entitled to receive a senior collateral management fee of 0.15% per annum based on the aggregate principal amount of certain collateral, as calculated on a quarterly basis pursuant to the terms of the indenture. KFA II, in its sole and absolute discretion, may elect to defer or permanently waive payment of all or any portion of the foregoing fees on any related payment date. KFA II has elected to permanently waive the senior collateral management fees from March 30, 2005 through April 26, 2006 and has advised us that it intends, but is not legally obligated, to waive such fees in the future until such time that our capital is fully deployed. There can be no assurances that KFA II will waive the senior collateral management fees for any period(s) subsequent to April 26, 2006.

        On September 30, 2005, we closed a $5.0 billion asset-backed secured liquidity note facility. This facility provides us with an alternative source of funding our residential mortgage-backed securities by issuing asset-backed secured liquidity notes that are rated A-1+, P-1, and F1+, by Standard and Poor's, Moody's and Fitch Inc, respectively. Issuances of asset-backed secured liquidity notes are recorded as borrowings on our Consolidated Balance Sheet. At December 31, 2005, we had $2.0 billion of asset-backed secured liquidity notes outstanding.

        On November 3, 2005, we closed KKR Financial CLO 2005-2, Ltd. ("CLO 2005-2") our second $1.0 billion collateralized loan obligation transaction that provides us with secured financing for investments consisting of corporate loans and certain other loans and securities. The investments that are owned by CLO 2005-2 collateralize the CLO 2005-2 debt, and as a result, those investments are not available to us, our creditors or stockholders. CLO 2005-2 issued a total of $752.0 million of senior secured notes, including $150.0 million of senior delayed draw notes, at par to investors and we retained $168.0 million of rated mezzanine notes and $98.5 million of unrated subordinate notes. The rated mezzanine notes consist of $64.0 million rated A2/A, $64.0 million rated Baa2/BBB-, $30.0 million rated Ba2/BB-, and $10.0 million rated B2/B-. All of the notes issued mature on November 26, 2017; however, we have the right to call the notes at par any time after November 2009.

        The manager for CLO 2005-2 is KFA II. As compensation for the performance of its obligations under the collateral management agreement, KFA II is entitled to receive a senior collateral management fee of 0.15% per annum based on the aggregate principal amount of certain collateral, as calculated on a quarterly basis pursuant to the terms of the indenture. KFA II, in its sole and absolute discretion, may elect to defer or permanently waive payment of all or any portion of the foregoing fees on any related payment date. KFA II has elected to permanently waive the senior collateral management fees from November 3, 2005 through May 26, 2006 and has advised us that it intends, but is not legally obligated, to waive such fees in the future until such time that our capital is fully deployed. There can be no assurances that KFA II will waive the senior collateral management fees for any period(s) subsequent to May 26, 2006.

        In preparation for future securitization transactions, during the year ended December 31, 2005 we formed KKR Financial CDO 2005-1, Ltd. ("CDO 2005-1"), KKR Financial CLO 2006-1, Ltd. ("CLO 2006-1"), and KKR Financial CLO 2006-2, Ltd. ("CLO 2006-2"). These entities will be used to provide secured financing principally for the purchase of corporate and commercial real estate loans and securities. CLO 2006-1 has executed a $500.0 million warehouse facility, in the form of a repurchase agreement. At December 31, 2005, there was $117.7 million outstanding under the repurchase facility that bears interest at a rate of 30-day LIBOR plus 0.65%. Additionally, CLO 2006-1 had $76.1 million outstanding under a separate repurchase agreement from the repurchase facility as of December 31, 2005. CDO 2005-1 has executed a $300.0 million warehouse facility, in the form of a repurchase agreement. At December 31, 2005 there was $263.8 million outstanding under this facility that bears interest at a rate of 30-day LIBOR plus 1.10%. CLO 2006-2 has executed a $450.0 million warehouse facility, in the form of a repurchase agreement. At December 31, 2005 there were no borrowings outstanding under this facility, any borrowings would bear interest at a rate of 30-day LIBOR plus 0.65%.

  Repurchase Agreements

        As of December 31, 2005, we had $9.8 billion outstanding on repurchase facilities with ten counterparties with a weighted average effective rate of 4.47% and a weighted average remaining term to maturity of 24 days. Because we borrow under repurchase agreements based on the estimated fair value of its pledged investments, and because changes in interest rates can negatively impact the valuation of our pledged investments, our ongoing ability to borrow under our repurchase facilities may be limited and our lenders may initiate margin calls in the event interest rates change or the value of our pledged securities decline as a result of adverse changes in interest rates or credit spreads.

        At December 31, 2005, we had repurchase agreements with the following counterparties (amounts in thousands):

Counterparty(2)	Amount At Risk(1)	Weighted Average Maturity (Days)	Weighted Average Interest Rate
Banc of America Securities LLC.	$4,122	25	4.44%
Bear Stearns & Co. Inc.	191,755	24	4.46
Citigroup Global Markets Ltd	63,773	25	4.44
Credit Suisse First Boston LLC.	27,325	27	4.43
Deutsche Bank AG.	126,994	18	5.47
J.P. Morgan Chase Bank, N.A	61,461	25	4.43
Lehman Brothers Holdings Inc.	22,317	25	4.43
Merrill Lynch, Pierce, Fenner & Smith Inc.	45,461	30	4.43
Morgan Stanley & Co. Inc.	255,534	22	4.52
UBS Financial Services Inc.	14,314	3	4.34

Total	$813,056

Notes:

(1)
Computed as an amount equal to the estimated fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

(2)
Counterparty includes subsidiaries and affiliates of each counterparty listed.

  Secured Credit Facility

        During June 2005, we entered into a $275 million secured credit facility that matures on June 15, 2006, with affiliates of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as agents, joint bookrunners, arrangers and lenders under that facility. Participants in the secured credit facility include J.P. Morgan Chase Bank, N.A., Citicorp North America, Inc., and Bank of America, N.A. Among other things, the facility limits the amount of distributions we may make to 100% of our taxable income computed without giving effect to net operating loss carryforwards and nonrecurring items (including, but not limited to, stock- based compensation expense and bad debt write-offs), prohibits distributions in the event of certain defaults under the credit facility and specifies negative covenants as to our leverage and net worth. Outstanding borrowings under our new credit facility will bear interest at either (i) an alternate base rate per annum equal to the greater of (a) the prime rate in effect on such day, and (b) the federal funds effective rate in effect on such day plus 1/2 of 1% or (ii) an interest rate per annum equal to the rate of 30-day LIBOR for such interest period multiplied by a Statutory Reserve Rate (as defined in such credit facility), plus 1%. As of December 31, 2005, we had $54.0 million of borrowings outstanding under this facility.

  Capital Utilization and Leverage

        As of December 31, 2005 and December 31, 2004, we had stockholders' equity totaling $1.7 billion and $756.7 million, respectively, and our leverage was 8.1 times and 2.1 times, respectively.

        As of December 31, 2005, we believe that we have sufficient capital to increase borrowings significantly before becoming capital or leverage constrained.

  Off-Balance Sheet Commitments

        As of December 31, 2005, we had committed to purchase corporate loans with aggregate commitments totaling $61.5 million. In a typical corporate loan or commercial real estate loan syndication, there is a delay between the time we are informed of our allocable portion of such loan and the actual funding of such loan.

        As of December 31, 2005, we had purchased or participated in corporate loan delayed draw transactions with aggregate commitments totaling $72.9 million. In a delayed draw transaction, we have made available to the borrower a stated amount to be drawn as needed within a specified future period of time.

  Contractual Obligations

        The table below summarizes our contractual obligations as of December 31, 2005. The table below excludes accrued interest expenses, contractual commitments related to our derivatives, and the Management Agreement that we have with our Manager because those contracts do not have fixed and determinable payments:

Contractual Obligations
(Amounts in thousands)

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 Years	More than 5 years
Repurchase agreements	$9,303,622	$9,303,622	$—	$—	$—
CLO 2005-1 senior secured notes	773,000	—	—	—	773,000
CLO 2005-2 senior secured notes	727,000	—	—	—	727,000
CDO 2005-1 repurchase agreements	263,801	263,801	—	—	—
CLO 2006-1 repurchase agreements	193,835	193,835	—	—	—
Demand loan	40,511	40,511	—	—	—
Secured revolving credit facility	54,000	54,000	—	—	—
Asset-backed secured liquidity notes	2,008,069	2,008,069	—	—	—
Operating leases	15,408	1,132	3,102	2,817	8,357

Total	$13,379,246	$11,864,970	$3,102	$2,817	$1,508,357

REIT Matters

        As of December 31, 2005, we believe that we qualified as a REIT under the provisions of the Code. The Code requires that at the end of each calendar quarter at least 75% of our total assets must be "real estate assets" as defined in the Code. The Code also requires that each year at least 75% of our gross income come from real estate sources and 95% of our gross income come from real estate sources and certain other passive sources itemized in the Code, such as dividends and interest. As of December 31, 2005, we believe that we were in compliance with such requirements. As of December 31, 2005, we also believe that we met all of the REIT requirements regarding the ownership of our common stock and the distributions of our taxable income.

        To maintain our status as a REIT for federal income tax purposes, we are required to declare dividends amounting to at least 90% of our taxable income for each year. In addition, for each taxable year, to avoid certain federal excise taxes, we are required to declare and pay dividends amounting to certain designated percentages of our taxable income by the end of such taxable year. For the period covered by our calendar year 2005 federal tax return, we met all of the distribution requirements of a REIT. Because we expect to make distributions based on taxable income, we expect that our distributions may at times be more or less than our reported earnings computed in accordance with GAAP.

        Total taxable income and REIT taxable income are non-GAAP financial measurements, and do not purport to be an alternative to reported net income (loss) determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Total taxable income is the aggregate amount of taxable income generated by us and by our domestic and foreign taxable REIT subsidiaries. REIT taxable income excludes the undistributed taxable income of our domestic taxable REIT subsidiary, which is not included in REIT taxable income until distributed to us. There is no requirement that our domestic taxable REIT subsidiary distribute its earnings to us. REIT taxable income, however, includes the taxable income of our foreign taxable REIT subsidiaries because we will generally be required to recognize and report their taxable income on a current basis. These non-GAAP financial measurements are important because we are structured as a REIT and the Code requires that we pay substantially all of our taxable income in the form of distributions to our stockholders. The non-GAAP financial measurements of total taxable income and REIT taxable income are critical in the determination of the amount of the minimum distributions that we must pay to our stockholders so as to comply with the rules set forth in the Code. Because not all companies use identical calculations, this presentation of total taxable income and REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies. The table below reconciles the differences between reported net income and total taxable income and REIT taxable income for the year ended December 31, 2005 and the period from August 12, 2004 (Inception) through December 31, 2004:

Reconciliation of Reported GAAP Net Income (Loss) to Total Taxable Income
and REIT Taxable Income (Loss)
(Amounts in thousands, except per share amounts)

	Estimated For the Year Ended December 31, 2005		For the period from August 12, 2004 (inception) through December 31, 2004
	Amount	Per Share	Amount	Per Share
Reported net income (loss)	$55,081	$0.92	$(6,709)	$(0.17)
Interest income and expense	194	—	11	—
Share-based compensation	30,007	0.50	(17,651)	(0.43)
Depreciation of leasehold improvements and equipment	421	0.01	63	—
Lease abandonment expense	795	0.01	—	—
Provision for loan losses	1,500	0.02	—	—
Losses on sales of assets to third parties	(571)	(0.01)	—	—
Gains on sales of assets to affiliates	5,687	0.09	—	—
Realized and unrealized derivative gains and (losses)	(1,895)	(0.03)	378	0.01
Book/tax year end difference adjustment for CLOs/CDOs	(8,168)	(0.13)	—	—
Other	8	—	4	—
Income tax expense (benefit)	3,144	0.05	(228)	(0.01)

Total taxable income (loss)	86,203	1.43	(24,132)	(0.60)

Undistributed taxable income of domestic taxable REIT subsidiary	(4,077)	(0.06)	193	—

REIT taxable income (loss)	$82,126	$1.37	$(23,939)	$(0.60)

Number of common shares outstanding:
Weighted-average diluted common shares outstanding during the period	60,087		39,796

        Our board of directors has adopted a policy to distribute to our stockholders amounts required to maintain our status as a REIT and to avoid federal excise taxes, in each case as discussed above. This distribution policy takes into account a number of factors, including, but not limited to, our actual results of operations, our financial condition and our total taxable income and REIT taxable income. The actual amount and timing of distributions, if any, will be at the discretion of our Board of Directors and may not be in even amounts throughout our fiscal year. Pursuant to this policy, on April 5, 2005, our Board of Directors authorized a cash distribution of $0.25 per common share to our stockholders of record on April 5, 2005. This distribution was paid on April 18, 2005. The aggregate amount of the distribution was $10.3 million. On June 21, 2005, our Board of Directors declared a cash distribution for the quarter ended June 30, 2005 to stockholders of record on June 21, 2005. On July 21, 2005 our Board of Directors set the amount of the cash distribution at $0.40 per share. The aggregate amount of the distribution was $16.4 million and was paid on August 2, 2005. On November 2, 2005, our Board of Directors declared a cash distribution for the quarter ended September 30, 2005 on our common stock of $0.32 per share. This distribution was paid on November 30, 2005 to stockholders of record as of the close of business on November 16, 2005. The aggregate amount of the distribution was $25.7 million. The aggregate amount of distributions paid to common stockholders during the year ended December 31, 2005, totaled $52.4 million, which is less than our estimated total taxable income for the year ended December 31, 2005, of $86.2 million, as well as the estimated REIT taxable income for the year ended December 31, 2005 of $82.1 million. On February 1, 2006, our Board of Directors declared a cash distribution for the quarter ended December 31, 2005 of $0.40 per share. The aggregate amount of the distribution was $32.1 million, which was paid on February 28, 2006. Neither the payment of these distributions nor the existence of our distribution policy guarantees that we will make future distributions to our stockholders of any particular level, or at all. In addition, the amounts of these distributions do not constitute any kind of projection as to the amount of future distributions, if any.

Tax Treatment of Distributions

  Dividend Income

        For federal income tax purposes, distributions declared and paid in 2005 on our common stock total $0.97 per share. No portion of the distributions is considered a return of capital or long term capital gain. All distributions are fully (100%) taxable as dividend income at ordinary rates to stockholders and no portion of the dividends are eligible for the 15% dividend rate or the corporate dividends received deduction.

  Excess Inclusion Income

        Stockholders that are tax-exempt, or non-U.S. corporations or residents, or U.S. taxpayers, will be required to report 3.22% of our dividends to the IRS as "Excess Inclusion Income."

  •
  Tax-exempt stockholders will be required to treat excess inclusion income as unrelated business taxable income (commonly referred to as "UBTI");

  •
  Non-U.S. stockholders will be subject to the 30 percent U.S. federal withholding tax on this excess inclusion income without reduction under any otherwise applicable income tax treaty; and

  •
  U.S. stockholders, including taxpaying entities, must report taxable income that in no event will be less than the amount of excess inclusion income.

  AMT Adjustments and Tax Preference Items.

        There are special rules regarding the applicability of the alternative minimum tax ("AMT") to REITs. Under these rules, items that are treated differently for regular tax and AMT purposes, namely the "AMT Adjustments and Tax Preference Items," should be apportioned between the REIT and its stockholders. As a result of these special rules, stockholders are required to report as AMT adjustments and tax preference items an amount equal to 3.84% of the 2005 dividends that they received.

        We recommend that stockholders discuss the tax consequences of their investment, including the proper tax treatment of any excess inclusion income and AMT adjustments and tax preference items, with their tax advisor.

Exemption from Regulation under the Investment Company Act

        We intend to operate our business so as to be excluded from regulation under the Investment Company Act. Because we conduct some of our business through wholly-owned subsidiaries, we must ensure not only that we qualify for an exclusion or exemption from regulation under the Investment Company Act, but also that each of our subsidiaries so qualifies.

        For KKR Financial Corp. itself, we will be relying on a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

        The Securities and Exchange Commission ("SEC") has not promulgated rules to address precisely what is required for a company to be considered "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." A series of no-action letters issued by the Division of Investment Management (the "Division") of the SEC, however, reflects the view that at least 55% of a company's assets must consist of mortgage loans and other assets that are considered the functional equivalent of mortgage loans for purposes of the Investment Company Act (collectively, "qualifying real estate assets"), and an additional 25% of a company's assets must consist of real estate-related assets, leaving no more than 20% of the company's assets in miscellaneous assets. These no-action letters also indicate what types of assets can be considered qualifying real estate assets. No-action letters issued by the Division are not binding except as they relate to the companies to whom they are addressed, so investors should be aware that the Division may change its position regarding what assets might constitute qualifying real estate assets at any time. If the Division were to change its position, we might be required to change our investment strategy to comply with any new guidance provided by the Division. We cannot predict whether such a change would be adverse to us.

        Based on the no-action letters issued by the Division, we classify our investment in residential mortgage loans as qualifying real estate assets, as long as the loans are "fully secured" by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 25% test.

        We also consider agency whole pool certificates to be qualifying real estate assets. An agency whole pool certificate is a certificate issued or guaranteed as to principal and interest by federally chartered entities such as Fannie Mae, Freddie Mac and, in the case of Ginnie Mae, by the U.S. government, that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purpose of the 55% test, but constitutes a real estate-related asset for purposes of the 25% test.

        Most non-agency mortgage-backed securities do not constitute qualifying real estate assets for purposes of the 55% test, because they represent less than the entire beneficial interest in the related pool of mortgage loans. The Division, however, has indicated in a series of no-action letters that in certain circumstances a company's investment in non-agency mortgage-backed securities is the

"functional equivalent" of owning the underlying mortgage loans. We own mortgage-backed securities that we classify as qualifying real estate assets because we believe that we own the functional equivalent of the underlying mortgage loans.

        In several such instances, we own all of the securities issued by the related securitization trust. There are no other owners of the securities, and thus we view our investment, economically, as an investment in mortgage loans rather than an investment in mortgage-backed securities. For these transactions, we classify our entire investment as an investment in qualifying real estate assets for purposes of the 55% test.

        In another instance, we own the most subordinate class of securities issued in the securitization, designated Class B-6, the class that is most likely to absorb losses on the related pool of mortgage loans, and we have the right to decide whether to foreclose upon defaulted mortgage loans. Thus, based on a series of no-action letters, we classify this investment as an investment in qualifying real estate assets for purposes of the 55% test. In addition to our ownership of Class B-6 in this securitization, we also own all of the other subordinated classes in the securitization: Classes B-5, B-4, B-3, B-2, B-1 and M. All of the subordinate classes could have been issued as a single subordinate class, but to obtain varying ratings on the classes and to increase the liquidity of our holdings, our subordinate interest was divided into separate classes. Losses on the mortgage loans, to the extent they exceed the principal balance of the Class B-6, are allocated to Class B-6, B-5, B-4, B-3, B-2, B-1 and M, in that order. If losses are so great that the principal balance of Class B-6 is reduced to zero, then we, as the owner of the Class B-5 securities, would have the right to decide whether to foreclose on defaulted mortgage loans. This right continues throughout the subordinate classes, such that the owner of the most subordinate class that is outstanding at any time has foreclosure rights. Because we own 100% of each class of subordinate securities in this structure, and each such class carries with it the right to foreclose if it ever becomes the most subordinate class in the structure, we classify all of these subordinate securities as qualifying real estate assets for purposes of the 55% test. If we were to sell all or a portion of any of those subordinated classes, we would recharacterize the remaining portion of that class, together with any classes senior to that class, as real estate-related assets for the 25% test, rather than qualifying real estate assets for the 55% test. We own a portion of a senior class issued in this same securitization, but because it is not a subordinated class, we do not consider it a qualifying real estate asset for purposes of the 55% test, but merely a real estate-related asset for purposes of the 25% test.

        We will use this same analysis to determine whether to classify investments we make in the future as qualifying real estate assets. If we acquire securities that, collectively, are expected to receive all of the principal and interest paid on the related pool of underlying mortgage loans (less fees, such as servicing and trustee fees, and expenses of the securitization), and we have foreclosure rights with respect to those mortgage loans, then we will consider those securities, collectively, to be qualifying real estate assets. If another entity acquires any of the securities that are expected to receive cash flow from the underlying mortgage loans, then we will consider whether we have the unilateral right to foreclose on the underlying loans and whether our investment is a first loss position to decide whether it should be classified as a qualifying real estate asset. If we own more than one subordinate class, then, to determine the classification of the subordinate classes that we own other than the first loss class, we would consider whether such classes are contiguous with the first loss class (with no other classes absorbing losses after the first loss class and before any other subordinate classes that we own), whether we own the entire amount of each such class and whether we would continue to have the unilateral right to foreclose in connection with each such class if the more subordinate classes were no longer outstanding. If the answers to any of these questions is no, then we would not classify that particular class, or classes senior to that class, as a qualifying real estate asset.

        To the extent that our investments in mortgage-backed securities do not constitute qualifying real estate assets for the 55% test, they will be classified as real estate-related assets for purposes of the

25% test. We do not expect that our investments in corporate leveraged loans or high yield corporate bonds will constitute qualifying real estate or real estate-related assets. Instead, they will constitute miscellaneous assets, which can constitute no more than 20% of our assets.

        We believe that we have satisfied the tests with respect to our assets, measured on an unconsolidated basis, since the first anniversary of our initial private placement of our common stock in August 2004. It is not entirely settled, however, that the tests are to be measured on an unconsolidated basis. To the extent the SEC provides further guidance on how to measure assets for these tests, we will adjust our measurement techniques.

        In addition to monitoring our assets to qualify for the exclusion from regulation as an investment company, we also must ensure that each of our subsidiaries qualifies for its own exclusion or exemption. Some of our subsidiaries rely on the exemption provided if (i) the securities of the subsidiary are owned exclusively by persons who at the time of acquisition of the securities are "qualified purchasers" as that term is defined in the Investment Company Act and (ii) none of the non-real estate subsidiaries is making or proposing to make a public offering of its securities. Other subsidiaries may qualify, on their own, for the exclusion designed for companies primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, the same exclusion from regulation that we rely upon for our exclusion from regulation. To the extent that we form subsidiaries in the future, we must ensure that they qualify for their own separate exclusion from regulation as an investment company.

        We have not received a no-action letter from the Division regarding how our investment strategy fits within the exclusion from regulation under the Investment Company Act that we are using. To the extent that the Division provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the Division could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Quantitative and Qualitative Disclosures About Market Risk

  Market Risks

  Currency Risks

        From time to time, we may make investments that are denominated in a foreign currency through which we may be subject to foreign currency exchange risk.

  Inflation Risks

        Our investment portfolio comprises the majority of our assets and our investments are financial in nature. Changes in interest rates and credit spreads may have a material adverse impact on our financial condition, results of operations and liquidity. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates.

  Interest Rate Risk

        We believe that our primary market risk is interest rate risk. Interest rate risk is defined as the sensitivity of our current and future earnings to interest rate volatility, variability of spread relationships, the difference in repricing intervals between our assets and liabilities and the effect that interest rates may have on our cash flows and the prepayment rates experienced on our investments that have imbedded borrower optionality. The objective of interest rate risk management is to achieve earnings, preserve capital and achieve liquidity by minimizing the negative impacts of changing interest rates, asset and liability mix, and prepayment activity.

        We are exposed to basis risk between our investments and our borrowings. Our floating rate investments and our variable rate borrowings do not reset on the same day or with the same frequency and, as a result, we are exposed to basis risk with respect to index reset frequency. Our floating rate investments may reprice on indices that are different than the indices that are used to price our variable rate borrowings and, as a result, we are exposed to basis risk with respect to repricing index. The basis risks noted above, in addition to other forms of basis risk that exist between our investments and borrowings, may be material and could negatively impact future net interest margins.

        Interest rate risk impacts our interest income, interest expense, prepayments, and the fair value of our investments, interest rate derivatives, and liabilities. We manage interest rate risk and make interest rate risk decisions by evaluating our projected earnings under selected interest rate scenarios. We also use static measures of interest rate risk including duration. During periods of increasing interest rates we are biased to purchase investments that are floating rate and we have had that bias since our inception. We manage our interest rate risk using various techniques ranging from the purchase of floating rate investments to the use of interest rate derivatives. We generally fund our variable rate investments with variable rate borrowings with similar interest rate reset frequencies. We fund our fixed rate and our hybrid investments with short-term variable rate borrowings and we may use interest rate derivatives to hedge the variability of the cash flows associated with our existing or forecasted variable rate borrowings. Hedging activities are complex and accounting for interest rate derivatives as fair value or cash flow hedges in accordance with SFAS No. 133 is difficult. We may not be able to execute certain hedging strategies because we are a REIT and there are complex rules regarding how our hedges impact our compliance with the REIT requirements.

        Prepayments will impact the average lives of our fixed rate and hybrid investments and, as a result, we are exposed to the risk that the amount of variable rate borrowings that we have swapped from floating rate to fixed rate is materially different than we expected because the average life of the fixed rate or hybrid investment has either extended or contracted. If the difference is material, we may have to adjust the amount of our interest rate derivative position and such action could generate a loss if we terminated any of the interest rate derivatives or it may negatively impact our future earnings if we have to increase our interest rate derivative positions because the average lives of our investments have extended.

        The periodic and lifetime interest rate caps contained in our residential ARM loans and securities may limit the repricing of our residential ARM loans and securities and, as a result, we are exposed to the risk that repricing of our investments is limited by the respective caps and our variable rate borrowings do not have any similar such caps. As a result our income on the investments that are subject to the periodic and lifetime cap would remain constant while our cost of financing using variable rate debt would increase. The periodic and lifetime interest rate caps may negatively impact future net interest margins and the fair values of our residential ARM loan and security investments.

        The table below presents an approximation of the sensitivity of the market value of our residential mortgage loan and security portfolio using BondStudio®. Application of this method results in an estimation of the percentage change in the market value of our residential mortgage assets and interest rate derivatives per 50 basis point shift in interest rates expressed in a measure commonly referred to as effective duration. Positive portfolio effective duration indicates that the market value of the total portfolio will decline if interest rates rise and increase if interest rates decline. Negative portfolio effective duration indicates that the market value of the total portfolio will decline if interest rates decline and increase if interest rates rise. The closer effective duration is to zero, the less interest rate changes are expected to affect the market value of our residential mortgage loan and security portfolio and our investments. Included in the table is a base case effective duration calculation for an interest rate scenario that assumes future rates are those implied by the yield curve as of February 28, 2006. The other four scenarios assume interest rates are instantaneously 50 and 100 basis points lower and 50 and 100 basis points higher than those implied by the yield curve as of February 28, 2006.

Net Portfolio Effective Duration
December 31, 2005

	Base Case	Parallel -50 bps	Parallel -100 bps	Parallel +50 bps	Parallel +100 bps
Residential mortgage assets:
ARM loans and securities	0.28	0.18	0.08	0.39	0.54
Hybrid loans and securities	1.99	1.76	1.32	2.12	2.20
Total residential assets	1.22	1.06	0.81	1.33	1.43
Interest rate swaptions and corridor	(0.23)	(0.22)	(0.16)	(0.20)	(0.12)
Amortizing interest rate swaps	(1.72)	(1.75)	(1.78)	(1.70)	(1.67)
Net portfolio effective duration	0.14	(0.03)	(0.26)	0.26	0.41

        Based on the assumptions used, the model output suggests a low degree of portfolio price change given the decreases and increases in interest rates. The table above excludes corporate loans and securities and commercial rate loans and securities totaling $2.4 billion and $604.7 million, respectively, as of December 31, 2005. Changes in assumptions including, but not limited to, volatility, mortgage spreads, prepayment behavior and defaults, as well as the timing and level of interest rate changes, will affect the results of the model. Therefore, actual results are likely to vary from modeled results.

        Although market value sensitivity analysis is widely accepted in identifying interest rate risk, it does not take into consideration changes that may occur such as, but not limited to, changes in investment and financing strategies, changes in market spreads, and changes in business volumes.

        The use of interest rate derivatives is a critical part of our interest risk management strategy. The table below summarizes the contractual notional balance of our amortizing interest rate swaps and interest rate corridor as of December 31, 2005, and for each of the following five years then ended.

Hedge Instruments Notional Amounts
(Amounts in millions)

	As of December 31, 2005
	2005	2006	2007	2008	2009
Interest rate swaps	$4,308	$4,525	$3,348	$2,022	$1,017
Interest rate corridors	—	691	755	720	—

Total	$4,308	$5,216	$4,103	$2,742	$1,017

        The following table summarizes the estimated net fair value of our derivative instruments held at December 31, 2005 and December 31, 2004 (amounts in thousands):

Derivative Fair Value

	As of December 31, 2005	As of December 31, 2004
Cash Flow Hedges:
Interest rate corridors	$14,762	$—
Interest rate swaps	40,796	—
Free-Standing Derivatives:
Interest rate swaptions	879	223
Interest rate swaps	198	—
Credit default swaps	71	(625)
Total rate of return swaps	727	—
Foreign exchange contracts	—	(125)

Net fair value	$57,433	$(527)

  Risk Management

        To the extent consistent with maintaining our REIT status, we seek to manage our interest rate risk exposure to protect our investment portfolio and related borrowings against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

  •
  Changing the mix between our floating rate investments and our fixed rate investments;

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  Monitoring and adjusting, if necessary, the reset index and interest rates related to our investments and our borrowings;

  •
  Attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods; and

  •
  Using interest rate derivatives to adjust the interest rate sensitivity of our investment portfolio and our borrowings.

OUR COMPANY

        We are a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in marketable and non-marketable equity securities.

        Our objective is to provide competitive returns to our investors through a combination of dividends and capital appreciation. As part of our multi-asset class strategy, we seek to invest opportunistically in those asset classes that can generate favorable leveraged risk-adjusted returns, subject to maintaining our status as a real estate investment trust, or REIT, and our exemption from regulation under the Investment Company Act of 1940, or the Investment Company Act. The implementation of our multi-asset class strategy also diversifies our investment portfolio. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk, asset class concentration risk, market risk and credit risk.

        Our income is generated primarily from the difference between the interest and dividend income earned on our investments and the cost of our borrowings, plus (i) realized and unrealized gains and losses on our free-standing derivatives, (ii) realized gains and losses from the sales of investments, and (iii) fee income.

        We are externally managed and advised by KKR Financial Advisors LLC pursuant to a management agreement. Our Manager is an affiliate of KKR, a leading sponsor of private equity funds and one of the oldest and most experienced private equity firms specializing in leveraged buyouts. Certain individuals associated with KKR serve on our board of directors and our Manager's investment committee.

        We are a Maryland corporation that is taxed as a REIT for federal income tax purposes. We were organized in July 2004 and completed our initial private placement of shares of our common stock in August 2004.

        On June 29, 2005, we completed our initial public offering, or IPO, of 37,500,000 shares of our common stock and received approximately $848.8 million of net proceeds therefrom. Our common stock is listed on the NYSE under the symbol "KFN" and began trading on June 24, 2005.

Our Manager

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of KKR, pursuant to a management agreement. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

        Pursuant to the terms of the management agreement, our Manager provides us with our management team along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets, liabilities and operations. Our Manager is at all times subject to the direction of our board of directors and has only such functions and authority as we delegate to it. As of February 28, 2006, affiliates of our Manager had 44 employees.

Our Strategy

        We seek to achieve our investment objective by allocating capital primarily to the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in marketable and non-marketable equity securities. Our objective is to provide competitive returns to our investors through a combination of dividends and capital appreciation. As part of our multi-asset class strategy, we seek to invest opportunistically in those asset classes that can generate favorable leveraged risk-adjusted returns, subject to maintaining our status as a REIT, and our exemption from regulation under the Investment Company Act. The implementation of our multi-asset class strategy also diversifies our investment portfolio. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk, asset class concentration risk, market risk and credit risk.

        Our Manager utilizes its access to the resources and professionals of KKR, along with the same philosophy of value creation KKR employs in managing private equity funds, in order to create a portfolio that is designed to provide competitive returns to investors. We make asset class allocation decisions based on various factors including: relative value, leveraged risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, all-in cost of financing and financing availability, and maintaining our REIT status.

        From time to time, we make certain investments, including debt, equity and derivative investments, utilizing KKR TRS Holdings, Inc., our domestic taxable REIT subsidiary. We will opportunistically pursue this strategy whenever we are constrained by the rules related to maintaining our REIT status and, in the case of non-real estate or derivative investments, whenever the projected returns on these investments, net of income taxes, are comparable to the projected leveraged risk-adjusted returns on investments made in the REIT. We are not required to distribute the earnings of our domestic taxable REIT subsidiary; accordingly, we may retain in our domestic taxable REIT subsidiary some or all of the net income earned by our domestic taxable REIT subsidiary.

        We use leverage in order to increase potential returns to our stockholders. The use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee have the discretion, without the need for further approval by our board of directors, to increase the amount of leverage we incur above our targeted range.

        Our strategy in each asset class is as follows:

        Residential Mortgage Loans and Mortgage-Backed Securities.    Our investments in this asset class principally consist of (i) adjustable rate and hybrid adjustable rate residential mortgage-backed securities, backed by prime and super-prime credit quality non-agency residential mortgages, (ii) agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities, and (iii) prime and super-prime credit quality adjustable rate or hybrid adjustable rate mortgage loans. We currently invest in prime and super-prime credit quality mortgage loans and non-agency mortgage-backed securities. We define "prime" credit quality as a mortgage where the borrower's original FICO® score is between 680-710, and define "super-prime" credit quality as a mortgage where the borrower's original FICO® score is greater than 710. We do not own mortgage loans where the borrower's original FICO® score is below 600. We do not currently invest in sub-prime or non-prime mortgage loans or mortgage-backed securities, although we may do so in the future. Hybrid adjustable rate mortgage-backed securities and mortgage loans have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities and mortgage loans. Agency-backed securities include mortgage-backed securities, which represent the entire ownership interest in pools of mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae, Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. A majority of the residential mortgage-backed securities, or RMBS, in which we invest consists of non-agency adjustable rate and three- and five-year hybrid adjustable-rate mortgage-backed securities. We also invest in mortgage loans purchased directly from select financial institutions. We base our decision on whether to invest in adjustable rate or hybrid adjustable rate mortgage loans and mortgage-backed securities on various factors including, but not limited to, relative value, supply and demand, costs of hedging, forward LIBOR, interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

        The agency mortgage-backed securities market is very large; however, only a very small portion meets our investment criteria primarily due to the fact that (i) many of the agency mortgage-backed securities do not fulfill the "whole-loan" requirement of the Investment Company Act, and (ii) only a small portion of the market of agency mortgage-backed securities have market prices that meet our purchase price objectives given our bias of minimizing purchase premiums on investments with prepayment risk or no call protection. Accordingly, we may not be able to find sufficient quantities of RMBS to purchase in order to achieve our investment objectives.

        Corporate Leveraged Loans and High Yield Securities.    We invest in debt obligations of corporations, partnerships and other entities in the form of first and second lien loans, mezzanine loans and bridge facilities, which we collectively refer to as leveraged loans given the high proportion of debt typically in their capital structure, as well as in high yield debt securities. These entities may be owned by KKR and/or other private equity investors. Many of the leveraged loans and high yield securities in which we invest have an explicit rating from one or more nationally-recognized statistical rating agencies. The majority of our investments in leveraged loans and high yield securities are rated between Ba1 and B3 by Moody's and between BB+ and B- by Standard & Poor's. We also invest in leveraged loans and high yield securities that are rated below B3 by Moody's and B- by Standard & Poor's and/or that do not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        Commercial Real Estate Debt.    We invest in debt secured by commercial real estate or issued by owners or operators of commercial real estate properties. These investments include CMBS, mezzanine loans, bridge loans and debt and preferred stock issued by public and private commercial real estate companies and REITs. Most of the CMBS in which we invest are rated between A1 and B3 by Moody's and between A+ and B- by Standard & Poor's and most of the mezzanine loans and bridge loans in which we invest are rated B3 or lower by Moody's and B- or lower by Standard & Poor's and/or may not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        Asset-Backed Securities.    We invest in investment grade and non-investment grade asset-backed securities. We also make investments in investment grade and non-investment grade CDOs and CLOs, backed by high yield securities, corporate leveraged loans, CMBS, and/or asset-backed securities. Most of the asset-backed securities in which we invest are rated between A1 and B1 by Moody's and between A+ and B+ by Standard & Poor's.

        Marketable and Non-Marketable Equity Securities.    To a lesser extent, subject to maintaining our qualification as a REIT, invest from time to time in common stock and preferred stock of private and public companies that may or may not be related to the real estate business. A material amount of our equity investments may include private equity investments in companies affiliated with KKR.

Our Investment Process

        Our Manager evaluates each one of our investment opportunities based on its leveraged risk-adjusted return subject to our current investment guidelines. Our investment process is summarized as follows:

  •
  asset allocation;

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  investment sourcing and screening;

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  credit research and due diligence;

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  Investment Committee review and approval;

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  recurring monitoring; and

  •
  buy or sell based on price targets and relative value parameters.

        Asset Allocation.    Our Manager utilizes the same philosophy employed by KKR's investment professionals in managing private equity funds with the objective of creating a portfolio that is designed to provide competitive leveraged risk-adjusted returns to our stockholders. Our Manager uses a combination of "top-down" and "bottom-up" analyses. Our top-down approach utilizes macro analysis of relative asset valuations, economic outlook, interest rate expectations, credit fundamentals and technical factors to target specific industries and asset classes. Our bottom-up approach includes rigorous analysis of credit, industry trends and dynamics and dislocation events to select specific credits in which to invest.

        Investment Sourcing and Screening.    Our Manager sources transactions through a variety of channels, including its relationships with KKR, corporate executives, commercial and investment banks, financial sponsors and intermediaries. The investment professionals of our Manager screen the sourced opportunities and make the decision whether to proceed to due diligence based on the industry, credit structure, relative value, and projected leveraged risk-adjusted return. We believe that our Manager's investment selection process benefits from its access to the resources and professionals of KKR.

        Credit Research and Due Diligence.    When conducting due diligence, our Manager evaluates critical business and financial risk considerations, as well as tax, accounting, environmental and legal issues, in determining whether or not to proceed with an investment. The Manager's investment evaluation utilizes a relative value framework and rigorous credit analysis focused on credit fundamentals rather than the momentum of the overall markets and emphasizes free cash flow computed under base and stress case scenarios, normalized levels of capital expenditures, stability of margins, structure, competitive position, management track record and industry trends.

        Our Manager leverages KKR's relationships with accountants, consultants, lawyers, investment banks and industry experts when conducting due diligence. In addition, when KKR has conducted due diligence prior to referring an investment opportunity to us, subject to KKR's contractual obligations and applicable securities laws, our Manager may benefit from the due diligence already conducted by KKR.

        Investment Committee Review and Approval.    For each proposed investment, our Manager's investment committee reviews each of our Manager's investment memoranda and related financial projections for opportunities that have been previously evaluated and approved by the investment professionals of our Manager. Our Manager reviews potential investment opportunities and many investment opportunities are not pursued. For investment opportunities that fulfill our investment objectives, the Manager prepares a credit memorandum summarizing the credit underwriting and due diligence performed and submits the credit memorandum to the investment committee. The investment memorandum summarizes the factors relevant to the specific investment, including pricing (including applicable interest and default rates), term, collateral (if any), financial condition and historical financial data, quality of issuer's management team, leverage, debt service coverage, covenants, industry overview, competitive position within the industry, ratings, trends (company- and industry-specific) and other relevant information regarding the issuer and includes a summary of the diligence performed by the investment professional in preparing the memorandum and evaluating the investment opportunity. Investment opportunities must receive a unanimous approval by the investment committee to be consummated.

        Our Manager's investment committee has approved a majority of the investments it has reviewed. The investment committee has decided on limited occasions, however, not to approve a specific investment based on concerns raised by members of the investment committee relating to the subject company, specific investment terms or industry. In addition, the investment committee has delayed certain investments subject to the performance of further satisfactory due diligence.

        Our Manager's investment committee reviews investment opportunities for us and for the entities established by us to implement our securitization financings, but not for any other clients of our Manager or any other KKR affiliates.

        Monitoring.    Our Manager monitors our portfolio using daily, quarterly and annual analyses in order to make decisions regarding the portfolio investments.

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  Daily analysis includes morning market meetings, industry and company pricing runs, industry and company reports and discussions with KKR industry and operating company personnel on an as-needed basis;

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  Quarterly analysis includes the preparation of quarterly operating results, reconciliation of actual results to projections, updates to the financial model (baseline and stress case) and investment committee portfolio review; and

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  Annual analysis consists of the preparation of annual credit memoranda, review and sign-off of updated annual credit memoranda by the investment professionals of the Manager.

        Buy and Sell Discipline.    Our Manager does not make buy or sell decisions based on price momentum models or philosophy. Our Manager makes purchase and sale decisions based on achieving price targets, changes in credit fundamentals, changes in industry fundamentals, changes in management credibility, relative asset-class valuations, macro-economic factors and technical factors. Returns on our investments consist primarily of interest income, dividend income and related fees, as opposed to capital gains.

        Investment Guidelines.    We have established and comply with investment policies and procedures and investment guidelines that are reviewed and approved by our Manager's investment committee and our board of directors. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives. We review our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

        Our board of directors and our Manager's investment committee have adopted the following guidelines, among others, for our investments and borrowings:

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  no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

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  no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act;

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  with the exception of real estate and lodging, no industry shall represent greater than 20% of the securities in our portfolio; and

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  the maximum aggregate investment in non-securitized residential mortgages is limited to four times consolidated stockholders' equity computed in accordance with GAAP.

        These investment guidelines may be changed by a majority of our board of directors without the approval of our stockholders.

        Our board of directors has also adopted a separate set of investment guidelines and procedures to govern our relationship with KKR. We have also adopted compliance policies to govern our interaction with KKR, including when KKR is in receipt of material non-public information, see "Certain Relationships and Related Party Transactions."

Tax Status

        We are taxed as a REIT for federal income tax purposes. To qualify as a REIT, we must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of our stockholders. As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders on a current basis. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Further, even to the extent that we qualify as a REIT, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to our stockholders, and we may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, our domestic taxable REIT subsidiary, KKR TRS Holdings, Inc., is subject to federal income taxation and to various other taxes. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred capital gain rates that currently apply to dividends received by individuals, trusts and estates from taxable corporations.

Our Financing Strategy

        We use leverage in order to increase potential returns to our stockholders. Our use of leverage may, however, also have the effect of increasing losses when economic conditions are unfavorable. As of December 31, 2005, our leverage was 8.1 times the amount of our equity. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee will have the discretion, without the need for further approval by our board of directors, to increase the amount of our leverage.

        We finance the majority of our residential mortgage loans and mortgage-backed security investments on a non-term financing basis through the use of repurchase agreements. With repurchase agreements, we borrow against the mortgage loans, mortgage-backed securities, high yield securities, asset-backed securities, and/or preferred stock securities we own. Under these agreements, we sell our mortgage loans, mortgage-backed securities, high yield securities, asset-backed securities, and/or preferred stock securities to a counterparty and agree to repurchase the same securities from the counterparty at a price equal to the original sales price plus an interest factor. These repurchase agreements are accounted for as debt, secured by the underlying assets. During the period of a repurchase agreement, we receive the principal and interest on the related collateral and pay interest to the counterparty.

        Our repurchase agreement counterparties are commercial and investment banks with whom we have agreements in place that cover the terms of our transactions. All our repurchase agreement counterparties are approved by our Manager.

  Asset-Backed Commercial Paper

        In addition to using repurchase agreements, we finance a portion of our residential mortgage loans and residential mortgage-backed securities from our $5 billion asset-backed secured liquidity note facility that closed on September 30, 2005. This facility provides us with an alternative source of funding our residential mortgage-backed securities by issuing asset-backed secured liquidity notes that are rate A-1+, P-1, and F1+, by Standard and Poor's, Moody's, and Fitch Inc, respectively. Issuances of asset-backed secured liquidity notes are recorded as borrowings on our Consolidated Balance Sheet.

  Warehouse Facilities

        In addition to repurchase agreements and asset-backed secured liquidity notes, we rely on warehouse credit facilities for capital needed to fund our investments in adjustable rate and hybrid adjustable rate mortgage loans, commercial real estate loans, and leveraged loans. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our investments. Warehouse facilities are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third-party custodians, usually banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse, for the benefit of the warehouse lender. We have established formal relationships with multiple counterparties for the purpose of maintaining financing relationships on favorable terms.

  Collateralized Debt Obligations and Collateralized Loan Obligations

        We finance our non-residential real estate assets on a term financing basis using CDOs, CLOs and other match-funded financing structures. CDOs and CLOs are multiple class debt securities, or bonds, secured by pools of assets, such as leveraged loans, high yield securities, commercial real estate loans, commercial real estate mortgage-backed securities and asset-backed securities. Like typical securitization structures, in a CDO and CLO (i) the assets are pledged to a trustee for the benefit of the holders of the bonds, (ii) one or more classes of the bonds are rated by one or more rating agencies and (iii) one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the sponsor to achieve a relatively low cost of long-term financing. Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CDO and CLO provided the proceeds are reinvested in qualifying assets. As a result, CDOs and CLOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe CDO and CLO financing structures are an appropriate term financing vehicle for our targeted non-residential real estate asset classes, because they enable us to obtain long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk.

        During the year ended December 31, 2005, we closed two $1.0 billion collateralized loan obligation transactions through which we have issued $1.5 billion in collateralized loan obligation senior secured notes to finance investments in corporate loans and securities.

Our Hedging and Interest Rate Risk Management Strategy

        Repurchase agreements generally have maturities of 30 days and the weighted average life of the mortgage-backed securities we own is generally longer. The difference in maturities, in addition to reset dates and reference indices, creates potential interest rate risk.

        We use interest rate derivatives to hedge all or a portion of our interest rate risk associated with our borrowings. The tax laws applicable to REITs generally restrict our ability to enter into hedging transactions. See "Federal Income Tax Consequences of Our Qualification as a REIT—Gross Income Test-Hedging Transactions."

        We engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Our interest rate management techniques may include:

  •
  interest rate swaps;

  •
  interest rate swaptions;

  •
  interest cancelable swaps;

  •
  interest rate caps;

  •
  interest rate corridors;

  •
  eurodollar futures contracts and options on such contracts; and

  •
  other interest rate and non-interest rate derivatives.

        These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets.

        We enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term borrowings. The interest rate swap agreements have historically been structured such that we receive payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The repurchase agreements generally have maturities of 30 days and carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements are intended to fix our borrowing cost and are not held for speculative or trading purposes.

        Interest rate management techniques do not eliminate interest rate and basis risk but seek to mitigate interest rate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

  •
  the weighted average life of the mortgage-backed securities would be extended because prepayments of the underlying mortgage loans would decrease; and

  •
  the market value of fixed rate mortgage-backed securities would decline as long-term interest rates increased.

        In order for our interest rate derivatives to qualify as fair value or cash flow hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS No. 133, we must fulfill many complex requirements including, but not limited to, hedge correlation requirements.

        As stated above, our income is generated primarily from the net interest spread on our investment portfolio. Set forth below are factors that may adversely impact our net interest spread.

        Match Funding.    We expect to use long-term financing on a match funded basis to minimize interest rate risk in our portfolio. Match funding is the financing of our investments on a basis where the duration of the investments approximates the duration of the borrowings used to finance the investments. For any period during which our investment portfolio and related borrowings are not match funded, we may be exposed to the risk that our investment portfolio will reprice more slowly than the borrowings that we use to finance a significant portion of our investment portfolio. Increases in interest rates under these circumstances, particularly short-term interest rates on our short-term borrowings, may significantly adversely affect the net interest income that we earn on our investment portfolio.

        Prepayments.    Prepayment rates experienced on loans and securities in our investment portfolio may be influenced by changes in the overall level of interest rates, changes in the shape of the yield curve, and a variety of economic, geographic and other factors beyond our control, and consequently, we can not predict prepayment rates with certainty. The yield on our investment portfolio may be affected by the difference between the actual prepayment rates that we realize on our investment portfolio and the prepayment rates that we project on our investment portfolio.

        Hedging.    We use interest rate derivatives to hedge a portion of the interest rate risk associated with our borrowings. There are limitations to our ability to hedge all of the negative consequences associated with changes in interest rates and prepayment rates. Furthermore, we are subject to the costs associated with hedging which include the premiums paid for any interest rate derivatives and the cost of swapping floating rate borrowings to fixed rate borrowings.

        Credit Losses.    We will experience credit losses on our investment portfolio and such credit losses will have an adverse affect on our investment portfolio performance.

        Leverage.    We use borrowings to finance a significant portion of our investment portfolio. The use of leverage involves risks, including the risk that losses are materially increased or magnified and increasing liquidity risk in the event that one or more of our financing counterparties terminate our financings and/or require us to provide additional collateral to secure their financing facilities.

Investment Company Act Exemption

        We operate our business so as to be exempt from regulation under the Investment Company Act. We monitor our portfolio of investments periodically to confirm that we and each of our subsidiaries continue to qualify for the applicable exemptions from the definition of an investment company under the Investment Company Act. We monitor our portfolio so that at least 55% of our assets are considered to be "qualifying real estate assets," and so that at least an additional 25% of our investments constitute "real estate-related assets" or additional qualifying real estate assets, thereby allowing us to qualify for the exemption from the definition of an investment company provided in Section 3(c)(5)(C) of the Investment Company Act. We measure and satisfy the tests with respect to our assets on an unconsolidated basis.

        We generally expect that a substantial majority of our investments in mortgage loans, mortgage-backed securities and commercial real estate debt will be considered qualifying real estate assets under the Section 3(c)(5)(C) exemption from the Investment Company Act. We also generally expect that any RMBS or CMBS in which we invest that do not constitute qualifying real estate assets will constitute real estate-related assets. The treatment of CDOs, asset-backed securities, leveraged loans and stressed and distressed debt securities as qualifying real estate assets or real estate-related assets will be based on the characteristics of the underlying collateral and our rights with respect to the collateral, including whether we have foreclosure rights with respect to the underlying real estate collateral. We do not generally expect that our investments in corporate leveraged loans, mezzanine loans, high yield corporate bonds, asset-backed securities or private equity will constitute qualifying real estate assets or real estate-related assets.

        Maintaining our exemption from regulation under the Investment Company Act limits our ability to make certain favorable investments.

Competition

        Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, financial companies, public and private funds, commercial and investment banks and commercial finance companies. For additional information concerning the competitive risks we face, see "Risk Factors—Risks Related to Our Operation and Business Strategy—We operate in a highly competitive market for investment opportunities."

Staffing

        We do not have any employees. We are managed by KKR Financial Advisors LLC, our Manager, pursuant to the management agreement between our Manager and us. Our Manager is 100% owned by KKR Financial LLC and all of our executive officers are employees and/or officers of KKR Financial LLC. As of February 28, 2006, KKR Financial LLC had 42 full-time employees and two founders.

        As of February 28, 2006, a break-down of KKR Financial LLC's 42 full-time employees and two founders by functional area is summarized in the table below:

Number of Individuals	Functional Area
2	Executive Management
15	Due Diligence, Investment Management and Asset-Liability Management
20	Finance, Information Systems, and Human Resources
7	Administration

Properties

        Our offices are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our offices is (415) 315-3620.

Legal Proceedings

        At December 31, 2005, there were no material pending legal proceedings to which we were a party or to which any of our property was subject.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of Kohlberg Kravis Roberts & Co. L.P., a leading sponsor of private equity funds. Our Manager was formed in July 2004. All of our executive officers will be employees of our Manager or one or more of its affiliates. The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

Officers of Our Manager

        The following sets forth certain information with respect to the officers of our Manager as of February 28, 2006:

Name	Age	Title
Saturnino S. Fanlo	45	Chief Executive Officer
David A. Netjes	46	Chief Financial Officer and Chief Operating Officer

        Saturnino S. Fanlo.    Mr. Fanlo has been the Chief Executive Officer of our Manager and us and a director since our inception in July 2004. He also serves on our Manager's investment committee. From July 2000 to June 2004 Mr. Fanlo was Executive Vice-President and Treasurer of Wells Fargo & Company, or Wells Fargo. As Executive Vice- President of Wells Fargo, Mr. Fanlo founded the High Yield and Structured Products Investments Groups. Mr. Fanlo was also founder and, from August 2001 to June 2004, President of Sutter Advisors LLC, a registered investment advisor formed in 2001 and a wholly-owned subsidiary of Wells Fargo. Mr. Fanlo was also responsible for Wells Fargo's derivative units where he oversaw the firm's marketing efforts as well as formed Wells Fargo's interest rate trading, equity derivatives and commodity derivatives groups. Mr. Fanlo joined Wells Fargo in 1995; from April 1999 to July 2000 Mr. Fanlo served as an Executive Vice President; from February 1997 to April 1999 Mr. Fanlo served as a Senior Vice President, and from June 1995 to February 1997 Mr. Fanlo served as a Vice President. During his service for Wells Fargo Mr. Fanlo oversaw the firm's wholesale funding utilizing term debt, bank notes, convertibles, preferred stock, repurchase agreements, bank notes, and equity and commodity notes. He was responsible for overseeing the firm's investment portfolio, largely comprised of mortgage securities, ARMs, other mortgage products and municipals. As Treasurer, Mr. Fanlo also oversaw Treasury regulatory matters, dividend policies, and rating agency interaction and directed the firm's discretionary equity and Foundation portfolios. Before joining Wells Fargo, Mr. Fanlo was a Vice-President at Goldman Sachs for four years where he ran the mortgage syndicate desk. Prior to that Mr. Fanlo was Executive Vice President at ACE (USA). He also held positions at the First Boston Corporation and Metropolitan Life Insurance Company.

        David A. Netjes.    Mr. Netjes is the Chief Financial Officer and has been Chief Operating Officer of our Manager and us since our inception in July 2004. He also serves on our Manager's investment committee. From January 2004 to July 2004 Mr. Netjes was an Executive Vice-President at Wells Fargo. As Executive Vice-President, Mr. Netjes managed the Wells Fargo Treasury Division investment portfolio and the Securities and Investment Division's structured products portfolio and the franchise real estate group portfolio. From August 2001 to June 2004 Mr. Netjes was the Chief Operating Officer and Chief Financial Officer of Sutter Advisors LLC and was a member of the Wells Fargo mergers and acquisitions due diligence team. Mr. Netjes joined Wells Fargo in March 1997, from November 2000 to January 2004 Mr. Netjes served as a Senior Vice President and Managing Director, and from March 1997 to November 2000 Mr. Netjes served as a Vice President. Before joining Wells Fargo,

Mr. Netjes was a Director in the Investment Department at Cargill, Incorporated for five years and an Associate Portfolio Manager at American Express Financial Advisors, Inc. for one year. Prior to that Mr. Netjes was a Senior Manager at Arthur Andersen & Co., LLP specializing in mergers and acquisitions and financial institutions for five years and a staff accountant at KPMG LLP for one year. Mr. Netjes is a Certified Public Accountant.

Investment Committee

        The role of our Manager's investment committee is to review and approve our investment policies and procedures and investment guidelines and review and approve our investment portfolio holdings and related compliance with our investment policies and procedures and our investment guidelines. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives.

        Our Manager's investment committee consists of: Paul Hazen, Scott Nuttall, Saturnino Fanlo and David Netjes. In addition, Henry Kravis and George Roberts are ad hoc members of our Manager's investment committee and, as such, participate in investment committee discussions on an as-needed basis. Biographical information regarding Messrs. Hazen, Kravis, Nuttall and Roberts is as follows:

        Paul M. Hazen.    Mr. Hazen is the chairman of our board of directors. Mr. Hazen joined Wells Fargo in 1970, serving as Chairman of Wells Fargo from February 1997 to May 2001, Chairman and Chief Executive Officer from February 1997 to November 1998, Chief Executive Officer from January 1995 to February 1997, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984. Mr. Hazen is also the former President of Wells Fargo Real Estate Investment Trust, a publicly traded REIT, from 1973 to 1978. Mr. Hazen retired after he left his post as Chairman of Wells Fargo in May 2001 and remained in retirement until he accepted his appointment as Chairman of our board of directors. Mr. Hazen is currently the Deputy Chairman and Lead Independent Director of Vodafone PLC, Lead Independent Director of Safeway Inc., a director of Willis Group Holdings Limited and Xstrata Plc.

        Henry Kravis.    Prior to founding KKR in 1976, Mr. Kravis was a Partner in the Corporate Finance Department of Bear Stearns & Company, where with Jerome Kohlberg and Mr. Roberts he pioneered the use of leverage in acquisitions. Mr. Kravis has been actively involved in buyout activities for more than 35 years. Mr. Kravis is a director of Accel-KKR Company, PRIMEDIA Inc., Legrand S.A. and U.S. Natural Resources, Inc.

        George Roberts.    Prior to founding KKR in 1976, Mr. Roberts was a Partner in the Corporate Finance Department of Bear Stearns & Company, where with Jerome Kohlberg and Mr. Kravis he pioneered the use of leverage in acquisitions. Mr. Roberts has been actively involved in buyout activities for more than 35 years. Mr. Roberts is a director of Accel-KKR Company and US Natural Resources, Inc.

        Scott C. Nuttall.    Mr. Nuttall has been a director since July 2004. Mr. Nuttall has been a member of KKR & Co. since 2005, having been continuously employed by KKR since 1996. In such capacities, Mr. Nuttall's primary responsibilities have been identifying potential acquisition opportunities for private equity funds managed by KKR & Co., negotiating and implementing these acquisitions and providing monitoring and consulting advice to portfolio companies following acquisition. Mr. Nuttall was an executive at The Blackstone Group from 1995 to November 1996. He is a member of the board of directors of Alea Group Holdings (Bermuda) Ltd., Bristol West Holdings, Inc., Masonite International Corporation and Willis Group Holdings Limited.

The Management Agreement

        We are party to a management agreement with KKR Financial Advisors LLC, our Manager, pursuant to which our Manager will provide for the day-to-day management of our operations.

        The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our Manager's management is under the direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets, liabilities and operations as may be appropriate, including, without limitation, the following:

  (i)
  serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval of our board of directors;

  (ii)
  investigating, analyzing and selecting possible investment opportunities;

  (iii)
  with respect to prospective purchases and sales of investments, conducting negotiations with sellers and purchasers and their agents, representatives and investment bankers;

  (iv)
  engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

  (v)
  negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

  (vi)
  coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

  (vii)
  providing executive and administrative personnel, office space and office services required in rendering services to us;

  (viii)
  administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

  (ix)
  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

  (x)
  counseling us in connection with policy decisions to be made by our board of directors;

  (xi)
  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our status as a REIT and with the investment guidelines;

  (xii)
  counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

  (xiii)
  counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

  (xiv)
  assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate-related assets and non-real estate related assets;

  (xv)
  representing and making recommendations to us in connection with the purchase and finance of and commitment to purchase and finance mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

  (xvi)
  monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

  (xvii)
  investing or reinvesting any money of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

  (xviii)
  causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

  (xix)
  causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

  (xx)
  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, or the Exchange Act;

  (xxi)
  taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

  (xxii)
  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

  (xxiii)
  using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

  (xxiv)
  performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

  (xxv)
  using commercially reasonable efforts to cause us to comply with all applicable laws.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its members, managers, officers and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our stockholders, directors, officers, employees and each other person, if any, controlling us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. As required by the management agreement, our Manager carries errors and omissions insurance.

        Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team along with appropriate support personnel, to provide the management services to be provided by our Manager to us, the members of which team shall have as their primary responsibility the management of us and shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

        The initial term of the management agreement expires on December 31, 2006, and is automatically renewed for a one-year term each anniversary date thereafter. Our independent directors review our Manager's performance annually (upon 180 days notice) and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (i) unsatisfactory performance that is materially detrimental to us or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination pursuant to clause (ii) by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of our independent directors and our Manager. We must provide 180 days' prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, which may make it more difficult for us to terminate the management agreement.

        We may also terminate the management agreement without payment of the termination fee with 30 days' prior written notice for cause, which is defined as (i) our Manager's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our Manager's fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager's gross negligence in the performance of its duties under the management agreement, (iv) the commencement of any proceeding relating to our Manager's bankruptcy or insolvency, (v) the dissolution of our Manager or (vi) a change of control of our Manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our Manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager the termination fee described above.

Management Fees and Incentive Compensation

        We do not employ personnel and therefore rely on the resources of our Manager to conduct our operations. For performing services under the management agreement, our Manager receives a base management fee and incentive compensation based on our performance. Our Manager also receives reimbursements for certain expenses, which are made on the first business day of each calendar month.

        Base Management Fee.    We pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 of our equity multiplied by 1.75%. We believe that the base management fee that our Manager is entitled to receive is comparable to the base management fee received by the managers of comparable externally managed REITs. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are officers of us, receive no cash compensation directly from us.

        For purposes of calculating the base management fee, our equity means, for any month, the sum of the net proceeds from any issuance of our common stock, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common stock. The foregoing calculation of the base management fee will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

        Our Manager's base management fee shall be calculated by our Manager within fifteen business days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within twenty business days after the end of each month.

        Reimbursement of Expenses.    Because our Manager's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis.

        We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to, rent, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors' and officers' liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees and closing costs), expenses associated with other securities offerings of ours, expenses relating to making distributions to our stockholders, the costs of printing and mailing proxies and reports to our stockholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us, costs incurred by employees of our Manager for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our

Manager and its affiliates required for our operations. Except as noted above, our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager's employees and other related expenses.

        Incentive Compensation.    In addition to the base management fee, our Manager receives quarterly incentive compensation in an amount equal to the product of:

  (i)
  25% of the dollar amount by which

  (a)
  our Net Income, before Incentive Compensation, per weighted average share of common stock for such quarter, exceeds

  (b)
  an amount equal to (A) the weighted average of the price per share of the common stock in our August 2004 private placement and the prices per share of our common stock in any subsequent offerings by us multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter multiplied by

  (ii)
  the weighted average number of shares of common stock outstanding in such quarter.

The foregoing calculation of incentive compensation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. The incentive compensation calculation and payment shall be made quarterly in arrears.

        For purposes of the foregoing:

    "Net Income" shall be determined by calculating the net income available to owners of common stock before non-cash equity compensation expense, in accordance with GAAP.

    "Ten Year Treasury Rate" means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

        Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

        Our Manager shall compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we shall pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager's written statement setting forth the computation of the incentive fee for such quarter.

The Collateral Management Agreements

        An affiliate of our Manager has entered into separate management agreements with the respective investment vehicles for CLO 2005-1 and CLO 2005-2 and is entitled to receive fees for the services performed as collateral manager. To date, the collateral manager has waived approximately $1.5 million of management fees payable to it from CLO 2005-1 which covers the period commencing in March 2005 and ending in April 2006 and has waived approximately $0.8 million of management fees payable to it from CLO 2005-2 which covers the period commencing November 2005 and ending in May 2006. The waivers for CLO 2005-1 and CLO 2005-2 expire in April 2006 and May 2006, respectively, and there is no guarantee that the collateral manager will waive such management fees subsequent to those dates.

Options and Restricted Stock Awards

        In connection with our August 2004 private placement, we granted our Manager options to purchase 1,989,779 shares of our common stock, representing 5% of the shares that were outstanding following the completion of the private placement (excluding plan awards), with an exercise price equal to the offering price of our shares in the offering. We also granted our Manager 1,193,867 shares of restricted stock, representing 3% of the shares that were outstanding following the completion of the private placement (excluding plan awards). Such awards vest in one-third increments on the first three anniversaries of the date of completion of our August 2004 private placement. Our Manager has the right in its discretion to allocate these stock options and shares of restricted stock to its officers, employees and other individuals who provide services to us. However, our Manager will not make any allocation of these stock options or restricted shares prior to the first anniversary of the grant date.

        On July 14, 2005, the compensation committee of our board of directors granted our Manager 1,875,000 shares of restricted common stock. This grant was made pursuant to our 2004 Stock Incentive Plan. Such award vests in one-third increments on the first three anniversaries of the date of grant.

Conflicts Of Interest In Our Relationship With Our Manager

        Saturnino S. Fanlo, our chief executive officer, and David A. Netjes, our chief financial officer and chief operating officer, also serve in those capacities for our Manager and as of February 28, 2006 beneficially owned 4.5% and 4.4% of our common stock, respectively. In addition, our chairman, Paul M. Hazen, and one of our directors, Scott C. Nuttall and, serve as members of our Manager's investment committee and as of February 28, 2006 beneficially owned 4.5% and 4.2% of our common stock, respectively. As of February 28, 2006, our Manager and its affiliates collectively owned approximately 12.0% of our common stock on a fully diluted basis and received their pro rata portion of the distributions we made to our stockholders and will receive their pro rata portion of future distributions, if any.

        To address the risks related to these potential conflicts of interest with our Manager, we have adopted certain policies that are designed to eliminate or minimize potential conflicts of interest. We have also adopted compliance policies to govern our interactions with KKR, including when KKR is in receipt of material non-public information. For additional information on these investment guidelines and procedures and conflicts of interest in our relationship with our Manager, see "Certain Relationships and Related Party Transactions."

MANAGEMENT OF THE COMPANY

Our Directors and Executive Officers

        Our board of directors currently consists of eleven directors. Upon the expiration of their current term at the annual meeting of stockholders in May 2006, directors will be elected to serve a term of one year and until their successors are duly elected and qualifies. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. Unless our bylaws are amended, however, the number of directors may never be less than five nor more than eleven.

        The following sets forth certain information with respect to our directors and executive officers as of February 28, 2006:

Name	Age	Title
Paul M. Hazen	64	Chairman; Director
Saturnino S. Fanlo	45	President and Chief Executive Officer; Director
David A. Netjes	46	Treasurer, Chief Financial Officer and Chief Operating Officer
William F. Aldinger	58	Director
Patrick Cowell	57	Director
Kenneth M. deRegt	50	Director
Vincent Paul Finigan	59	Director
R. Glenn Hubbard	47	Director
Ross J. Kari	47	Director
Ely L. Licht	58	Director
Deborah H. McAneny	47	Director
Scott C. Nuttall	33	Director

Biographical Information

  Executive Officers

        For biographical information on Messrs. Fanlo and Netjes, see "Our Manager and the Management Agreement—Officers of Our Manager."

  Directors

        William F. Aldinger.    Mr. Aldinger has been a director since June 2005. On April 29, 2005, he retired from HSBC North America Holdings, Inc., where he has served as Chairman and Chief Executive Officer since January 2004. Mr. Aldinger served as Chairman and Chief Executive of HSBC Finance Corporation, formerly known as Household International, Inc., a consumer finance company, from May 1996 to January 2004. Mr. Aldinger served as President and Chief Executive Officer of Household International, Inc. from September 1994 to May 1996. Prior to joining Household International, Mr. Aldinger served in various positions at Wells Fargo Bank, including Vice Chairman. Mr. Aldinger is a director of MasterCard International, AT&T, Inc., The Charles Schwab Co. and Illinois Tool Works Inc. He is a member of the boards of Children's Memorial Medical Center/

Children's Memorial Hospital and the Children's Memorial Foundation. Mr. Aldinger also serves on the board of trustees of the J.L. Kellogg Graduate School of Management.

        Patrick Cowell.    Mr. Cowell has been a director since August 2004. He is currently President of Cowell Development Corporation, a real estate development company. He was the President of Williams-Sonoma Brand from 2002 to March 2005; President and Chief Executive Officer of Airport Group International, an airport management and development company, from 1996 to 1999; President (Americas and Caribbean) of Sun International Hotels and Resorts from 1994 to 1996; and prior to that was employed by the Hyatt Hotels Corporation for 22 years. Mr. Cowell is currently a member of the board of directors of KSL Capital Partners.

        Kenneth M. deRegt.    Mr. deRegt has been a director since April 2005. He currently is a Managing Director at Aetos Capital, LLC, an investment management firm, and has held that position since January 2003. Mr. deRegt joined Morgan Stanley in 1981 where he was made a Vice President in January 1983, a Principal in January 1985 and a Managing Director in January 1986. In addition to being a Managing Director, from January 1997 to December 2000, Mr. deRegt headed the Fixed Income, Currencies and Commodities businesses for Morgan Stanley and was a member of Morgan Stanley's Management Committee. From January 2000 until December 2003, Mr. deRegt was a private investor. Mr. deRegt is currently the Chairman of the Board of Trustees of the Eagle Hill School and is a member of the Board of Trustees of PASE—The Partnership for After School Education.

        Vincent Paul Finigan.    Mr. Finigan has been a director since February 2006. He has been a Partner of Morgan, Lewis & Bockius LLP since 2003 and was with Brobeck, Phleger & Harrison LLP from 1972 to 2003.

        R. Glenn Hubbard.    Mr. Hubbard has been a director since October 2004. He was named the Dean of Columbia University's Graduate School of Business in 2004. From 1994 to the present time Mr. Hubbard has been the Russell L. Carson Professor of Finance and Economics in the Department of Economics and Graduate School of Business of Columbia University. From February 2001 until March 2003, he took a leave of absence from his teaching post to serve as Chairman of the U.S. Council of Economic Advisers. He was Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy from 1991 to 1993. Mr. Hubbard is a research associate at the National Bureau of Economic Research and a visiting scholar at the American Enterprise Institute in Washington. He is currently a director of ADP, Black Rock Closed End Funds, R.H. Donnelley, Duke Realty and Ripplewood Holdings. He is also a trustee of the Economic Club of New York and the Fifth Avenue Presbyterian Church of New York.

        Ross J. Kari.    Mr. Kari has been a director since August 2004. He has been an Executive Vice-President and the Chief Operating Officer of the Federal Home Loan Bank of San Francisco since March 2002. Mr. Kari was Chief Financial Officer of myCFO, a wealth management firm, from 2001 to 2002 and prior to that was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 to 2001.

        Ely L. Licht.    Mr. Licht has been a director since April 2005. From December 2002 to April 2005 Mr. Licht was in retirement. From January 2002 to December 2002 Mr. Licht was semi-retired, serving as a consultant to Wells Fargo on a part-time basis. Prior to his semi-retirement, Mr. Licht was employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001 and as Executive Vice President-Credit Administration from February 1990 to November 1998.

        Deborah H. McAneny.    Ms. McAneny has been a director since April 2005. Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments of John Hancock Financial Services and as a member of its

Policy Committee from 2002 to 2004, Senior Vice President for John Hancock's Real Estate Investment Group from 2000 to 2002 and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She is currently on the Board of Trustees of the University of Vermont and is a past President of the Commercial Mortgage Securities Association.

        For biographical information on Messrs. Hazen, Fanlo, Netjes and Nuttall, see "Our Manager and the Management Agreement—Officers of Our Manager" and "—Investment Committee."

Corporate Governance—Board of Directors and Committees

        Our business is managed under the direction of our board of directors, which has established investment guidelines for our Manager to follow in its day to day management of our business. A majority of our board of directors is "independent," as determined by our board of directors, consistent with the rules of the New York Stock Exchange. Our independent directors are nominated by our nominating and corporate governance committee.

        Our directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

        Our board has established four committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

  Audit Committee

        Our audit committee is composed of the following directors: William F. Aldinger, R. Glenn Hubbard, Ross J. Kari and Ely L. Licht. Ross J. Kari is the chairman of our audit committee. Our board of directors has determined that all members of the audit committee satisfy the independence requirements of the New York Stock Exchange and the SEC and that Mr. Kari will be our audit committee "financial expert" as such term is defined in Item 401(h) of Regulation S-K.

        Our audit committee operates pursuant to a written charter adopted by our board of directors. Among other things, the audit committee charter calls upon the audit committee to oversee:

  •
  our accounting and financial reporting processes;

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  the integrity and audits of our consolidated financial statements;

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  our compliance with legal and regulatory requirements;

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  the qualifications and independence of our independent auditors; and

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  the performance of our independent auditors and any internal auditors.

        The audit committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

  Compensation Committee

        The members of our compensation committee are William F. Aldinger, Kenneth M. deRegt Vincent Paul Finigan and Deborah H. McAneny. Ms. McAneny is the chairman of our compensation committee. Our board of directors has determined that all of the compensation committee members qualify as "independent directors" under NYSE independence standards. The principal functions of the compensation committee are to:

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  review the compensation payable to our directors;

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  review the compensation and fees payable to our Manager under our management agreement; and

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  administer the issuance of awards to our employees (if any) and other individuals or entities that provide consulting or advisory services to us.

  Nominating and Governance Committee

        The members of our nominating and governance committee are Vincent Paul Finigan, R. Glenn Hubbard, Ely L. Licht and Deborah H. McAneny. R. Glenn Hubbard chairs our nominating and corporate governance committee. Our board of directors has determined that all of the nominating and governance committee members qualify as "independent directors" under NYSE independence standards. The nominating and corporate governance committee is responsible for seeking, considering and recommending to our full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to our board for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our board and our corporate governance, and annually recommends to our board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of our board of directors' performance as a whole and of the individual directors and reports thereon to our board.

  Affiliated Transactions Committee

        The members of our affiliated transactions committee are Kenneth M. deRegt, Vincent Paul Finigan, and Deborah H. McAneny. Ely L. Licht chairs our affiliated transactions committee. The affiliated transactions committee is responsible for reviewing, evaluating and approving all investments in entities that are affiliated with KKR. Furthermore, the committee submits all investments to our board of directors for its ratification.

  Code of Business Conduct and Ethics

        Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager's officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or our audit committee and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

        Members of our board of directors who are also employees of us (should we in the future have any employees), our Manager or KKR, other than Mr. Hazen (the "excluded directors") do not receive additional compensation for serving on our board of directors. Each non-excluded director (other than our chairman) receives an annual retainer of $50,000, a fee of $1,500 for each full board meeting attended in person or telephonically and a fee of $1,500 for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date. In addition, Mr. Hazen in his capacity as our chairman receives an annual retainer of $150,000 for services in such capacity, a fee of $3,000 for each full board meeting attended in person or telephonically and for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date. Furthermore, our audit committee and affiliated transactions committee chairmen receive an annual retainer of $25,000, our compensation committee chairman receives an annual retainer of $15,000 and our nominating and corporate governance committee chairman receives an annual retainer of $7,500. We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

        Our non-excluded directors are eligible to receive restricted stock, option and other stock-based awards under our stock incentive plan. Our initial non-excluded directors (other than our chairman) each received an award of 2,500 shares of restricted stock at the closing of our private placement. Our chairman received an award of 5,000 shares of restricted stock at the closing of our private placement. Such awards shall vest so long as such person remains a director for one year following the date of issuance. On July 1, 2005, the compensation committee of our board of directors granted certain awards of restricted stock to our chairman and our non-excluded directors pursuant to our 2004 Stock Incentive Plan. Our compensation committee granted our chairman of the board of directors 4,819 shares of restricted common stock and each then existing non-excluded director (Mr. Aldinger, Mr. Cowell, Mr. deRegt, Mr. Hubbard, Mr. Licht, Mr. Kari and Ms. McAneny) 2,812 shares of restricted common stock. In addition, on the same date our compensation committee granted the then existing non-excluded directors shares of restricted common stock based upon their duration of service on our board of directors to July 1, 2005 as follows: 201 shares to Mr. Aldinger; 603 shares to each of Mr. deRegt, Mr. Licht and Ms. McAneny; and 1,808 shares to Mr. Hubbard. These awards vest in one-third increments on the first three anniversaries of the date of grant. Subsequent awards equivalent to these awards are expected to be granted to our non-excluded directors on an annual basis upon their election as directors, subject to formal grant by the compensation committee of our board of directors.

Executive Compensation

        Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of our Manager, do not receive cash compensation from us for serving as our executive officers. In their capacities as officers or employees of our Manager, or its affiliates, they devote a portion of their time to our affairs as is required, however, for the performance of the duties of our Manager under the management agreement.

        Our Manager compensates each of our executive officers. We pay our Manager a management fee, and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and employees. Our Manager has informed us that, because the services performed by these executive officers or employees in their capacities as such are performed primarily, but not exclusively, for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our Manager that relates solely to their services to us.

2004 Stock Incentive Plan

        We have adopted the 2004 Stock Incentive Plan to provide incentives to our employees (should we in the future have any employees), our non-employee directors, our Manager and other service providers. The incentive plan is administered by the compensation committee of our board of directors. Unless terminated earlier, our stock incentive plan will terminate in 2014, but will continue to govern unexpired awards. The total number of shares that may be used to satisfy awards under the plan is 7,964,625, including 1,989,775 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2005 and 3,107,188 shares of restricted stock that we have previously issued. Furthermore, the number of shares that may be issued during the plan's life will increase by 125,000 shares on an annual basis to provide for annual awards of restricted stock to our non-excluded directors.

        Our stock incentive plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the committee.

        Our stock incentive plan also permits the grant of shares of our common stock in the form of restricted stock. A restricted stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our stock incentive plan.

        The compensation committee may also grant shares of our common stock, stock appreciation rights, performance awards and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the compensation committee may determine. Each award under the plan may not be exercisable more than 10 years after the date of grant.

        Our board of directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant's consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, our board of directors will obtain approval of the stockholders for any amendment that would, other than through adjustment as provided in the incentive plan:

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  increase the total number of shares of our common stock reserved for issuance under the incentive plan;

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  change the class of eligible participants under the incentive plans; or

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  otherwise require such approval.

        Our stock incentive plan provides that the compensation committee of our board of directors has the discretion to provide that all or any outstanding options and stock appreciation rights will become fully exercisable, all or any outstanding stock awards will become vested and transferable and all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the stock incentive plan if there is a change in control of us.

        Under our stock incentive plan, a change in control is generally defined to include (i) the acquisition of at least 50% of our voting securities by any person; (ii) the transfer of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of our board of directors; (v) stockholder approval of our liquidation or dissolution; or (vi) our board of directors adopts a resolution to the effect that, in its judgment, as a consequence of any transaction or event, a change in control has effectively occurred, except, in the case of clauses (i) through (vi), if the change of control results from a transaction between us and our Manager or an affiliate of our Manager or from a termination of the management agreement for cause.

Options and Restricted Stock Awards

        On August 12, 2004, concurrently with the closing of our private placement, we awarded our Manager options to purchase a total of 1,950,000 shares of our common stock, representing 5% of the shares that were outstanding following the completion of the private placement (excluding plan awards). These options have an exercise price of $20.00 per share and vest in one-third increments on the first, second and third anniversaries of the closing date of the private placement. On August 19, 2004, concurrently with the closing of the over-allotment option for our private placement, we awarded our Manager options to purchase an additional 39,779 shares of our common stock on the same terms and conditions as the original award. Our Manager will have the right in its discretion to allocate these stock options to its officers, employees and other individuals who provide services to us.

        On August 12, 2004, concurrently with the closing of our private placement, we awarded our Manager 1,170,000 shares of restricted stock, representing 3% of the shares that were outstanding following the completion of our private placement (excluding plan awards). Such award vests in one-third increments on the first three anniversaries of the closing date of the private placement. On August 19, 2004, concurrently with the closing of the over-allotment option for our private placement, we awarded our Manager an additional 23,867 shares of our common stock on the same terms and conditions as the original award. Our Manager has the right in its discretion to allocate these shares of restricted stock to its officers, employees and other individuals who provide services to us. However, our Manager will not make any allocation of these stock options or restricted shares prior to the first anniversary of the grant date.

        On July 14, 2005, the compensation committee of our board of directors granted our Manager 1,875,000 shares of restricted common stock. This grant was made pursuant to our 2004 Stock Incentive Plan. Such award vests in one-third increments on the first three anniversaries of the date of grant.

        Also concurrently with the closing of our private placement, we awarded to each of our initial non-excluded directors (other than our chairman) 2,500 shares of restricted stock and awarded to our chairman 5,000 shares of restricted stock. Such awards shall vest so long as such person remains a director for one year following the date of issuance.

        On July 1, 2005, the compensation committee of our board of directors granted certain awards of restricted stock to our chairman and our then existing non-excluded directors pursuant to our 2004 Stock Incentive Plan. Our compensation committee granted our chairman of the board of directors 4,819 shares of restricted common stock and each then existing non-excluded director (Mr. Aldinger, Mr. Cowell, Mr. deRegt, Mr. Hubbard, Mr. Licht, Mr. Kari and Ms. McAneny) 2,812 shares of restricted common stock. In addition, on the same date our compensation committee granted the then existing non-excluded directors shares of restricted common stock based upon their duration of service on our board of directors prior to July 1, 2005 as follows: 201 shares to Mr. Aldinger; 603 shares to each of Mr. deRegt, Mr. Licht and Ms. McAneny; and 1,808 shares to Mr. Hubbard. These awards vest in one-third increments on the first three anniversaries of the date of grant.

Indemnification and Limitation on Liability; Insurance

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships With Our Manager

        Saturnino S. Fanlo, our chief executive officer, and David A. Netjes, our chief financial officer and chief operating officer, also serve in those capacities for our Manager and as of February 28, 2006 beneficially owned 4.5% and 4.4% of our common stock, respectively. In addition, as of February 28, 2006, our chairman, Paul M. Hazen, who serves as a member of our Manager's investment committee and one of our directors, Scott C. Nuttall, who serves as a member of our Manager's investment committee and is an executive of KKR, beneficially owned 4.5% and 4.2% of our common stock, respectively. As of February 28, 2006, our Manager and its affiliates collectively owned approximately 12.0% of our common stock on a fully diluted basis. Furthermore, our Manager is wholly owned by KKR Financial LLC and KKR Financial LLC is owned by KKR and Saturnino S. Fanlo and David A. Netjes, the chief executive officer and the chief financial officer and chief operating officer, respectively, of both our Manager and us. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        Our management agreement with our Manager does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, although our management agreement with our Manager generally restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or entity, including a real estate investment trust, that invests primarily in domestic mortgagebacked securities; provided that for purposes of the foregoing limitation, any portfolio company of any private equity fund controlled by KKR shall not be deemed to be an affiliate of our Manager. As a result, we expect that our Manager and its affiliates, including KKR, will engage from time to time in additional management or investment opportunities that have overlapping objectives with us. In particular, we have been informed by our Manager that one of its affiliates is expecting to establish and manage a separate investment fund focusing that will invest in the same non-mortgage-backed securities investments that we invest in, including other fixed income investments and KKR private equity investments. With respect to any competing entities, our Manager and its affiliates will face conflicts in the allocation of investment opportunities. Such allocation is at the discretion of our Manager and there is no guarantee that this allocation would be made in the best interest of our stockholders. In addition, based upon our available liquidity, investment policies, REIT and other legal restrictions applicable to us and other relevant considerations, we may not be given the opportunity to participate in certain investments made available to entities managed by our Manager or its affiliates.

        To address the risks related to these potential conflicts of interest with our Manager, we have adopted certain policies that are designed to eliminate or minimize potential conflicts of interest. Our board of directors and our Manager's investment committee have established and approved a set of investment policies and procedures that govern our investments, borrowings and operations, including our interaction with our Manager. Although our Manager performs our day-to-day investment operations, our board of directors reviews our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting. In such reviews, our directors rely primarily, however, on information provided by our Manager and transactions subject to such review may be difficult or impossible to unwind if not deemed appropriate.

        We have not entered into any investment opportunity in which our Manager has an interest. In the event that any such investment opportunity is made available to us in the future, the transaction will require the approval of a majority of our independent directors.

        The management compensation structure that we have agreed to with our Manager may cause our Manager to invest in high risk investments. In addition to its management fee, our Manager may receive incentive compensation based in part upon our achievement of specified levels of net income.

In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

        Termination by us of the management agreement with our Manager without cause is difficult and costly. The management agreement provides that it may only be terminated by us without cause annually after December 31, 2006 upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the management fees payable to our Manager is not fair, subject to our Manager's right to prevent such a termination pursuant to clause (2) by accepting a reduction in the management fees agreed to by at least two-thirds of our independent directors and our Manager. We must provide at least 180 days' prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions will make it costly for us to terminate the management agreement, thereby adversely affecting our ability to terminate our Manager without cause. For additional information concerning the management agreement, see "Our Manager and the Management Agreement—The Management Agreement."

        Pursuant to the terms of our management agreement with our Manager, we pay our Manager a monthly base management fee and, if earned, a quarterly incentive fee. We believe that the base management fee and incentive compensation that our Manager is entitled to receive is comparable to the base management fee and incentive compensation received by the managers of comparable externally managed REITs. The management agreement also provides that we will reimburse our Manager for certain expenses incurred by our Manager on our behalf. For the year ended December 31, 2005, we incurred $21.0 million in base management fees and incurred no incentive fees to our Manager. We also recorded reimbursements to our Manager of $4.9 million for certain expenses incurred on our behalf during the same period, which are included in general and administrative expenses on our financial statements included elsewhere in this prospectus. See "Our Manager and the Management Agreement—The Management Agreement" and see "Our Manager and the Management Agreement—Management Fees and Incentive Compensation."

        Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and investment portfolio. Our board of directors will not, however, review all of our proposed investments. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments for us.

        On July 1, 2005, our compensation committee granted our chairman 4,819 shares of restricted common stock and each then existing non-excluded director 2,812 shares of restricted common stock. In addition, on the same date our compensation committee granted the then existing non-excluded directors shares of restricted common stock based upon their duration of service on our board of directors prior to July 1, 2005 as follows: 201 shares to Mr. Aldinger; 603 shares to each of Mr. deRegt, Mr. Licht and Ms. McAneny; and 1,808 shares to Mr. Hubbard. See "Management of the Company—Options and Restricted Stock Awards."

        On July 14, 2005, the compensation committee of our board of directors granted our Manager 1,875,000 shares of restricted common stock. This grant was made pursuant to our 2004 Stock Incentive Plan. Such award vests in one-third increments on the first three anniversaries of the date of grant. Our Manager has the right in its discretion to allocate these stock options and shares of restricted stock to its officers, employees and other individuals who provide services to us. However, our Manager will not make any allocation of these restricted shares prior to the first anniversary of the grant date. See "Management of the Company—Options and Restricted Stock Awards."

        At the discretion of our Manager and us, our Manager may enter into a separate management agreement with KKR TRS Holdings, Inc., for the purpose of providing management services with respect to investments that are made through KKR TRS Holdings, Inc. Our Manager may enter into a separate management agreement with KKR TRS Holdings, Inc. so long as the aggregate compensation paid to our Manager by us and KKR TRS Holdings, Inc. does not exceed the aggregate compensation payable under our management agreement with our Manager. Therefore, our Manager would not receive additional compensation for managing KKR TRS Holdings, Inc.

        An affiliate of our Manager has entered into separate management agreements with the respective investment vehicles for CLO 2005-1 and CLO 2005-2 and is entitled to receive fees for the services performed as collateral manager. To date, the collateral manager has waived approximately $1.5 million of management fees payable to it from CLO 2005-1 which covers the period commencing in March 2005 and ending in April 2006 and has waived approximately $0.8 million of management fees payable to it from CLO 2005-2 which covers the period commencing November 2005 and ending in May 2006. The waivers for CLO 2005-1 and CLO 2005-2 expire in April 2006 and May 2006, respectively, and there is no guarantee that the collateral manager will waive such management fees subsequent to those dates.

Relationships With KKR

        In the ordinary course of business, we invest in entities that are affiliated with KKR. As of December 31, 2005, 4.9% of our investment portfolio was comprised of investments in entities affiliated with KKR. These investments consisted of fifteen corporate and commercial real estate loans and three investments in senior secured notes for an aggregate of approximately $782.4 million extended to KKR portfolio companies. Additionally, during 2005 we co-invested $52.5 million in four private equity transactions on a paris passu basis with one or more private equity funds affiliated with KKR. Therefore, our board of directors has adopted a set of investment guidelines and procedures to govern our relationship with KKR. According to these investment guidelines and procedures, we are required to seek the approval of the majority of the independent members of our board of directors before we make any investment in an entity affiliated with KKR. Notwithstanding the foregoing, certain of our investments in securities of companies affiliated with KKR are deemed to be pre-approved by our independent directors:

  •
  debt securities and loans rated less than CCC- by Standard & Poor's or Caa3 by Moody's, provided that the investment does not exceed 2.5% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended;

  •
  debt securities and loans rated CCC- through CCC+ by Standard & Poor's or Caa3 through Caa1 by Moody's, provided that the investment does not exceed 5% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended;

  •
  debt securities and loans rated B- through B+ by Standard & Poor's or B3 through B1 by Moody's, provided that the investment does not exceed 10% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended;

  •
  debt securities and loans rated BB- and above by Standard & Poor's or Ba3 or above by Moody's, provided that the investment does not exceed 15% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended;

  •
  investments that we propose to acquire in secondary transactions from bona fide third party sellers which at the time of such transaction bear the full economic risk of loss on such investment; and

  •
  any investment that has been approved in advance by a majority approval of the affiliated transactions committee.

        Notwithstanding the pre-approval policies described above, the following investments by us in entities affiliated with KKR require majority approval of the affiliated transactions committee to be deemed to be pre-approved by our independent directors:

  •
  debt securities or bank loans if any of the following criteria are met: (i) the investment is a type of security or loan that our Manager's investment committee has a current policy of disfavoring as a general matter; (ii) the structure or pricing of the securities or loans is worse than current market comparables; (iii) the security or loan is not being offered generally to other potential investors on the same or less favorable terms; (iv) in our Manager's judgment, the transaction would not be fully subscribed in the absence of our investment; or (v) our investment is greater than 12.5% of the proposed or outstanding issue amount of the transaction; and

  •
  any investment where, after giving effect to the investment, our aggregate amount of assets consisting of investments in entities affiliated with KKR would exceed a percentage of total assets established from time to time by the audit committee of our board of directors (such percentage currently equal to 7.5%).

        We have also adopted compliance policies to govern our interactions with KKR, including when KKR is in receipt of material non-public information.

Other Relationships and Related Transactions

        During January 2006, we invested $40 million in a series of corporate floating rate notes which were rated BB by Standard and Poor's and were issued by an unaffiliated third party. KKR Financial Advisors II, LLC, a wholly-owned subsidiary of our Manager, is the collateral manager for the unaffiliated third party in connection with this corporate floating rate note transaction.

        We have not entered into any other transactions in which any of our other director or officer, stockholder or affiliate or of our Manager had any material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information known to us regarding the beneficial ownership of our common stock. In accordance with Securities and Exchange Commission rules, each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns (of record or beneficially);

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, information is given as of February 28, 2006. The table presents information regarding:

  •
  each of our named executive officers;

  •
  each director of our company;

  •
  all of our directors and executive officers as a group; and

  •
  each stockholder known to us to own beneficially more than five percent of our common stock.

        Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owners(1)	Shares of the Issuer's Common Stock Beneficially Owned	Percentage of the Issuer's Common Stock Beneficially Owned(2)
SAB Capital Advisors, LLC(3)	4,074,300	5.1%
Paul M. Hazen(4)(5)	3,593,990	4.5%
Saturnino S. Fanlo(4)(6)	3,623,548	4.5%
David A. Netjes(4)(7)	3,567,502	4.4%
William F. Aldinger(8)	6,013	*
Patrick Cowell(9)	15,312	*
Kenneth M. deRegt(10)	3,415	*
Vincent Paul Finigan	0	*
R. Glenn Hubbard(10)	4,620	*
Ross J. Kari(9)	6,812	*
Ely L. Licht(11)	8,415	*
Deborah H. McAneny(11)	13,415	*
Scott C. Nuttall(4)(12)	3,398,567	4.2%
All officers and directors as a group (12 persons)	4,239,096	5.3%

*
Holdings represent less than 1% of all shares outstanding.

(1)
The address for all officers and directors and our Manager is Four Embarcadero Center, Suite 2050, San Francisco, California 94111.

(2)
Based on 80,374,061 shares of our common stock outstanding as of February 28, 2006.

(3)
The address for SAB Capital Advisors, LLC is 712 Fifth Avenue, 42nd Floor, New York, New York 10019. Includes 2,060,046 shares of common stock held by SAB Overseas Master Fund, L.P., 1,977,232 shares of common stock held by SAB Capital Partners, L.P. and 37,022 shares held by SAB Capital Partners II, L.P. Scott A. Bommer, managing member of SAB Capital Advisors, LLC, which is the general partner of SAB Capital Partners, L.P., SAB Capital Partners II, L.P., SAB Overseas Master Fund, L.P., has voting and investment power over the shares beneficially owned by SAB Capital Advisors, LLC.

(4)
Messrs. Fanlo and Netjes are each officers of our Manager. Mr. Hazen serves on our Manager's investment committee and Mr. Nuttall serves on our Manager's investment committee and is an executive of KKR. Accordingly, such individuals may be deemed to beneficially own 2,670,911 shares of restricted stock owned by our Manager and 663,260 options to purchase shares of our common stock granted to our Manager, which options are exercisable within 60 days of the date of this prospectus. Does not include 1,326,519 options to purchase shares of our common stock granted to our Manager, which options are not exercisable within 60 days of the date of this prospectus. Each such individual officer and director disclaims beneficial ownership of any such shares in which they do not have a pecuniary interest.

(5)
Includes 250,000 shares of common stock and 9,819 shares of restricted stock held directly.

(6)
Includes 289,377 shares of common stock held directly.

(7)
Includes 233,331 shares of common stock held directly.

(8)
Includes 3,013 shares of restricted stock.

(9)
Includes 5,312 shares of restricted stock.

(10)
Restricted stock.

(11)
Includes 3,415 shares of restricted stock.

(12)
Includes 12,500 shares of common stock held directly and 51,896 shares of common stock held indirectly through an investment vehicle.

SELLING STOCKHOLDERS

        The following table presents information known to us regarding the beneficial ownership of our common stock by the selling stockholders as of February 28, 2006. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the selling stockholder actually owns (of record or beneficially);

  •
  all shares over which the selling stockholder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the selling stockholder has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

        Any selling stockholder that is identified as a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be "underwriters" and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be "underwriters" will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

	Beneficial Ownership of Common Stock Before Resale			Beneficial Ownership of Common Stock After Resale(1)
Selling Stockholder			Number of Shares Being Offered
	Shares	Percent(2)		Shares	Percent(2)
A-Able Transmission Corporate Investment Account(3)	500	*	500	—	—
A. Roy Rosenthal Rollover IRA(4)	5,000	*	5,000	—	—
Acorn Overseas Securities Co.(5)	1,850	*	1,850	—	—
Adam Naaman, MD Employee Profit Sharing Plan, Adam Naaman MD, TTEE(6)	1,300	*	1,300	—	—
A.H. Investment(7)	2,500	*	2,500	—	—
AIM Capital Development Fund(8)(9)	522,550	*	522,550	—	—
AIM Dynamics Fund(8)(9)	1,079,500	1.3%	1,079,500	—	—
AIM V.I. Capital Development Fund(8)(9)	75,250	*	75,250	—	—
AIM V.I. Dynamics Fund(8)(9)	59,200	*	59,200	—	—
Akridge, John Edward IV	2,500	*	2,500	—	—
Alan Jacobs Rollover IRA(4)	5,000	*	5,000	—	—
Alan L. Wurtzel Charitable Remaider Unitrust No. 2(10)	5,000	*	5,000	—	—
Alan L. Wurtzel Revocable Trust(10)	12,500	*	12,500	—	—
Alan Uger and Toby Uger, Trustees of the Uger Family Trust, dated April 14, 1987(11)	5,000	*	5,000	—	—

Alexander Burnett Rollover IRA(4)	5,000	*	5,000	—	—
Alexandria Scrap Corp.(4)	5,000	*	5,000	—	—
Allan and Terry Peck Combined Portfolio(3)	905	*	905	—	—
Allen Bloom Rollover IRA(4)	5,000	*	5,000	—	—
Alonso, Steven	2,500	*	2,500	—	—
The Anderson Family Revocable Trust DTD 09/23/02 J. Kendall & Tamera L. Anderson TTEES(3)	1,245	*	1,245	—	—
Andrew Isaacson(4)	5,000	*	5,000	—	—
Andrew J. Kilcarr IRA Rollover	5,000	*	5,000	—	—
Angler Construction Company 401(k) Profit Sharing Plan(3)	220	*	220	—	—
Anita L. Rankin Revocable Trust U/A DTD 4/28/1995 Anita L. Rankin TTEE(3)	275	*	275	—	—
Ann K. Miller Personal Portfolio(3)	4,345	*	4,345	—	—
Anthony L. Kremer IRA(3)	725	*	725	—	—
Anthony L. Kremer Revocable Living Trust U/A DTD 1/27/1998 Anthony L. Kremer TTEE(3)	715	*	715	—	—
ARBCO Associates, LP(9)(12)	25,000	*	25,000	—	—
Arlington Cemetery(13)	10,000	*	10,000	—	—
Arnold Altshuler Rollover IRA(4)	5,000	*	5,000	—	—
Augustus V.L. Brokaw III Revocable Trust DTD 10-14-1993 Augustus V.L. Brokaw III TTEE(6)	650	*	650	—	—
Aurelia Palcher Combined Portfolio(3)	750	*	750	—	—
Auto Disposal Systems 401(k)(3)	420	*	420	—	—
Baker-Hazel Funeral Home Corporate Investment Fund(3)	150	*	150	—	—
Balaran, Theresa K.	750	*	750	—	—
Barbara McCarty Personal Portfolio(3)	320	*	320	—	—
Barger, Matthew R.	15,600	*	15,600	—	—
Barnett L. Gershen IRA Rollover(6)	1,100	*	1,100	—	—
Barrish, Jack	17,500	*	17,500	—	—
Bavely, Donald	5,000	*	5,000	—	—
Baxter, Martha W.(6)	600	*	600	—	—
The Bear Stearns Companies, Inc.(14)(15)	1,250,000	1.6%	1,250,000	—	—
Beatus, Betty Jane(4)	5,000	*	5,000	—	—
Bell, Thomas D. Jr.(16)	50,000	*	50,000	—	—
Bennett, Susan Fogarty	1,500	*	1,500	—	—
Benson, Nancy(17)	1,500	*	1,500	—	—
Bermuda Partners, L.P.(18)	41,000	*	41,000	—	—
Betsy Cohen IRA	12,500	*	12,500	—	—
Betsy Keiser Smith IRA(4)	5,000	*	5,000	—	—
Beverley Gasner Rollover IRA(4)	5,000	*	5,000	—	—
Bill Ham IRA Rollover(6)	3,950	*	3,950	—	—
Bindeman, Carol(4)	5,000	*	5,000	—	—
Bermingham, Philip David	1,000	*	1,000	—	—
Black Foundation(5)	900	*	900	—	—
Blueprint Partners LP(19)	15,000	*	15,000	—	—
Bonanza Master Fund, Ltd.(20)	125,000	*	125,000	—	—
Bond, David A.	1,000	*	1,000	—	—
Bordash, Robert	2,500	*	2,500	—	—
Boston Partners All Cap Value Fund(9)(21)	790	*	790	—	—

Boyd, Hugh R	2,500	*	2,500	—	—
Braden, Pamela Joyce	1,500	*	1,500	—	—
Bradley J. Hausfeld IRA(3)	440	*	440	—	—
Brennan, Michael P	500	*	500	—	—
Brent & Maureen Hodges JT LRUS	1,000	*	1,000	—	—
Brody, David(4)	5,000	*	5,000	—	—
Broesche, Gerald Wayne & Brook Anne(6)	2,600	*	2,600	—	—
Brooks, Kenneth & Anita	1,000	*	1,000	—	—
Brown, Kara L.	375	*	375	—	—
Brown, Trena T.	750	*	750	—	—
Brown, Wilbur L. & Evilina A., JTWROS	785	*	785	—	—
Browne, Carmen M.	2,500	*	2,500	—	—
Brunswick Master Pension Trust(9)(21)	13,800	*	13,800	—	—
Bryt, A. Bartley & Maud S.	5,000	*	5,000	—	—
Buchalter, Lawrence R.	50,000	*	50,000	—	—
C. W.M. Martin Trust FBO Karen Carlsen(4)	2,500	*	2,500	—	—
C. W.M. Martin Trust FBO Kelley Gilder(4)	5,000	*	5,000	—	—
C. W.M. Martin Trust FBO Margaret Linder(4)	2,500	*	2,500	—	—
Callaghan, Dennis	50,000	*	50,000	—	—
Campbell, William Marr III	5,000	*	5,000	—	—
Capitol Hill Day School(4)	2,500	*	2,500	—	—
Cariad Investments Holdings Ltd(22)	50,000	*	50,000	—	—
Carl W. Goeckel Combined Portfolio(3)	1,575	*	1,575	—	—
Carlsen, Jerry(9)	500	*	500	—	—
Carlynn and Lawrence Silverman Family Foundation(4)	7,500	*	7,500	—	—
Carmine and Wendy Guerro Living Trust U/A DTD 7/31/2000 C. Guerro and W. Guerro TTEES(3)	765	*	765	—	—
Carmine Guerro IRA Rollover(3)	1,500	*	1,500	—	—
CastleRock Fund, Ltd.(18)	149,500	*	149,500	—	—
CastleRock Partners, L.P.(23)	217,500	*	217,500	—	—
CastleRock Partners II, L.P.(23)	14,500	*	14,500	—	—
CD Investments LLC(24)	5,000	*	5,000	—	—
Cedar Glen Investments(25)	500	*	500	—	—
Charles O. Requadt & Julie K. Requadt JT TEN(6)	2,850	*	2,850	—	—
The Charles T. Walsh Trust DTD 12/6/2000 Charles T. Walsh TTEE(3)	1,775	*	1,775	—	—
Chimerine, Lawrence	1,000	*	1,000	—	—
The Christine F. Lindeman-Thomas Revocable Living Trust DTD 08/22/91 Christine F. Lindeman-Thomas TTEE, Gregory J. Thomas POA(3)	1,570	*	1,570	—	—
Christine Hausfeld IRA(3)	115	*	115	—	—
Christine Lindeman-Thomas IRA Rollover, Gregory J. Thomas POA(3)	535	*	535	—	—
Christopher M. Ruff IRA Rollover(3)	140	*	140	—	—
Christopher van Roijen Irrevocable Trust(4)	10,000	*	10,000	—	—
Christopher White Irrevocable Trust, Craig A. White TTEE(26)	10,000	*	10,000	—	—
Cindu International(9)(21)	1,700	*	1,700	—	—
Citicorp North America, Inc.(9)(27)	2,500,000	3.1%	2,500,000	—	—
CNF Investments, LLC(28)	100,000	*	100,000	—	—

Cohen, Joseph P.	1,000	*	1,000	—	—
Cohen, Neil D.	2,500	*	2,500	—	—
Coleman, John Marshall	5,000	*	5,000	—	—
Continental Casualty Company(9)(29)	1,000,000	1.2%	1,000,000	—	—
Cora and John Davis Foundation(4)	12,500	*	12,500	—	—
Coronado Fund LLC(30)	6,250	*	6,250	—	—
Cottingham, Jennifer A.	750	*	750	—	—
Cousins, T.G.	90,000	*	90,000	—	—
Cowell, Patrick(31)	10,000	*	10,000	—	—
Credit Suisse First Boston LLC(13)(32)	1,250,000	1.6%	1,250,000	—	—
Creve and Co., Nominee of First Bank(33)	25,000	*	15,000	10,000	*
Curtis Partnership(34)	20,000	*	20,000	—	—
Cutler, Joan A.(4)	5,000	*	5,000	—	—
Cynthia A. Hackett Personal Portfolio(3)	425	*	425	—	—
Cyntia Biestek Trust, Craig A. White TTEE(26)	10,000	*	10,000	—	—
Cynthia Mollica Barron Personal Portfolio(3)	110	*	110	—	—
Dacoma Investments, Ltd.(6)	1,450	*	1,450	—	—
Dan Roach IRA Rollover(3)	200	*	200	—	—
Daniel Goldberg IRA	5,000	*	5,000	—	—
Dantex Consultants Inc.(35)	35,000	*	35,000	—	—
David & Sandra Reznick JT TEN	5,000	*	5,000	—	—
David H. Davis IRA	5,000	*	5,000	—	—
David H. Neiswander IRA	2,800	*	2,800	—	—
David, James D. and Maria C.	1,250	*	1,250	—	—
David L. Roer Personal Portfolio(3)	215	*	215	—	—
David M. Morad Jr. Revocable Living Trust U/A DTD 9/15/97 David M. Morad Jr. & Semele Foundas TTEES(3)	710	*	710	—	—
David Pensky IRA Rollover(4)	5,000	*	5,000	—	—
David Pistenmaa Rollover IRA(4)	5,000	*	5,000	—	—
David Ross Revocable Living Trust U/A DTD 11/04/00 David Ross TTEE(3)	710	*	710	—	—
David Sacks IRA(4)	5,000	*	5,000	—	—
David Spolane & Marlene Spolane TIC(6)	1,750	*	1,750	—	—
Dawson, George Steven	6,000	*	6,000	—	—
Deborah Kleinbord Irrevocable Trust DTD 7/20/01(4)	5,000	*	5,000	—	—
Deephaven Growth Opportunities Trading Ltd.(9)(36)	175,000	*	175,000	—	—
Delaware Group Equity Funds V—Delaware Dividend Income Fund(37)	79,300	*	79,300	—	—
Delaware Investments Dividend & Income Fund(37)	91,300	*	91,300	—	—
Delaware Investments Global Dividend & Income Fund(37)	24,600	*	24,600	—	—
Delaware Pooled Trust—The Real Estate Investment Portfolio II(37)	29,900	*	29,900	—	—
Delaware Pooled Trust—The Real Estate Investment Trust Portfolio(37)	309,422	*	309,422	—	—
Delaware VIP Trust—Delaware VIP REIT Series(37)	447,978	*	447,978	—	—
Dell 'Isola, Paul T.(9)	15,000	*	15,000	—	—

Deutche Bank Securities Inc.(13)(38)	458,750	*	458,750	—	—
Diana M. Best IRA Rollover(3)	1,655	*	1,655	—	—
Diane Cutler Irrevocable Trust(4)	2,500	*	2,500	—	—
Diavatis, Demetrios N.	2,500	*	2,500	—	—
Dike, A.R.(9)	3,750	*	3,750	—	—
Dishman Partners Ltd.(6)	350	*	350	—	—
Dixie Lee Hunter GST FBO Robin Thumwood(4)	2,500	*	2,500	—	—
Dixie Lee Hunter GST FBO Rodney Russel(4)	2,500	*	2,500	—	—
Dixon, Andrew F.	10,000	*	10,000	—	—
Donahue, Timothy M. & Jayne N.	75,000	*	75,000	—	—
Donna M. Ruff IRA Rollover(3)	85	*	85	—	—
Dorothy W. Savage-Kemp IRA(3)	320	*	320	—	—
Dorothy W. Savage-Kemp TOD(3)	585	*	585	—	—
Dougan, J. Lynn	15,000	*	15,000	—	—
Dr. Juan M. Palomar IRA Rollover(3)	1,075	*	1,075	—	—
Dr. Michael T. Kunesh Revocable Trust(3)	1,120	*	1,120	—	—
Dragone, Allan Jr.	75,000	*	75,000	—	—
Dreman Contrarian High Opportunity Mid Cap Value Fund(39)	150	*	150	—	—
Dussek, Steven	5,000	*	5,000	—	—
Eagle Bancorp, Inc.(40)	15,000	*	15,000	—	—
Eakin, Le Roy & Lindsay	12,500	*	12,500	—	—
East Peak Partners, L.P.(41)	500,000	*	500,000	—	—
EBS Partners Combined Portfolio(3)	14,200	*	14,200	—	—
Edmondson, Terry Mance Jr.(14)	1,000	*	1,000	—	—
Edward and Barbara Hansen Family Partnership Ltd, #2(6)	950	*	950	—	—
The Edward W. & Frances L. Eppley Combined Portfolio(3)	375	*	375	—	—
Elaine Frances Inherited IRA(4)	2,500	*	2,500	—	—
Elaine S. Berman Combined Portfolio(3)	245	*	245	—	—
Elaine S. Berman Inherited IRA(3)	330	*	330	—	—
Elaine S. Berman SEP-IRA(3)	390	*	390	—	—
Elias M. & Ann C. Karter Combined Portfolio(3)	4,750	*	4,750	—	—
Emerson Electric Company(9)(21)	18,950	*	18,950	—	—
Epstein Holdings(4)	5,000	*	5,000	—	—
Ernst Enterprises Deferred Compensation DTD 05/20/90 FBO Mark Van de Grift(3)	970	*	970	—	—
Ewing, Frank M.	100,000	*	100,000	—	—
Ewing, Judith H.	5,000	*	5,000	—	—
Fabrizio, Francis J. III	1,000	*	1,000	—	—
Falcon Fund Offshore, Ltd.(42)	136,250	*	136,250	—	—
Falcon Fund QP, L.P.(42)	363,750	*	363,750	—	—
The Fanlo Revocable Trust(43)	150,000	*	150,000	—	—
Fanlo, Saturnino S.(44)	12,500	*	12,500	—	—
FBE Finvest LLC(45)	31,250	*	31,250	—	—
FBE Management INL Retirement Trust(46)	2,500	*	2,500	—	—
FBO Marjorie G. Kasch U/A/D 3/21/80 Thomas A. Holton TTEE(3)	500	*	500	—	—
Feinberg, Richard C.	15,000	*	15,000	—	—
Feinberg, Robert	12,500	*	12,500	—	—

Ferial S. Pohill LLC(47)	13,750	*	8,750	5,000	*
Fiddler, Thomas J.	2,500	*	2,500	—	—
Fidelity Contrafund(9)(48)	741,800	*	580,800	161,000	*
Fingerhut, Bert	5,000	*	5,000	—	—
First National Bank of Wahoo c/o Steve Sallenbach(46)	7,500	*	7,500	—	—
First Security Bank Commingled Investment Fund For Qualified Employee Benefit Plans(6)	56,500	*	56,500	—	—
First, Thomas & Kristin	7,500	*	7,500	—	—
Fischer, Steven G.(4)	5,000	*	5,000	—	—
Fisher, William Burns Jr.(49)	20,000	*	20,000	—	—
Fishman, Calman	25,000	*	25,000	—	—
Fitzgerald, John L.(17)	5,000	*	5,000	—	—
Flanagan Family Limited Partnership(50)	5,000	*	5,000	—	—
Fleet Maritime, Inc.(51)	38,336	*	38,336	—	—
Folksam(52)	27,400	*	27,400	—	—
Fountainhead Special Value Fund(6)	20,000	*	20,000	—	—
Fox, Hamilton Duke(9)	1,000	*	1,000	—	—
Fox, Edward A.	5,000	*	5,000	—	—
Frances Zirkin Trust FBO Leslie Oppenheim(4)	5,000	*	5,000	—	—
Frank M. Ewing Co. Inc.(53)	100,000	*	100,000	—	—
Frank M. Ewing Foundation, Inc.(54)	5,000	*	5,000	—	—
Frank Russell Company Limited Multi-Manager Fund(30)	8,450	*	8,450	—	—
Frank Russell Investment Fund Aggressive Equity Fund(30)	12,650	*	12,650	—	—
Frank Russell Investment Limited(30)	21,100	*	21,100	—	—
Freedman, Iris L.(6)	300	*	300	—	—
Friedman, Billings, Ramsey & Co. Inc.(8)(55)	635	*	635	—	—
Friedman, Billings, Ramsey Group, Inc.(9)(56)	1,250,000	1.6%	1,250,000	—	—
Fritz J. Russ Trust DTD 4/18/2000 Dolores H. Russ TTEE(3)	1,085	*	1,085	—	—
Fruchthandler, Abraham	12,000	*	12,000	—	—
Fuller, Craig L.	5,000	*	5,000	—	—
G. Thomas Rourke & Assoc. PSP(4)	2,500	*	2,500	—	—
Gallatin, Ronald L.	25,000	*	25,000	—	—
Gal-or, Amir & Einat	1,250	*	1,250	—	—
Gary M. Youra, M.D. IRA Rollover(3)	1,500	*	1,500	—	—
GAS Partners, L.P.(57)	2,500	*	2,500	—	—
George Hicks Personal Portfolio(3)	620	*	620	—	—
Gerald Allen IRA(3)	310	*	310	—	—
Gerald J. Allen Personal Portfolio(3)	2,210	*	2,210	—	—
Gershen, Barnett L.(6)	3,000	*	3,000	—	—
Giacomo Trusts Combined Portfolio(3)	3,095	*	3,095	—	—
GMI Master Retirement Trust(9)(21)	19,650	*	19,650	—	—
Goldberg, Steven H.	5,000	*	5,000	—	—
Golush, David M.	2,500	*	2,500	—	—
Goozh, Karen & Joel	5,000	*	5,000	—	—
Gorin, Murray	2,500	*	2,500	—	—
Grace G. Miller Personal Portfolio(3)	495	*	495	—	—
Granite Investments LP(58)	100,000	*	100,000	—	—

Gray, Michael B.	750	*	750	—	—
Greek, Frank & Cathy(59)	2,500	*	2,500	—	—
Greenberg Family LLC(4)	10,000	*	10,000	—	—
Greger, Michael S.	2,500	*	2,500	—	—
Gregory J. Thomas IRA(3)	270	*	270	—	—
Gridley, Clark D.	2,500	*	2,500	—	—
Gryphon Master Fund, LP(60)	500,000	*	500,000	—	—
Gross, Patrick	5,000	*	5,000	—	—
Guggenheim Portfolio Company XII LLC(5)	9,500	*	9,500	—	—
Gwendolyn D. Harmon Personal Portfolio(3)	230	*	230	—	—
The H Account(4)	15,000	*	15,000	—	—
H. Joseph & Rosemary Wood Joint Personal Portfolio(3)	685	*	685	—	—
Ham, Bill(6)	10,000	*	10,000	—	—
The Hampshire Foundation(17)	2,500	*	2,500	—	—
Hansen, Edward P.(6)	600	*	600	—	—
Harold A. & Lois M. Ferguson Joint Personal Portfolio(3)	755	*	755	—	—
Harold Sakayan IRA Rollover(4)	5,000	*	5,000	—	—
Harold Zirkin IRA(4)	10,000	*	10,000	—	—
Harrison, Donald	7,500	*	7,500	—	—
Harvard Investments, Inc.(61)	10,000	*	10,000	—	—
Harvard Properties Inc.(62)	10,000	*	10,000	—	—
Harvey Fenster Rollover IRA(4)	5,000	*	5,000	—	—
Haude, Ellen Margaret	10,944	*	10,944	—	—
Hayes, Sara Fogarty	1,500	*	1,500	—	—
Hazen, Paul(63)	5,000	*	5,000	—	—
Healy, Thomas Martin	1,500	*	1,500	—	—
Henry Ripp IRA	3,000	*	3,000	—	—
Herby Helman Trust(4)	5,000	*	5,000	—	—
Herson-Stirman Family Foundation(4)	2,500	*	2,500	—	—
HFR HE Systematic Master Trust(18)	27,250	*	27,250	—	—
HFR RV Performance Master Trust(12)	15,000	*	15,000	—	—
HG Holdings II Ltd.(64)	139,912	*	139,912	—	—
HG Holdings II Ltd.(64)	3,075	*	3,075	—	—
HG Holdings Ltd.(64)	942,487	1.2%	942,487	—	—
Hicks, Caroline	5,000	*	5,000	—	—
Highline Capital International, Ltd.(65)	183,250	*	183,250	—	—
Highline Capital Partners QP, L.P.(66)	83,400	*	83,400	—	—
Highline Capital Partners, L.P.(67)	33,350	*	33,350	—	—
Hilal, David	2,500	*	2,500	—	—
Hirsch, Catherine	1,000	*	1,000	—	—
Hirschhorn, Martin	5,000	*	5,000	—	—
Hirst, Jeremy	1,000	*	1,000	—	—
HJ & Aggie L. Foster Trust DTD 2-17-1994(6)	900	*	900	—	—
HJ Foster, IRA #1(6)	2,800	*	2,800	—	—
Holladay, Wallace F. Jr.	2,500	*	2,500	—	—
Horn, Elizabeth A.	1,000	*	1,000	—	—
Horn, Juliet E.	1,000	*	1,000	—	—
Horn, Michael	1,000	*	1,000	—	—
Holton Arms School(4)	10,000	*	10,000	—	—

Houston Pilots Retirement Plan & Trust(68)	4,250	*	4,250	—	—
Howard and Geraldine Polinger Family Foundation(4)	12,500	*	12,500	—	—
Howard, Jeffrey H. & Brenda	1,000	*	1,000	—	—
HSBC Investor Mid-Cap Fund(9)(69)	36,425	*	36,425	—	—
Hudspetch, Alice R.(6)	3,200	*	3,200	—	—
Hughey, Byron C.	750	*	750	—	—
Huke, Zachary L.	5,000	*	5,000	—	—
Hunter Global Investors Fund I L.P.(64)	435,113	*	435,113	—	—
Hunter Global Investors Fund II L.P.(64)	16,912	*	16,912	—	—
Huthwaite, Daniel W. & Constance R.	2,250	*	2,250	—	—
Hyde, R. Reid & Stacey	2,500	*	2,500	—	—
Hynda Dalton(4)	10,000	*	10,000	—	—
Idnani, Rajesh	17,500	*	17,500	—	—
Investors of America, L.P.(9)(70)	132,500	*	132,500	—	—
Irene Limited Partnership(4)	12,500	*	12,500	—	—
J & S Black F. L. P.(6)	2,900	*	2,900	—	—
J. E. Bindeman Trust FBO Stuart Bindeman(4)	5,000	*	5,000	—	—
Jabon R. Dawson, M.D. & Jacqueline Dawson JT TEN(6)	450	*	450	—	—
Jack R. Scherer Living Trust DTD 4/3/97 Jack R. & Lana B. Scherer TTEES(3)	1,130	*	1,130	—	—
Jack Sear Revocable Trust U/A DTD 12/14/90 Jack Sear TTEE(71)	9,500	*	9,500	—	—
Jacqueline Slyman Personal Portfolio(3)	1,020	*	1,020	—	—
James R. Goldstein Personal Portfolio(3)	405	*	405	—	—
James T. Lehner, M.D. IRA(3)	1,105	*	1,105	—	—
Jane Rosenthal Cafritz(4)	6,250	*	6,250	—	—
Jean C. Brokaw Revocable Trust DTD 10-14-1993 Jean C. Brokaw TTEE(6)	650	*	650	—	—
Jeannine E. Phlipot Personal Portfolio(3)	585	*	585	—	—
Jeffrey B. Van Horn & Mary B. Van Horn JT TEN(49)	2,500	*	2,500	—	—
Jeffrey M. Grieco Revocable Living Trust DTD 7/19/2001 Jeffrey M. Grieco TTEE(3)	740	*	740	—	—
Jeffrey Mendelson Rollover IRA(4)	5,000	*	5,000	—	—
Jeffrey Solomon Custody(4)	5,000	*	5,000	—	—
Jennifer A. Roer IRA(3)	270	*	270	—	—
Jerry L. Carbone Rollover IRA	1,500	*	1,500	—	—
Joan Gardner Trust(4)	10,000	*	10,000	—	—
Joanna Hirst IRA Rollover	1,500	*	1,500	—	—
Jody Irwin, Separate Property(6)	1,300	*	1,300	—	—
Joel Taubin MD PSP(4)	5,000	*	5,000	—	—
John A. Barron Personal Portfolio(3)	280	*	280	—	—
John B. Maynard Jr. Irrevocable Trust U/A DTD 12/12/93 John B. Maynard Sr. TTEE(3)	230	*	230	—	—
John Black IRA Rollover(6)	1,850	*	1,850	—	—
John C. & Sarah L. Kunesh JTWROS(3)	295	*	295	—	—
John D. Carson Brookstone, L.P. ESP FBO(6)	1,400	*	1,400	—	—
John E. Meyer Combined Portfolio(3)	31,000	*	31,000	—	—
John E. Palcher IRA Rollover(3)	395	*	395	—	—

John F. Carroll IRA(3)	95	*	95	—	—
John J. Miller Personal Portfolio(3)	485	*	485	—	—
John J. Pohanka Declaration of Trust(72)	17,500	*	17,500	—	—
John M. Walsh, Jr. IRA Rollover(3)	700	*	700	—	—
Johnson, Ralph(49)	5,000	*	5,000	—	—
Johnson Value Partners L.P.(73)	7,500	*	7,500	—	—
Jose, Andrew(9)	5,000	*	5,000	—	—
Joseph D. & Julia A. DiCicco Combined Portfolio(3)	1,000	*	1,000	—	—
Juan M. Palomar Trust DTD 2/21/03 Juan M. Palomar TTEE(3)	120	*	120	—	—
Julian, Neelam Idnani	17,500	*	17,500	—	—
Kahn, Jeffrey C.	5,000	*	5,000	—	—
Kalas Funeral Home PSP(4)	5,000	*	5,000	—	—
Kasch, William & Sonja	405	*	405	—	—
Karfunkel Family Foundation(74)	10,000	*	10,000	—	—
Kari, Ross Jay(75)	4,000	*	4,000	—	—
Karnes, David K.	5,000	*	5,000	—	—
Kathryn A. Leeper Combined Portfolio(3)	420	*	420	—	—
Kayne Anderson Capital Income Fund LTD(9)(12)	25,000	*	25,000	—	—
Kayne Anderson Capital Income Partners (QP) LP(9)(12)	250,000	*	250,000	—	—
Kayne Anderson Income Partners, LP(9)(12)	10,000	*	10,000	—	—
Kayne Anderson Non-Traditional Investments, LP(9)(12)	50,000	*	50,000	—	—
Kayne Anderson REIT Fund, LP(9)(12)	125,000	*	125,000	—	—
Kelly, Stephanie Goode	250	*	250	—	—
Kelly, Thomas N. Jr. and Diana J.	7,500	*	7,500	—	—
Kennell, Judy J.(6)	1,600	*	1,600	—	—
King Investment Advisors, Inc.(76)	12,500	*	12,500	—	—
King Investment Advisors, Inc. Profit Sharing Plan, Roger E. King TTEE(6)	500	*	500	—	—
KKR Financial Advisors LLC(77)	3,732,127	4.6%	3,732,127	—	—
KKR Group Investments II LLC, Series F(78)	512,206	*	512,206	—	—
KKR KFC Investments LLC(78)	3,879,544	4.8%	3,879,544	—	—
Kleeblatt, James R.	5,000	*	5,000	—	—
Kotowsky, Hal	5,000	*	5,000	—	—
Kramer, Richard F.	5,000	*	5,000	—	—
Krumwiede, Craig L.	1,500	*	1,500	—	—
Kunesh, John C. & Sarah L., JTWROS	330	*	330	—	—
Kung, Greg(6)	1,450	*	1,450	—	—
Lacy, Jeffry L.(6)	800	*	800	—	—
Ladan Moghadam Lari Trust U/A DTD 5/7/04 Ladan Moghadam Lari TTEE(49)	1,750	*	1,750	—	—
Lake, Jeffrey	1,000	*	1,000	—	—
Lake, Ronald & Jill	500	*	500	—	—
Lamond, Angus IV	5,000	*	5,000	—	—
Lane Family Foundation(4)	2,500	*	2,500	—	—
Langley, Dennis M.	24,500	*	24,500	—	—
Larson, Derek(49)	9,643	*	9,643	—	—
Larson, Derek Matthew(49)	1,857	*	1,857	—	—
Laurie Cutler Irrevocable Trust(4)	2,500	*	2,500	—	—

Lavine, Ruth(4)	10,000	*	10,000	—	—
Lawrence K. & Eileen M. Jackson Combined Portfolio(3)	1,120	*	1,120	—	—
Lawrence S. Connor Personal Portfolio(3)	1,100	*	1,100	—	—
LB I Group Inc.(9)(79)	1,250,000	1.6%	1,250,000	—	—
The Lee Family Trust DTD 7/26/87 Robert and Patricia Lee TTEES(80)	5,000	*	5,000	—	—
Lee, Georgia	9,400	*	9,400	—	—
Leo K. & Katherine H. Wingate Joint Personal Portfolio(3)	405	*	405	—	—
Levy, Arthur	5,000	*	5,000	—	—
L.H. Rich Companies(81)	5,000	*	5,000	—	—
Lisa Zirkin LLC(4)	10,000	*	10,000	—	—
LJB Inc. Savings Plan & Trust U/A DTD 1/1/1985 FBO T. Beach, Stephen D. Williams TTEE(3)	340	*	340	—	—
Lori A. Hausfeld IRA(3)	130	*	130	—	—
Lorrain & Urethane Employees Pension Plan(82)	15,000	*	15,000	—	—
The Louis J. Thomas Irrevocable Trust DTD 08/22/91 Gregory J. Thomas TTEE(3)	375	*	375	—	—
Louise E. Liszewski IRA(6)	800	*	800	—	—
Low, Nancy and David	1,250	*	1,250	—	—
Loyola University Employee's Retirement Plan Trust(9)(21)	4,900	*	4,900	—	—
Loyola University of Chicago Endowment Fund(9)(21)	4,800	*	4,800	—	—
LRM Holdings, Inc.(83)	5,000	*	5,000	—	—
Lundberg, Walter B. & Delaney H.	25,000	*	25,000	—	—
Lynch, Sean T.(49)	4,301	*	4,301	—	—
Lynch, Sean Timothy(49)	699	*	699	—	—
Lyxor/Third Point Fund Ltd.(84)	28,425	*	28,425	—	—
Mack, John J.(16)	50,000	*	50,000	—	—
Magnolia Charitable Trust, Emily L. Todd and David A. Todd TTEES(6)	2,000	*	2,000	—	—
Maheshwari, Raj	12,500	*	12,500	—	—
Manglardi, Vince	1,000	*	1,000	—	—
Marcia Weinberg IRA(4)	5,000	*	5,000	—	—
Marcy A. Newberger Trust(85)	2,500	*	2,500	—	—
The Marion Rosenthal & Robert Rosenthal Family Foundation(86)	5,000	*	5,000	—	—
Marilyn E. Lipson IRA(3)	95	*	95	—	—
Marilyn Lipnik Revocable Trust(4)	10,000	*	10,000	—	—
Mark Winnick DDS Money Purchase Pension Plan(4)	5,000	*	5,000	—	—
Marshall Cutler Rollover IRA(4)	5,000	*	5,000	—	—
Martha and Philip Sagon Foundation(4)	5,000	*	5,000	—	—
Martha S. Senkiw Revocable Living Trust DTD 11/02/98 Martha S. Senkiw TTEE(3)	265	*	265	—	—
Martin J. & Lisa L. Grunder Combined Portfolio(3)	275	*	275	—	—
Marvin E. Nevins Personal Portfolio(3)	660	*	660	—	—
Marvin Korengold Rollover IRA(4)	5,000	*	5,000	—	—

Mary Ellen Kremer Living Trust U/A DTD 01/27/1998 Mary Ellen Kremer TTEE(3)	785	*	785	—	—
Mary L.G. Theroux Charitable Remainder Unitrust DTD 5-14-96 Mary L.G. Theroux TTEE(6)	3,000	*	3,000	—	—
Mary L.G. Theroux Revocable Living Trust II/A DTD 9-30-68 Mary L.G. Theroux TTEE(6)	2,900	*	2,900	—	—
Master, Diane R.	500	*	500	—	—
Masters, Kenneth M.(49)	4,219	*	4,219	—	—
Masters, Kenneth Mitchell(49)	2,840	*	2,840	—	—
Masteryworks Inc. PSP(4)	2,500	*	2,500	—	—
Mathew Keiser IRA(4)	5,000	*	5,000	—	—
Matthew Powers Schantz Minors Trust(87)	1,500	*	1,500	—	—
Maureen D. Weaver Combined Portfolio(3)	440	*	440	—	—
Maureen K. Aukerman IRA Rollover(3)	585	*	585	—	—
May, Matthew Cartwright	2,500	*	2,500	—	—
McAllister, William Wallace Jr.	475	*	475	—	—
McCleary, Dale	1,000	*	1,000	—	—
McCorzindale, Douglas	10,000	*	10,000	—	—
McDonald, Mary C.(6)	600	*	600	—	—
McDonnell, John J. Jr.	125,000	*	125,000	—	—
McDonnell, Marian J.	125,000	*	125,000	—	—
McDougall, Donald P. Jr. & Jean M.	10,000	*	10,000	—	—
McGlee, Doris Hutchinson	1,250	*	1,250	—	—
McKee, Barbara J. S.(88)	5,000	*	5,000	—	—
Meadows, James R. Jr.	37,500	*	37,500	—	—
Melissa J. Schantz Minors Trust(87)	1,000	*	1,000	—	—
Melodee Ruffo Combined Portfolio(3)	525	*	525	—	—
Mendelson, Ira(4)	5,000	*	5,000	—	—
Metal Trades(9)(21)	2,600	*	2,600	—	—
Metcalfe, Kenneth Paul	2,000	*	2,000	—	—
Miami Valley Cardiologists, Inc. Profit Sharing Plan Trust EBS Equity 100(3)	7,350	*	7,350	—	—
Michael & Marilyn E. Lipson JTWROS(3)	205	*	205	—	—
Michael A. Claggett IRA Rollover(6)	450	*	450	—	—
Michael A. Houser & H. Stephen Wargo JTWROS(3)	195	*	195	—	—
Michael D. Huke IRA R/O	2,500	*	2,500	—	—
Michael Dennis Rollover IRA(4)	5,000	*	5,000	—	—
Michael G. & Dara L. Bradshaw Combined Portfolio(3)	1,000	*	1,000	—	—
Michael G. Lunsford IRA(3)	465	*	465	—	—
Michael J. Mathile Revocable Living Trust DTD 10/03/96(3)	1,560	*	1,560	—	—
Michael J. McQuiston IRA Rollover(3)	880	*	880	—	—
Michael J. Suttman Personal Portfolio(3)	440	*	440	—	—
Michael Lipson IRA(3)	140	*	140	—	—
Michelle Tagliamonte IRA Rollover(3)	475	*	475	—	—
Middleton, Dorothy R.(6)	500	*	500	—	—
Middleton, John C.(6)	1,400	*	1,400	—	—
Mills Family Foundation(4)	2,500	*	2,500	—	—
Milo Noble Personal Portfolio(3)	4,285	*	4,285	—	—

Minnesota Mining & Manufacturing Company(9)(21)	110,610	*	110,610	—	—
Minshall, Peter Charles	5,000	*	5,000	—	—
Moazami, Bijan	5,000	*	5,000	—	—
Modern Capital Fund, LLC(89)	12,500	*	12,500	—	—
Moeser, James Charles	2,350	*	2,350	—	—
Monte R. Black Personal Portfolio(3)	4,000	*	4,000	—	—
Moore, Dorothy E.(6)	2,350	*	2,350	—	—
Munchus, Dana Reed	500	*	500	—	—
Munder Balanced Fund(9)(69)	5,875	*	5,875	—	—
Munder Micro-Cap Equity Fund(9)(69)	128,000	*	128,000	—	—
Munder Mid-Cap Core Growth Fund (fka Munder MidCap Select Fund)(9)(69)	161,800	*	161,800	—	—
Munder Small-Cap Value Fund(9)(69)	366,500	*	366,500	—	—
Mutual Financial Services Fund(90)	382,400	*	382,400	—	—
Mutual Qualified Fund(90)	2,581,600	3.2%	2,581,600	—	—
Nagler, Herlene(4)	5,000	*	5,000	—	—
Nayann B. Pazyniak IRA Rollover(3)	230	*	230	—	—
Neil W. & Jeanne K. Hazel Joint Personal Portfolio(3)	1,150	*	1,150	—	—
Neiswander, David H.	950	*	950	—	—
Netjes, David A.(91)	100,000	*	100,000	—	—
Netjes, David A. & Linda(91)	18,747	*	18,747	—	—
Neuwirth, Fred G.	10,000	*	10,000	—	—
New Star Asset Management Limited(92)	15,000	*	15,000	—	—
Newman, Claire Fleming	10,000	*	10,000	—	—
Nicholas Applegate Capital Management U.S. Small Cap Value Fund(30)	62,950	*	62,950	—	—
Nosrat M. Hillman Personal Portfolio(3)	195	*	195	—	—
Nusrala, Edward J.	10,000	*	10,000	—	—
Oglethorpe Power Corporation(17)	3,800	*	3,800	—	—
Olson Limited Partnership I(93)	25,000	*	25,000	—	—
OZ Domestic Partners, L.P.(51)	275,323	*	275,323	—	—
OZ Domestic Partners II, L.P.(51)	62,100	*	62,100	—	—
OZ Overseas Fund, Ltd.(51)	873,016	1.1%	873,016	—	—
OZ Overseas Fund II, Ltd.(51)	237,108	*	237,108	—	—
Pacific Century Trust #2(18)	87,800	*	87,800	—	—
Pacific Gas & Electric Company Bargained VEBA(18)	7,700	*	7,700	—	—
Pacific Gas & Electric Company Retirement Plan Master Trust(18)	66,650	*	66,650	—	—
Pamela S. Carroll Combined Portfolio(3)	205	*	205	—	—
Pat Henry Swanson	1,000	*	1,000	—	—
Patricia Meyer Dorn Combined Portfolio(3)	2,055	*	2,055	—	—
Patrick Beach and Christine Beach JTWROS	3,000	*	3,000	—	—
Patrick L. & Jackie L. McGohan Joint Personal Portfolio(3)	700	*	700	—	—
The Paul and Cassandra Hazen Trust DTD Sep. 6, 2001 Paul and Cassandra Hazen, TTEES(94)	250,000	*	250,000	—	—
Paul J. Routh IRA(3)	320	*	320	—	—
Paul R. & Dina E. Crnkovich Joint Personal Portfolio(3)	1,025	*	1,025	—	—

Paul R. Crnkovich IRA Rollover(3)	490	*	490	—	—
Paul S. & Cynthia J. Guthrie Joint Personal Portfolio(3)	1,035	*	1,035	—	—
Paul Solomon Custody(4)	5,000	*	5,000	—	—
Pearce, Terry & Pamela(6)	250	*	250	—	—
Peikin, Alan J.(4)	5,000	*	5,000	—	—
Penny, Christopher Flynn(14)	2,500	*	2,500	—	—
Perez, Lawrence Dominic	2,000	*	2,000	—	—
Perlman Alternative Investment Fund LLC(95)	35,000	*	35,000	—	—
Perrino Fernandez Combined Portfolio(3)	450	*	450	—	—
Peter A. Gallagher IRA	2,500	*	2,500	—	—
Peter D. Senkiw Revocable Living Trust DTD 11/02/98 Peter D. Senkiw TTEE(3)	230	*	230	—	—
Peter R. Newman IRA Rollover(3)	1,385	*	1,385	—	—
Peter T. Paul Living Trust(96)	50,000	*	50,000	—	—
Peterman, John & Catherine	80,000	*	80,000	—	—
Philip H. Wagner Combined Portfolio(3)	9,250	*	9,250	—	—
Phillips, Earl Norfleet Jr.	2,500	*	2,500	—	—
PIMCO Flex Cap Value(30)	4,150	*	4,150	—	—
Poggi, Thomas J.	7,125	*	7,125	—	—
Pohanka, Estate of Brian(72)	11,000	*	11,000	—	—
Pohanka, Geoffrey	50,000	*	50,000	—	—
Pohanka Oldsmobile(72)	45,000	*	45,000	—	—
Pohanka Virgina Properties(72)	50,000	*	50,000	—	—
Pritsios, Andrew Steven	1,250	*	1,250	—	—
Pritsios, Dino and Evelyne	2,500	*	2,500	—	—
Producers-Writers Guild of America(9)(21)	6,800	*	6,800	—	—
Pruett Family Partnership, Ltd.(6)	400	*	400	—	—
Rabke Family Trust, Shirley P. Rabke TTEE(6)	2,050	*	2,050	—	—
Rabke, Shirley P.(6)	3,600	*	3,600	—	—
Rainey, Kevin J.(6)	4,800	*	4,800	—	—
Ralph Cantisano Charitable Lead(4)	5,000	*	5,000	—	—
Raymond W. Lane Personal Portfolio(3)	1,215	*	1,215	—	—
Raytheon Master Pension Trust(3)	122,500	*	122,500	—	—
Reddoch, James F. & Emilie L.	2,500	*	2,500	—	—
Renay Regardie Rollover IRA(4)	7,500	*	7,500	—	—
Rene L. Drouin and Julie Drouin JTWROS(6)	1,150	*	1,150	—	—
Richard & Dana May JTWROS	2,500	*	2,500	—	—
Richard Binder Rollover IRA DBP(4)	5,000	*	5,000	—	—
Richard S. Bodman Revocable Trust DTD 9/1/1998 Richard S. Bodman TTEE(97)	5,000	*	5,000	—	—
Robert B. & Candy K. Goldstein TIC	3,500	*	3,500	—	—
Robert Bindeman Irrevocable Trust(4)	5,000	*	5,000	—	—
Robert E. Lee IRA(17)	1,500	*	1,500	—	—
Robert H. Dunlap Irrevocable Trust #101 DTD 4-2-1987 Brent Nickle TTEE(6)	1,500	*	1,500	—	—
Robert Lowry IRA(3)	225	*	225	—	—
Robert N. Sturwold Personal Portfolio(3)	375	*	375	—	—
Robert Peavy Rollover IRA(4)	5,000	*	5,000	—	—
Robert W. Lowry Personal Portfolio(3)	795	*	795	—	—
Roger E. King, Separate Property(6)	12,500	*	12,500	—	—

Rogoff, Beryl	2,500	*	2,500	—	—
Rogoff, Robert	2,500	*	2,500	—	—
Ronald Clarke & Gwendoline Clarke JTWROS(6)	1,550	*	1,550	—	—
Ronald Clarke IRA Rollover(6)	650	*	650	—	—
Ronald L. Hughes IRA Rollover(3)	225	*	225	—	—
Ronald Lee Devore MD & Duneen Lynn Devore JTWROS(3)	195	*	195	—	—
Rosenberg, J. David	15,000	*	15,000	—	—
Rosenberg, Stefanie(49)	8,750	*	8,750	—	—
Rosenthal, Nancy(4)	6,250	*	6,250	—	—
Rosenthal, Robert	32,500	*	32,500	—	—
Rothstein, Steven Randy	25,000	*	25,000	—	—
Rothstein, Stuart(49)	37,500	*	37,500	—	—
Rupli, Timothy R.	1,700	*	1,700	—	—
Ryan, John M.(6)	800	*	800	—	—
SAB Capital Partners, L.P.(98)	1,662,023	2.1%	1,662,023	—	—
SAB Capital Partners II, L.P.(98)	46,080	*	46,080	—	—
SAB Overseas Master Fund, L.P.(98)	1,869,727	2.3%	1,869,727	—	—
SAB Overseas Master Fund, L.P.(98)	468,250	*	468,250	—	—
Samuel and Eleanor Rosenfeld Family Foundation(4)	5,000	*	5,000	—	—
Samuel Frishman Rollover IRA(4)	2,500	*	2,500	—	—
Samuel L. Lim Roth IRA #2	5,000	*	5,000	—	—
Samuel Rosenfeld Rollover IRA(4)	5,000	*	5,000	—	—
Samuel W. Lumby Personal Portfolio(3)	840	*	840	—	—
Sandra E. Nischwitz Personal Portfolio(3)	905	*	905	—	—
Savannah International Longshoremen's Association Employers Pension Trust(9)(21)	6,000	*	6,000	—	—
Schiffman, Douglas & Suzanne	5,000	*	5,000	—	—
Schlueter, Stephen A.	2,500	*	2,500	—	—
Schorsch, Nicholas S.	10,000	*	10,000	—	—
Schulman, Brett Matthew & Mary Owings(9)	1,200	*	1,200	—	—
Scott, Thomas W. & Emily	100,000	*	100,000	—	—
Scott, William J. and Marcia W.	2,500	*	2,500	—	—
Scudder Dreman Small Cap Value(99)	758,700	*	758,700	—	—
The Sear Family Limited Partnership(71)	2,500	*	2,500	—	—
Seifollah Ghasemi	2,500	*	2,500	—	—
Semele Foundas IRA(3)	140	*	140	—	—
Semele Foundas Revocable Living Trust U/A DTD 9/15/97 Semele Foundas & David M. Morad Jr. TTEES(3)	2,070	*	2,070	—	—
Seneca Capital International LTD(5)	55,050	*	55,050	—	—
Seneca Capital International LTD(5)	187,200	*	187,200	—	—
Seneca Capital LP(5)	149,500	*	149,500	—	—
Seneca Capital II LP(5)	1,050	*	1,050	—	—
Shannon, Thomas F.	5,000	*	5,000	—	—
Sharon A. Lowry IRA, Robert W. Lowry POA(3)	1,105	*	1,105	—	—
Sheldon, Christopher A.(49)	5,900	*	5,900	—	—
Sheldon, Christopher Andrew(49)	4,100	*	4,100	—	—
Sherman Douglas(4)	5,000	*	5,000	—	—
Silver, Freedman & Taff Profit Sharing Plan U/A DTD 1/1/85 FBO James S. Fleischer(100)	5,000	*	5,000	—	—

Singh, Rajendra & Neera	20,000	*	20,000	—	—
Sisters of St. Joseph of Carondelet, St. Paul Province(9)(21)	3,150	*	3,150	—	—
Slosser, Kenneth Paul	5,000	*	5,000	—	—
Slovin, Bruce	10,000	*	10,000	—	—
South Ferry #2, LP(101)	250,000	*	250,000	—	—
Stanley Asrael Rollover IRA(4)	5,000	*	5,000	—	—
Stanley J. Katz IRA(3)	240	*	240	—	—
Steamfitters(9)(21)	1,000	*	1,000	—	—
Steel, Patrick M.	2,500	*	2,500	—	—
Stein, Kevin	2,500	*	2,500	—	—
Steinert, Robert M. & Wendy S.(6)	300	*	300	—	—
Sellers Family Trust(4)	5,000	*	5,000	—	—
Stephen & Cynthia Hopf Joint Personal Portfolio(3)	455	*	455	—	—
Steven F. & Ellen D. Schepman JTWROS	5,000	*	5,000	—	—
Stephen J. Dishman, Brookstone, L.P. ESP FBO(6)	650	*	650	—	—
Steven K. Suttman IRA Rollover(3)	365	*	365	—	—
Stock, Stuart Chase	5,000	*	5,000	—	—
Stratford Partners, L.P.(102)	12,500	*	12,500	—	—
Strome, William Frederick	1,500	*	1,500	—	—
Suellen Louis IRA(3)	200	*	200	—	—
Susan J. Gagnon Revocable Living Trust UA 8/30/95 Susan J. Gagnon TTEE(3)	1,520	*	1,520	—	—
Susan J. Pohanka Declaration of Trust(87)	29,500	*	29,500	—	—
Susan P. Schantz Family Foundation(87)	2,000	*	2,000	—	—
SVS Dreman Small Cap Value Portfolio(99)	491,150	*	491,150	—	—
Syburg, John F.	5,000	*	5,000	—	—
Szymanski, Joseph H.	5,000	*	5,000	—	—
T. Ferguson Locke IRA Bear Stearns Sec Corp Cust	10,000	*	10,000	—	—
Tarika, Roger Charles	25,000	*	25,000	—	—
Thiel, John D.	2,500	*	2,500	—	—
Third Point Offshore Fund Ltd.(84)	127,950	*	127,950	—	—
Third Point Partners L.P.(84)	49,425	*	49,425	—	—
Third Point Resources L.P.(84)	8,600	*	8,600	—	—
Third Point Resources Ltd.(84)	11,150	*	11,150	—	—
Third Point Ultra Ltd.(84)	24,450	*	24,450	—	—
Thomas J. & Susan J. Maio Joint Personal Portfolio(3)	735	*	735	—	—
Thomas J. Poggi Profit Sharing Trust, Thomas J. Poggi TTEE	7,125	*	7,125	—	—
Thomas L. Hausfeld IRA(3)	275	*	275	—	—
Thomas Macirowski and Christina MacRae	50,000	*	50,000	—	—
Thomas Magovern Rollover IRA(4)	5,000	*	5,000	—	—
Thomas P. Gies & Lucy G. Gies JTWROS	2,000	*	2,000	—	—
Thomson M. Hirst and Gloria Trumpower	7,500	*	7,500	—	—
TIAA-CREF Institutional Real Estate Securities Fund(9)(103)	87,500	*	87,500	—	—
TIAA-CREF Life Real Estate Securities Fund(9)(103)	12,500	*	12,500	—	—
The Tierney Corporation(104)	15,000	*	15,000	—	—
Timothy A. Pazyniak IRA Rollover(3)	2,070	*	2,070	—	—

Timothy J. and Karen A. Beach JTWROS(3)	260	*	260	—	—
TNM Investments LTD Partnership(3)	220	*	220	—	—
Todd, David A.(6)	2,500	*	2,500	—	—
Todd, Emily Leland(6)	3,350	*	3,350	—	—
Todd, Lucie Wray(6)	5,200	*	5,200	—	—
Tonkel, Jeffrey Bennett	2,500	*	2,500	—	—
TORMAR Associates LLC(105)	100,000	*	100,000	—	—
Toro, Andres E. & Cassie	75,000	*	75,000	—	—
Trumpower, Gloria	3,000	*	3,000	—	—
Trust for the Benefit of the Children of Abraham & Renee Fruchthandler(106)	7,000	*	7,000	—	—
Turman, Alford(6)	400	*	400	—	—
TZG Investment L.P.(107)	12,500	*	12,500	—	—
United Capital Management(108)	12,500	*	12,500	—	—
University of Richmond Endowment Fund(9)(21)	6,150	*	6,150	—	—
University of Southern California Endowment Fund(9)(21)	13,450	*	13,450	—	—
Upnorth Investments, Ltd. Trust(3)	8,750	*	8,750	—	—
Ury, Michael G.(4)	5,000	*	5,000	—	—
Van Der Meer, Peter	2,500	*	2,500	—	—
Variable Insurance Products Fund II: Contrafund Portfolio(9)(47)	214,300	*	169,200	45,100	*
VentureSim, Inc.(109)	6,500	*	6,500	—	—
Verizon(9)(21)	71,900	*	71,900	—	—
Vestal Venture Capital(110)	61,750	*	61,750	—	—
Virginia & Edward O'Neil JTWROS(3)	1,265	*	1,265	—	—
Vivian D. Bichsel Revocable Living Trust DTD 11/18/93 Vivian D. Bichsel TTEE(3)	835	*	835	—	—
Walsh, William J. IV	1,500	*	1,500	—	—
Warner, John William	5,000	*	5,000	—	—
Wasatch Advisors, Inc. as Investment Advisor for Wasatch Funds, Inc. on behalf of the Wasatch Small Cap Value Fund(111)	180,000	*	180,000	—	—
Washington State Plumbing & Pipefitting Pension Trust(30)	15,700	*	15,700	—	—
Wedel, Charles F.	5,000	*	5,000	—	—
Weidinger, Frederick W.	22,500	*	22,500	—	—
Weinstein, Jamie Michael and Rory L.(49)	8,500	*	8,500	—	—
Wertlieb Family Trust DTD 12/18/96(4)	5,000	*	5,000	—	—
Westcore Flexible Income Fund(17)	27,500	*	27,500	—	—
Westcore Small-Cap Opportunity Fund(17)	20,000	*	20,000	—	—
Western Reserve Capital Management, LP(112)	37,500	*	37,500	—	—
White, Craig A. & Deborah	80,000	*	80,000	—	—
White, Dean V. & Barbara E.	691,500	*	691,500	—	—
Wilbur L. & Evilina A. Brown JTWROS All Cap Value(3)	435	*	435	—	—
Wildlife Conservation Society(9)(21)	3,400	*	3,400	—	—
William & Jonell Gharst Combined Portfolio(3)	1,700	*	1,700	—	—
William & Sonja Kasch Combined Portfolio(3)	860	*	860	—	—
William A. Hazel Revocable Trust(113)	12,500	*	12,500	—	—
William D. Dolan III, Josephine E. Dolan JTWROS	2,500	*	2,500	—	—

William M. & Carla D. Thornton Combined Portfolio(3)	1,000	*	1,000	—	—
William Regardie Rollover IRA(4)	7,500	*	7,500	—	—
William Smulyan IRA(4)	5,000	*	5,000	—	—
William West Jr. Rollover IRA(4)	2,500	*	2,500	—	—
Wilson, Ann B.(6)	1,400	*	1,400	—	—
WIRE Family Trust, Abraham A. Witteles & Karen G Witteles TTEES(114)	5,000	*	5,000	—	—
Wisconsin Alumni Research Foundation(30)	16,950	*	16,950	—	—
Wittenborn, John L. & Mary K.	500	*	500	—	—
Wolff, Eric David	500	*	500	—	—
Woloshin, Douglas	2,500	*	2,500	—	—
Woodbury Fund(4)	12,500	*	12,500	—	—
Worley, Gene Baird	2,000	*	2,000	—	—
Wray & Todd Interests, Ltd.(6)	13,000	*	13,000	—	—
Wurtzel, Irene V.	2,500	*	2,500	—	—
Wylie R. Barrow Jr. and Rosalind K. Barrow JTWROS(6)	1,600	*	1,600	—	—
Yang Family Trust(115)	25,000	*	25,000	—	—
The Yeshiva Rabbi Chaim Berlin Fund(116)	9,750	*	9,750	—	—
York, John C.	10,000	*	10,000	—	—
Yvonne A. Grieco Revocable Living Trust DTD 7/19/01 Yvonne A. Grieco TTEE(3)	665	*	665	—	—
Zanon Trading Ltd.(35)	15,000	*	15,000	—	—
Zebrowitz, Stanley	1,000	*	1,000	—	—
Total(117)	43,509,002	54.1%	43,509,002	221,100	*

*
Holdings represent less than 1% of all shares outstanding.

(1)
Assumes that each named selling stockholder sells all of the shares of our common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of the offering.

(2)
Calculated base on Rule 13d-3(d)(i) of the Exchange Act, using 80,374,061 shares of our common stock outstanding as of February 28, 2006.

(3)
Eubel Brady & Suttman Asset Management, Inc. ("EBS") has voting and investment power over the shares that these selling stockholders, EBS' advisory clients, beneficially own. However, the selling stockholders are not precluded from directly exercising voting or dispositive authority over the shares they directly own. EBS' Investment Policy Committee ("IPC") sets investment policy and guidelines. The Research Group ("RG") acts as the portfolio manager, determining individual security selections for client accounts. The individuals on these committees are: Mark E. Brady (IPC, RG), Ronald L. Eubel (IPC, RG), Robert J. Suttman II (IPC), Bernard J. Holtgreive (IPC, RG), William E. Hazel (IPC), Paul D. Crichton (IPC, RG), Kenneth E. Leist (IPC, RG) and Aaron Hillman, Research Analyst (RG).

(4)
Harold Zirkin, Marshall C. Cutler and William F. Dwyer, the President, Executive Vice President and Secretary, respectively, of Zirkin-Cutler Investments, Inc. the investment advisor to the selling stockholder, have voting and investment power over the shares that this selling stockholder beneficially owns.

(5)
Doug Hirsch has voting and investment power over the shares that this selling stockholder beneficially owns.

(6)
Roger E. King, the Chief Investment Officer of King Investment Advisors, Inc., the investment advisor to the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(7)
Bennett Alterman has voting and investment power over the shares that this selling stockholder beneficially owns.

(8)
Paul Rasplicka and AIM Advisors, Inc. have voting and investment power over the shares that this selling stockholder beneficially owns.

(9)
This selling stockholder identified itself as an affiliate of a broker-dealer. This selling stockholder has represented to us that (a) the shares of our common stock shown above as being offered by such selling stockholder were purchased by such selling stockholder in the ordinary course of business, and (b) at the time of such purchase, such selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock. Accordingly, such selling stockholder is not deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act.

(10)
Alan J. Wurtzel has voting and investment power over the shares that this selling stockholder beneficially owns.

(11)
Alan Uger and Toby Uger have voting and investment power over the shares that this selling stockholder beneficially owns.

(12)
Richard A. Kayne and Kayne Anderson Capital Advisors, L.P. have voting and investment power over the shares that this selling stockholder beneficially owns.

(13)
Gary Buss has voting and investment power over the shares that this selling stockholder beneficially owns.

(14)
This selling stockholder identified itself as a registered broker-dealer. To our knowledge, the shares of our common stock shown above as being offered by such selling stockholder were not obtained as compensation for services. Accordingly, such selling stockholder will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act.

(15)
This selling stockholder is an affiliate of Bear, Stearns & Co. Inc., who was an underwriter of our IPO and a lender under certain of our repurchase facilities.

(16)
This selling stockholder was formerly a member of our board of directors.

(17)
Denver Investment Advisors LLC, the investment advisor to the selling stockholder, is managed by a team of professionals who are responsible for making investment decisions in accordance with each selling stockholder's investment objectives and strategies.

(18)
CastleRock Asset Management Inc. acts as advisor to the selling stockholder. In making its investment decisions CastleRock Asset Management Inc. will rely on Paul P. Tanico and Ellen H. Adams, the principals of CastleRock Asset Management Inc., who act as the investment managers to CastleRock Fund LTD. Mr. Tanico and Ms. Adams have sole responsibility for all voting and investment decisions.

(19)
Rajesh Idnani has voting and investment power over the shares that this selling stockholder beneficially owns.

(20)
Bernay Box has voting and investment power over the shares that this selling stockholder beneficially owns.

(21)
Boston Partners Asset Management, LLC, the investment advisor to the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(22)
Craig Tessler has voting and investment power over the shares that this selling stockholder beneficially owns.

(23)
Paul P. Tanico and Ellen H. Adams, the principals of the selling stockholder and CastleRock Asset Management Inc., the advisor to the selling stockholder, have direct responsibility for all voting and investment decisions.

(24)
Maria Coakley David has voting and investment power over the shares that this selling stockholder beneficially owns.

(25)
Solomon Weisgal has voting and investment power over the shares that this selling stockholder beneficially owns.

(26)
Craig A.White has voting and investment power over the shares that this selling stockholder beneficially owns.

(27)
This selling stockholder is a lender under our credit facility and is an affiliate of Citigroup Global Markets Inc., who was an underwriter of our IPO and an agent, joint bookrunner and arranger under our credit facility.

(28)
Robert J. Flanagan has voting and investment power over the shares that this selling stockholder beneficially owns.

(29)
Dennis Hemmf has authority to dispose of this selling stockholder's shares.

(30)
This selling stockholder has delegated full authority to Nicholas-Applegate Capital Management as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Nicholas-Applegate's proxy committee sets policies on the voting of all of Nicholas-Applegate's clients' securities to be voted by Nicholas-Applegate for clients. These policies are available to clients of Nicholas- Applegate upon request.

(31)
Mr. Cowell is a member of our board of directors.

(32)
This selling stockholder was an underwriter of our IPO and was a lender under certain of our repurchase facilities.

(33)
Steven Schepman has voting and investment power over the shares that this selling stockholder beneficially owns.

(34)
Alan Curtis has voting and investment power over the shares that this selling stockholder beneficially owns.

(35)
Romano Binotto and François Kirschmann have voting and investment power over the shares that this selling stockholder beneficially owns.

(36)
Colin Smith has voting and investment power over the shares that this selling stockholder beneficially owns.

(37)
Damon Andres has voting and investment power over the shares that this selling stockholder beneficially owns.

(38)
This selling stockholder is an affiliate of Deutsche Bank AG, a lender under certain of our repurchase facilities.

(39)
Lenny Schimunov has voting and investment power over the shares that this selling stockholder beneficially owns.

(40)
Wilmer L. Tinlewy, Jr. has voting and investment power over the shares that this selling stockholder beneficially owns.

(41)
Jeff Edwards has voting power over the shares that this selling stockholder beneficially owns.

(42)
G. Houston Hall and Peter G. Collins, the sole members of FFM GP, Inc., the investment manager of the selling stockholder, have voting and investment control over the shares that this selling stockholder beneficially owns.

(43)
This selling stockholder is affiliated with Mr. Fanlo, our president and chief executive officer. Saturnino S. Fanlo and Elizabeth Babb Fanlo have voting and investment power over the shares that this selling stockholder beneficially owns.

(44)
Mr. Fanlo is our president and chief executive officer.

(45)
Abraham Fruchthandler has voting and investment power over the shares that this selling stockholder beneficially owns.

(46)
Alan Schechter has voting and investment power over the shares that this selling stockholder beneficially owns.

(47)
Ramzi Seikaly has voting and investment power over the shares that this selling stockholder beneficially owns.

(48)
The selling stockholder is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,067,700 shares (including the number of shares registered in this offering) of the common stock outstanding of KKR Financial Corp. as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co. and the Fund each has sole power to dispose of the Securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Board of Trustees.

(49)
This selling stockholder is an employee of an affiliate of our Manager.

(50)
Robert J. Flanagan has voting and investment power over the shares that this selling stockholder beneficially owns.

(51)
Daniel S. Och, senior managing member of OZ Management, LLC, which is the investment manager of the selling stockholder, may be deemed to have voting and investment power over the shares that this selling stockholder beneficially owns.

(52)
Elisabet Nathorst has voting and investment power over the shares that this selling stockholder beneficially owns.

(53)
Frank M. Ewing has voting and investment power over the shares that this selling stockholder beneficially owns.

(54)
The Board of Directors of the selling shareholder has voting and investment power over the shares that this selling stockholder beneficially owns.

(55)
This selling stockholder was the initial purchaser and placement agent for our August 2004 private placement and was an underwriter of our IPO.

(56)
This selling stockholder is an affiliate of Friedman, Billings, Ramsey & Co. Inc., who was the initial purchaser and placement agent for our August 2004 private placement and was an underwriter of our IPO.

(57)
Garnett A. Smith has voting and investment power over the shares that this selling stockholder beneficially owns.

(58)
Robert Harabedian has voting and investment power over the shares that this selling stockholder beneficially owns.

(59)
Paul P. Tanico has voting and investment power over the shares that this selling stockholder beneficially owns.

(60)
E.B. Lyon IV has voting and investment power over the shares that this selling stockholder beneficially owns. E.B. Lyon IV disclaims beneficial ownership of the shares that this selling stockholder beneficially owns.

(61)
Craig L. Krumwiede has voting and investment power over the shares that this selling stockholder beneficially owns. Craig L. Krumwiede disclaims beneficial ownership of the shares that this selling stockholder beneficially owns.

(62)
Paul Hill has voting and investment power over the shares that this selling stockholder beneficially owns.

(63)
Mr. Hazen is the chairman of our board of directors.

(64)
Duke Buchan III controls Hunter Global Investors L.P., the investment manager of this selling stockholder, and in this capacity exercises ultimate voting and investment power over the shares that this selling stockholder beneficially owns. The foregoing should not be construed in and of itself as an admission by Mr. Buchan of beneficial ownership of the shares.

(65)
Highline Capital Management, LLC is the investment manager of Highline Capital International, Ltd. and consequently has voting control and investment discretion over securities held by Highline Capital International, Ltd. Jacob Doft is the Managing Member of Highline Capital Management, LLC. Each of Jacob

  Doft and Highline Capital Management, LLC disclaim beneficial ownership of the shares held by Highline Capital International, Ltd.

(66)
Jacob Doft, as Managing Member of Highline Capital Holdings, LLC, the general partner of Highline Capital Partners QP, LP, has voting control and investment discretion over securities held by Highline Capital Partners QP, LP. Each of Jacob Doft and Highline Capital Holdings, LLC disclaim beneficial ownership of the shares held by Highline Capital Partners QP, LP.

(67)
Jacob Doft, as Managing Member of Highline Capital Holdings, LLC, the general partner of Highline Capital Partners, L.P., has voting control and investment discretion over securities held by Highline Capital Partners, L.P. Each of Jacob Doft and Highline Capital Holdings, LLC disclaim beneficial ownership of the shares held by Highline Capital Partners, L.P.

(68)
Arthur F. Tuttle and Juanita Webb share voting and investment power over the shares that this selling stockholder beneficially owns.

(69)
Munder Capital Management has voting and investment power over the shares that this selling stockholder beneficially owns. Munder Capital Management's investment and voting power is subject to the general supervision and direction of the selling stockholder's board of trustees.

(70)
James Dierberg has voting and investment power over the shares that this selling stockholder beneficially owns.

(71)
Jack Sear has voting and investment power over the shares that this selling stockholder beneficially owns.

(72)
John J. Pohanka and Jeff Pohanka have voting and investment power over the shares that this selling stockholder beneficially owns.

(73)
Steven Johnson has voting and investment power over the shares that this selling stockholder beneficially owns.

(74)
George Karfunkel and Michael Karfunkel have voting and investment power over the shares that this selling stockholder beneficially owns.

(75)
Mr. Kari is a member of our board of directors.

(76)
Roger E. King has voting and investment power over the shares that this selling stockholder beneficially owns.

(77)
KKR Financial Advisors LLC is our Manager. Shares shown as owned by KKR Financial Advisors LLC reflect shares of common stock beneficially owned by Saturnino S. Fanlo, David A. Netjes and Kohlberg Kravis Roberts & Co. L.P. Investment decision with respect to the shares owned by KKR Financial Advisors LLC are made by Messrs. Fanlo and Netjes and Kohlberg Kravis Roberts & Co. L.P. KKR & Co. L.L.C. is the general partner of Kohlberg Kravis Roberts & Co. L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Jr., Marc Lipschultz, Jacques Garaialde, Michael Calbert and Scott Nuttall, as members of KKR & Co. L.L.C., may be deemed to share beneficial ownership of any shares beneficially owned by Kohlberg Kravis Roberts & Co. L.P. All such individuals, as well as Messrs. Fanlo and Netjes, disclaim beneficial ownership of these shares.

(78)
This selling stockholder is an investment vehicle affiliated with Kohlberg Kravis Roberts & Co. L.P. Henry R. Kravis, George R. Roberts and William J. Janetschek have voting and investment power over the shares that this selling stockholder beneficially owns but disclaim such beneficial ownership of such shares.

(79)
This selling stockholder is an affiliate of Lehman Brothers Inc., who was an underwriter of our IPO.

(80)
Robert Lee and Patricia Lee have voting and investment power over the shares that this selling stockholder beneficially owns.

(81)
Steven Spector has voting and investment power over the shares that this selling stockholder beneficially owns.

(82)
Richard Sloane and Mary Sloane have voting and investment power over the shares that this selling stockholder beneficially owns.

(83)
Pravin Khatan has voting and investment power over the shares that this selling stockholder beneficially owns.

(84)
Third Point LLC, as Investment Manager, controls the selling stockholder. Daniel S. Loeb is the managing member of Third Point LLC and has sole voting and dispositive power over these securities.

(85)
Marcy Neuberger has voting and investment power over the shares that this selling stockholder beneficially owns.

(86)
Robert Rosenthal has voting and investment power over the shares that this selling stockholder beneficially owns.

(87)
John J. Pohanka, Jeff Pohanka and Susan P. Schantz have voting and investment power over the shares that this selling stockholder beneficially owns.

(88)
Ms. McKee is our secretary.

(89)
Dennis MyKytyn has voting and investment power over the shares that this selling stockholder beneficially owns.

(90)
Franklin Mutual Advisers, LLC has voting and investment power over the shares that this selling stockholder beneficially owns. Franklin Mutual Advisers, LLC disclaims beneficial ownership of the shares that this selling stockholder beneficially owns.

(91)
Mr. Netjes is our treasurer, chief financial officer and chief operating officer.

(92)
Guy de Blonay has voting and investment power over the shares that this selling stockholder beneficially owns.

(93)
Gretchen Randolph has voting and investment power over the shares that this selling stockholder beneficially owns.

(94)
This selling stockholder is affiliated with Mr. Hazen, the chairman of our board of directors. Paul M. Hazen has voting and investment power over the shares that this selling stockholder beneficially owns.

(95)
Daniel Rosenberg has voting and investment power over the shares that this selling stockholder beneficially owns.

(96)
Peter T. Paul has voting and investment power over the shares that this selling stockholder beneficially owns.

(97)
Richard S. Bodman has voting and investment power over the shares that this selling stockholder beneficially owns.

(98)
Scott A. Bommer, managing member of SAB Capital Advisors, LLC, which is the general partner of the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(99)
Deutsche Asset Management has voting and investment power over the shares that this selling stockholder beneficially owns.

(100)
James S. Fleicher has voting and investment power over the shares that this selling stockholder beneficially owns.

(101)
Darren Ross has voting and investment power over the shares that this selling stockholder beneficially owns.

(102)
Chad Comiteau and Mark Fain, the sole members of Stratford Advisors LLC, the investment manager of the selling stockholder, have voting and investment power over the shares that this selling stockholder beneficially owns.

(103)
Teachers Insurance Annuity Association of America, as parent of Teachers Advisers, Inc., the investment advisor to the selling stockholder, has voting and investment power over the shares that this selling stockholder beneficially owns.

(104)
Ann Tierney Smith has voting and investment power over the shares that this selling stockholder beneficially owns.

(105)
Ron Marks and John Tormondsen share voting and investment power over the shares that this selling stockholder beneficially owns.

(106)
Renee Fruchthandler has voting and investment power over the shares that this selling stockholder beneficially owns.

(107)
P. Richard Zitelman has voting and investment power over the shares that this selling stockholder beneficially owns.

(108)
James A. Lustig has voting and investment power over the shares that this selling stockholder beneficially owns.

(109)
Joseph H. Szymanski, Donald P. McDougall, James A. Syme and Daniel W. Huthwaite share voting and investment power over the shares that this selling stockholder beneficially owns.

(110)
Allan R. Lyons has voting and investment power over the shares that this selling stockholder beneficially owns.

(111)
Jim Larkins or another president of Wasatch Advisors, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns.

(112)
Michael P. Durante has voting and investment power over the shares that this selling stockholder beneficially owns.

(113)
William A. Hazel has voting and investment power over the shares that this selling stockholder beneficially owns.

(114)
Abraham A. Witteles and Karen G. Witteles share voting and investment power over the shares that this selling stockholder beneficially owns.

(115)
Geoff Yang has voting and investment power over the shares that this selling stockholder beneficially owns.

(116)
The Board of Directors of the selling stockholder has voting and investment power over the shares that this selling stockholder beneficially owns.

(117)
The figures in this column are based on information supplied to us as of March 24, 2006 by or on behalf of the selling stockholders named in the table. As of that date, these selling stockholders had supplied us with information indicating that, collectively, they owned more than 43,509,002 shares of our common stock, reflecting, we believe, that one or more selling stockholders supplied us with information for inclusion in the table and then sold their shares in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same shares. However, since neither this prospectus nor the registration statement of which this prospectus forms a part would be applicable to any shares after they have been publicly sold using this prospectus or the registration statement of which this prospectus forms a part, no more than 43,509,002 shares of our common stock could be sold using this prospectus or the registration statement of which this prospectus forms a part and, accordingly, the 43,509,002 shares total in this column represents the maximum amount of shares that could be sold under this prospectus or the registration statement of which this prospectus forms a part.

FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT

        This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "—Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "—Taxation of Non-U.S. Stockholders" below).

        The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

        We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended on December 31, 2004. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

        It is the opinion of Hunton & Williams LLP that, provided we properly elect to be taxed as a REIT on our first federal income tax return, we will qualify to be taxed as a REIT for our short taxable year ended December 31, 2004, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2005 and in the future. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify."

        If we qualify as a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by our domestic taxable REIT subsidiaries, such as KKR TRS Holdings, Inc., will be subject to regular corporate income tax. While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

  •
  We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

  •
  We will pay income tax at the highest corporate rate on:

  •
  net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

  •
  other non-qualifying income from foreclosure property.

  •
  We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

  •
  the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by

  •
  a fraction intended to reflect our profitability.

  •
  In the event we fail to satisfy any of the asset tests, other than a failure of the 5% asset test or the 10% vote or value test that qualifies under the de minimis exception, occurring after January 1, 2005, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

  •
  In the event of a failure to satisfy one or more requirements for REIT qualification occurring after January 1, 2005, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we fail to distribute during a calendar year at least the sum of:

  •
  85% of our REIT ordinary income for the year,

  •
  95% of our REIT capital gain net income for the year, and

  •
  any undistributed taxable income from earlier periods,

    we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm's-length basis.

  •
  If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by "disqualified organizations." Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of "excess inclusion income," see "—Requirements for Qualification—Taxable Mortgage Pools." A "disqualified organization" includes:

  •
  the United States;

  •
  any state or political subdivision of the United States;

  •
  any foreign government;

  •
  any international organization;

  •
  any agency or instrumentality of any of the foregoing;

  •
  any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

  •
  any rural electrical or telephone cooperative.

    We currently hold one REMIC residual interest, and certain of our financing activities may result in treatment of us or a portion of our assets as a taxable mortgage pool.

  •
  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

  •
  the amount of gain that we recognize at the time of the sale or disposition, and

  •
  the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest, including KKR TRS Holdings, Inc., will be subject to federal corporate income tax on its taxable income.

Requirements For Qualification

        A REIT is a corporation, trust, or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors.

  2.
  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

  7.
  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in "Description of Capital Stock—Restrictions on Ownership and Transfer."

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        Qualified REIT Subsidiaries.    A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Commencing with our 2005 taxable year, our proportionate share for purposes of the 10% value test (see "—Asset Tests") is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        Taxable REIT Subsidiaries.    A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries". A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. An entity will not qualify as a TRS, however, if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        KKR TRS Holdings, Inc. was formed to make non-qualifying investments and earn income that would not be qualifying income for REIT purposes if earned directly by us. We have elected to treat KKR TRS Holdings, Inc. as a TRS of ours. As a domestic TRS, KKR TRS Holdings, Inc. is subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that KKR TRS Holdings, Inc. is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid by KKR TRS Holdings, Inc. to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from KKR TRS Holdings, Inc., will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See "—Taxation of Taxable U.S. Stockholders." We anticipate that KKR TRS Holdings, Inc. will continue to retain its after-tax income subject to our compliance with the 20% asset test.

        We have also made TRS elections with respect to KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd., and KKR Financial CLO 2006-1, Ltd. We may make TRS elections in the future with respect to other entities that issue equity interests to us pursuant to CDO and CLO securitizations. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to United States real property is subject to United States tax as if the foreign corporation were a United States taxpayer. It is not anticipated that our foreign TRSs will hold United States real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed United States real property would be subject to United States tax.

        KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1, Ltd. are organized as Cayman Islands companies, and we intend that they will either rely on the exemption described above or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. Therefore, despite their status as TRSs, they generally will not be subject to corporate income tax on their earnings. Certain U.S. shareholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We will likely be required, however, to include in income, on a current basis, the earnings of KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1, Ltd. We anticipate that the other entities that issue equity interests to us pursuant to CDO and CLO securitizations and that elect to be TRSs of ours will be subject to similar tax treatment. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that our foreign TRSs would have available to distribute to us and to pay to their creditors.

        KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd. are our only CLO issuers that have closed securitization transactions. We have retained certain rated notes and non-rated subordinated notes issued by those CLO issuers at the closing of those securitization transactions. Pursuant to the governing indentures of KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd., on each regularly scheduled payment date, the applicable trustee distributes all payments on the rated notes and non-rated subordinated notes. We have no ability to determine the timing or amount of any distribution. A nominal amount of issuer common shares in KKR Financial CLO 2005-1, Ltd. and KKR Financial CLO 2005-2, Ltd. are held in trust for charitable purposes, but those issuer common shares are not entitled to the net income or retained earnings of KKR Financial CLO 2005-1, Ltd. or KKR Financial CLO 2005-2, Ltd. Rather, our ownership of the subordinated notes entitles us to all funds remaining after payments to the holders of the rated notes (i.e., the equity in the securitization transaction), and the trustee distributes those remaining funds to us pursuant to the indenture. We anticipate that future securitization transactions entered into by KKR Financial CDO 2005-1, Ltd., KKR Financial CLO 2006-1, Ltd. and any future CLO and CDO issuers will be structured in a similar manner and will be subject to similar terms, and when those entities close their securitization transactions, we will retain certain subordinated notes entitling us to the equity in those securitization transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We believe that all of our transactions with our TRSs have been, and will be, conducted on an arm's-length basis.

        Taxable Mortgage Pools.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

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  substantially all of its assets consist of debt obligations or interests in debt obligations;

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  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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  the entity has issued debt obligations that have two or more maturities; and

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  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        We have not made investments or entered into financing and securitization transactions, and do not currently intend to make such investments or enter into such transactions in the future, that give rise to our being considered to own an interest in one or more taxable mortgage pools. We may, however, make such investments or enter into such transactions in the future. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. Special rules apply, however, to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

        A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). In addition to being treated as excess inclusion income, this non-cash or "phantom" income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Distribution Requirements."

        Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "—Taxation of Taxable U.S. Stockholders," "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-U.S. Stockholders." The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

        If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

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  rents from real property;

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  interest on debt secured by a mortgage on real property, or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real estate assets;

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  income and gain derived from foreclosure property (as described below);

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  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

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  income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments (during our 2004 taxable year) or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, beginning with our 2005 taxable year, income and gain from "hedging transactions," as defined in "—Hedging Transactions," that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.

        Dividends.    Our share of any dividends received from any corporation (including KKR TRS Holdings, Inc. and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. We intend to treat certain income inclusions received with respect to our equity investments in CDOs and CLOs, including equity investments in CLO and CDO issuers such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1, Ltd., as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or fail to qualify as a REIT. See "—Failure to Satisfy Gross Income Tests" and "—Failure to Qualify."

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. Interest generally includes the following, however:

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  an amount that is based on a fixed percentage or percentages of receipts or sales; and

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  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. If the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, however, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. Certain of our loans will not be secured by mortgages on real property or interests in real property, however. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

        Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument during our 2004 taxable year to hedge our indebtedness incurred or to be incurred to acquire or carry "real estate assets," including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying and or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Commencing with our 2005 taxable year, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test, but will be treated as nonqualifying income for purposes of the 75% gross income test. A "hedging transaction" includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by "real estate assets" (as described below under "—Asset Tests") or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Fee Income.    We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower's income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

        Rents from Real Property.    We do not currently own, and do not intend to acquire, any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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  Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a "controlled TRS" (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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  Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, but including sales of loans, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. In particular, we believe that the loans we sold to KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1. Ltd., which are issuers in our CLO transactions, were not held by us primarily for sale to customers in the ordinary course of our trade or business. There can be no complete assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the gain from the sale of those loans.

        We might be subject to the prohibited transaction tax if we were to sell or securitize loans in a manner that was treated as a sale of loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us. It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, such as holding or disposing of non-qualifying REIT assets or engaging in CDO or CLO transactions, through TRSs. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full corporate income tax.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our 2004 taxable year, those relief provisions generally will be available if:

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  our failure to meet these tests is due to reasonable cause and not to willful neglect;

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  we attach a schedule of the sources of our income to our tax return; and

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  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        Commencing with our 2005 taxable year, those relief provisions will be available if:

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  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

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  following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "—Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgage loans secured by real property;

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  stock in other REITs;

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  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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  regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term "securities" does not include:

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  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any "controlled TRS" hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies, however:

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  a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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  a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

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  Any loan to an individual or an estate.

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  Any "section 467 rental agreement," other than an agreement with a related party tenant.

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  Any obligation to pay "rents from real property."

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  Certain securities issued by governmental entities.

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  Any security issued by a REIT.

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  Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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  Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

        We invest in mezzanine loans, which are loans secured by equity interests in a non-corporate entity that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan secured by equity interests in a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated as a real estate asset for purposes of the REIT asset tests (described above), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. For example, mezzanine loans secured by stock in a corporation will not qualify for the safe harbor and generally will not be qualifying assets for purposes of the 75% asset test.

        We believe that the residential mortgage loans and mortgage-backed securities that we hold are qualifying assets for purposes of the 75% asset test. For the purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by C corporations and by REITs that are not secured by mortgages on real property, such as corporate mezzanine loans, will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which we own stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. We believe that the value of our investment in our TRSs is significantly less than 20% of the value of our total assets.

        We will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. We can not assure you, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT.

        If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        In the event that we violate the second or third asset tests described above at the end of any calendar quarter beginning with our 2005 taxable year, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of any violation of the asset tests, other than a de minimis failure of the second and third asset tests that qualifies for the exemption described in the previous sentence, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

        To avoid an inadvertent violation of the second and third asset tests described above, we have formed a trust the sole beneficiary of which is KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries. Upon an uncured violation of the second and third asset tests described above, the asset or assets causing the violation would be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on KKR TRS Holdings, Inc.'s tax returns and would be subject to federal, state and local income tax. Similar trusts are currently under review by the IRS and there can be no assurances that the IRS would respect the deemed transfer of assets to the trust.

        We believe that the mortgage-related assets, securities and other assets that we hold satisfy the foregoing asset test requirements. We will monitor our future acquisition of assets to ensure that we continue to comply with those requirements. However, no independent appraisals have been or will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

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  the sum of

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  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

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  90% of our after-tax net income, if any, from foreclosure property, minus

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  the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year,

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  95% of our REIT capital gain income for such year, and

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  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "—Taxation of Taxable U.S. Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

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  Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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  We will recognize taxable income in advance of the related cash flow if any of mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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  We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

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  We may recognize phantom taxable income from any residual interests in REMICs, retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt or equity in a foreign TRS, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CDO 2005-1, Ltd. and KKR Financial CLO 2006-1, Ltd.

        Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to continue to comply with these requirements.

Failure to Qualify

        Beginning with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders might be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        The term "U.S. stockholder" means a holder of our common stock that, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income received by non-corporate taxpayers to 15% for tax years 2003 through 2008. Without future Congressional action, the maximum tax rate for such taxpayers on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see "—Taxation of Our Company" above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

        A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

        We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder's after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

        Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder's share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

        In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S.

stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder less tax deemed paid on it and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals, trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to our individual, trust and estate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see "—Taxation of Non-U.S. Stockholders."

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

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  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

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  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

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  either:

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  one pension trust owns more than 25% of the value of our stock; or

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  a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of "United States real property interests," as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

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  the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of "United States real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "United States real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term "United States real property interests" does not include mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a stockholder qualifies for the exception described in the next paragraph, we must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.

        Because our common stock is regularly traded on an established securities market, capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder does not own more than 5% of that class of our stock during the taxable year. As a result, non-U.S. stockholders that do not own more than 5% of our common stock generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

        In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

        Because our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available, even if we do not qualify as a domestically-controlled REIT at the time the non-U.S. stockholder sells our common stock. The gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

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  our common stock continues to be considered to be regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

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  the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

        If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or the

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  non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

        We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an "ERISA Plan") from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        Whether or not our underlying assets were deemed to include "plan assets," as described below, the acquisition and/or holding our common stock by an ERISA Plan with respect to which we or a selling stockholder is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of our common stock, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        For purposes of regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL, a "publicly offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) (i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock will be "freely transferable" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

        Although no assurances can be given in this regard, we believe that our common stock should qualify as a "publicly offered security" within the meaning of the Plan Asset Regulations.

        If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Internal Revenue Code.

        Because of the foregoing, our common stock should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our common stock.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, our charter and our bylaws, which appear as exhibits to the registration statement of which this prospectus is a part.

General

        Our charter provides that we may issue up to 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par value $0.01 per share. As of December 31, 2005, 80,374,061 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In connection with our IPO, we effected a one-for-two reverse stock split on June 23, 2005. Maryland law provides that none of our stockholders is personally liable for any of our obligations solely as a result of that stockholder's status as a stockholder.

Common Stock

        All shares of our common stock have equal rights as to earnings, assets, dividends and voting and duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preference, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all known debts and other liabilities and subject to our charter restriction on the transfer and ownership of our stock and any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares are unable to elect any director.

Classification and Designation of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase the Number of, and to Issue, Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to increase the total number of authorized shares of our stock or of any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Internal Revenue Code for each taxable year after 2004, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

        Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock.

        Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to a trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

        Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust and will have no rights to dividends, rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid on demand to the trustee. Any dividend or distribution authorized but unpaid will be paid by the recipient to the trustee when due. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If we have already taken irreversible corporate action, however, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The price may be reduced, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trustee, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. The price may be reduced, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

        In connection with our August 2004 common stock private placement, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co. Inc. on behalf of the holders of common stock issued in the private placement, whereby all holders of our common stock sold in the private placement and their respective direct and indirect transferees could elect to participate in our IPO in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and certain other conditions. Therefore, we included in the registration statement relating to our IPO 28,750 shares of common stock sold by certain stockholders who purchased shares of our common stock originally issued and sold in the private placement.

        We agreed in the registration rights agreement that for the benefit of the holders of shares of our common stock sold in the private placement we would, at our expense (i) file with the SEC no later than May 2, 2005 (270 days after the date of the private placement offering memorandum) a shelf registration statement providing for the resale of the shares sold in the private placement, (ii) use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and (iii) to maintain such shelf registration statement's effectiveness under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the shelf registration statement have been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act, (2) such time as, in the opinion of counsel, all of the shares of common stock sold in the private placement that are not held by affiliates of us, and covered by the shelf registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act or (3) the second anniversary of the effective date of the shelf registration statement.

        Pursuant to the requirement described in the preceding paragraph, on April 18, 2005 we filed with the SEC this registration statement covering the resale of all shares of our common stock that were issued in our August 2004 private placement, other than shares included in our initial public offering. Holders of shares of our common stock that are beneficiaries of the registration rights agreement will have the right to sell their shares in the public market from time to time pursuant to this registration statement, subject to the resale restrictions described above and certain limitations under the registration rights agreement.

        Notwithstanding the foregoing, we are permitted to suspend the use, from time to time, of the prospectus that is part of this registration statement filed pursuant to the above registration rights agreement (and therefore suspend sales under this registration statement) for certain periods, referred to as "blackout periods," if:

  •
  the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by this registration statement would have a material adverse effect on our offering;

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  our board of directors determines in good faith that the sale of shares covered by this registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

  •
  our board of directors determines in good faith that it is in our best interest or it is required by law that we supplement this registration statement or file a post-effective amendment to this registration statement in order to ensure that this prospectus (as amended or supplemented) included in the shelf registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in this shelf registration statement or any material change to that information, and we provide the stockholders notice of the suspension. The cumulative blackout periods in any 12-month period commencing on the closing date of the private placement may not exceed an aggregate of 90 days and no blackout period may exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to this shelf registration statement effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

        Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. Unless our bylaws are amended, the number of directors may never be less than five nor more than eleven, however. Our charter sets forth our election, as of such time as we had at least three independent directors and a class of our common stock or preferred stock was registered under the Exchange Act, to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

        Subject to the rights of the holders of preferred stock, if any, our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

        Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

        The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

        Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions that have been declared advisable by our board of directors by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

        Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

        As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights (unless our board of directors, upon the affirmative vote of a majority of the board, determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the board's determination in connection with which holders of the shares would otherwise be entitled to exercise appraisal rights).

Control Share Acquisitions

        The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. We will amend our bylaws, however, to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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  any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

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  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Our charter sets forth our election, as of such time as we had at least three independent directors and a class of our stock was registered under the Exchange Act, to be subject to the provisions regarding the filling of board vacancies. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting. We have no present plans to classify our board.

COMMON STOCK ELIGIBLE FOR FUTURE SALE

        Prior to our IPO, there was no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock into the public market, through this shelf registration or otherwise, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of March 24, 2006, we had outstanding 80,374,061 shares of our common stock. Of those shares, 37,500,000 were sold in our IPO and are freely transferable. All of the remaining 42,874,061 shares are eligible for future sale into the public market and could depress the market price of our common stock

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then-outstanding shares of common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale and notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell shares of our common stock that are not restricted securities (such as shares acquired by affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

        In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

Registration Rights

        In connection with the August 2004 private placement of our common stock, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc. on behalf of the holders of common stock issued in the private placement, whereby all holders of our common stock sold in the private placement and their respective direct and indirect transferees could elect to participate in our IPO in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and certain other conditions. Therefore, we included in the registration statement relating to our IPO, 28,750 shares of common stock sold by certain stockholders who own shares of our common stock originally issued and sold in the private placement.

        The registration rights agreement also requires us to file this shelf registration statement, of which this prospectus is a part, providing for the resale from time to time of the common stock sold in the private placement.

        For additional information on the registration rights agreement, see "Description of Capital Stock—Registration Rights".

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock covered by this prospectus to permit holders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the shares of our common stock by the selling stockholders. We have been advised by the selling stockholders that the selling stockholders or pledgees, donees or transferees of, or other successors in interest to, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time either:

  •
  directly; or

  •
  through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of the shares of our common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        Unless otherwise permitted by law, if the shares are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, then we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Determination of Offering Price

        Except as may be described in any prospectus supplement accompanying this prospectus, the selling stockholders may offer their shares of our common stock pursuant to this prospectus at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price will be determined by the participants in the purchase and sale (or other transfer) transaction based on factors they consider important.

        The public price at which our shares trade in the future might be below the offering price.

        The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them hereby will be the purchase price of the shares of our common stock less discounts and commissions, if any.

Methods of Distribution

        The sales described in the preceding paragraphs may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales (except that no selling stockholder may satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement).

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our common stock in the course of hedging their positions. The selling stockholders may also sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell the shares of our common stock. Each of the selling stockholders that is an affiliate of a registered broker-dealer has represented to us that it purchased the shares of common stock in the ordinary course of business and, at the time of such purchase, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.

        The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our common stock which may be resold thereafter pursuant to this prospectus if the shares of our common stock are delivered by the selling stockholders. However, if the shares of common stock are to be delivered by the selling stockholders' successors in interest, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

        Each selling stockholder that is affiliated with a registered broker-dealer has advised us that, at the time it purchased the offered shares, it did not have any arrangement or understanding, directly or indirectly, with any person to distribute those shares, except as may be stated in the footnotes to the selling stockholder table. Selling stockholders might not sell any, or might not sell all, of the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

        To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the shares of common stock to be sold under cover of this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the underlying shares of our common stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of our common stock pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        Pursuant to the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchaser, each selling stockholder, each person, if any, who controls the initial purchaser or a selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify us and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against specified liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts, and certain expenses of one counsel to the selling stockholders, in connection with the registration and sale of the shares of our common stock covered by this prospectus.

        Some of the selling stockholders which might be deemed to be underwriters, as described above, and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged and may in the future engage in commercial banking and/or investment banking transactions with us, for which they have received or will receive, as the case may be, customary compensation.

Registration Period

        In connection with our August 2004 private placement of common stock, we entered into a registration rights agreement with the initial purchaser of the common stock. The registration rights agreement appears as an exhibit to that registration statement. We agreed in the registration rights agreement that for the benefit of the holders of shares of our common stock sold in the private placement we would, at our expense (i) file with the SEC no later than May 2, 2005 (270 days after the date of the private placement offering memorandum) a shelf registration statement providing for the resale of the shares sold in the private placement, (ii) use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and (iii) to maintain such shelf registration statement's effectiveness under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the shelf registration statement have been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act, (2) such time as, in the opinion of counsel, all of the shares of common stock sold in the private placement that are not held by affiliates of us, and covered by the shelf registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act or (3) the second anniversary of the effective date of the shelf registration statement.

        Notwithstanding the foregoing, with appropriate notice, we are permitted to suspend the use, from time to time, of the prospectus that is part of this registration statement filed pursuant to the above registration rights agreement (and therefore suspend sales under this registration statement) for certain periods, referred to as "blackout periods," if the lead underwriter in any underwritten public offering by us of our common stock advises us that there would be a material adverse effect on our offering, our board of directors determines in good faith that the sale of shares covered by this registration statement would materially impede, delay or interfere with certain transactions or our board of directors determines in good faith that it is necessary to supplement this registration statement or file a post-effective amendment to this registration statement in order to ensure that this prospectus contains necessary financial information.

        The cumulative blackout periods in any 12-month period may not exceed an aggregate of 90 days and no blackout period may exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to this shelf registration statement effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

CUSIP Number

        The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the shares of our common stock covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling stockholder was conducted (a) by us under Rule 506, (b) by the initial purchaser under Rule 144A, or (c) by the initial purchaser under Regulation S. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

        Any sales of common stock pursuant to this prospectus must be settled with shares of our common stock bearing our general (not necessarily restricted) common stock CUSIP number. A selling stockholder named in this prospectus may obtain shares bearing our general common stock CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, American Stock Transfer & Trust Company. The form of certificate of registered sale is available from us upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling stockholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

Stock Market Listing

        Our common stock is listed on the NYSE under the symbol "KFN." Prior to our initial public offering, there was no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our August 2004 private placement are eligible for The PORTAL Market®, or PORTAL, a subsidiary of The Nasdaq Stock Market, Inc.® PORTAL facilitates the listing of unregistered securities eligible to be resold to qualified institutional buyers in accordance with Rule 144A under the Securities Act. Adopted under the Securities Act, PORTAL provides regulatory review of securities in connection with the clearance and settlement thereof via The Depository Trust Company.

Stabilization and Other Transactions

        As described above, the selling stockholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered by this prospectus

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed on for us by Simpson Thacher & Bartlett LLP and Hunton & Williams LLP. Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law.

EXPERTS

        The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC's website at www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
KKR Financial Corp.
San Francisco, California

        We have audited the accompanying consolidated balance sheets of KKR Financial Corp. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2005 and the period from August 12, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of KKR Financial Corp. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and the period from August 12, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 28, 2006

KKR Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except share information)

	December 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$16,110	$7,219
Restricted cash and cash equivalents	80,223	1,321
Securities available-for-sale, $5,910,399 and $1,484,222 pledged as collateral as of December 31, 2005 and December 31, 2004, respectively	6,149,506	1,651,280
Loans, net of allowance for loan losses of $1,500 and $0 as of December 31, 2005 and December 31, 2004, respectively	8,846,341	682,757
Derivative assets	58,898	223
Interest receivable	59,993	2,694
Principal receivable	7,108	—
Non-marketable equity securities	52,500	—
Deferred tax asset	—	228
Other assets	19,861	1,618

Total assets	$15,290,540	$2,347,340

Liabilities
Repurchase agreements	$9,761,258	$1,558,274
Collateralized loan obligation senior secured notes	1,500,000	—
Asset-backed secured liquidity notes	2,008,069	—
Secured revolving credit facility	54,000
Secured demand loan	40,511	27,875
Payable for securities purchases	196,315	—
Accounts payable, accrued expenses and other liabilities	45,925	1,157
Accrued interest payable	21,415	771
Related party payable	3,673	1,765
Income tax liability	2,763	—
Derivative liabilities	1,465	750

Total liabilities	13,635,394	1,590,592

Stockholders' Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized and none issued and outstanding at December 31, 2005 and December 31, 2004	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized and 80,374,061 shares issued and outstanding at December 31, 2005 and 41,004,492 shares issued and outstanding at December 31, 2004	804	410
Additional paid-in-capital	1,639,996	761,327
Accumulated other comprehensive income	18,344	1,720
Accumulated deficit	(3,998)	(6,709)

Total stockholders' equity	1,655,146	756,748

Total liabilities and stockholders' equity	$15,290,540	$2,347,340

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries
Consolidated Statements of Operations
(Amounts in thousands, except per share information)

	Year ended December 31, 2005	For the Period from August 12, 2004 (Inception) through December 31, 2004
Net investment income:
Securities interest income	$186,510	$2,715
Loan interest income	206,663	1,914
Dividend income	3,421	296
Other interest income	3,335	3,197

Total investment income	399,929	8,122

Interest expense	(279,718)	(975)
Provision for loan losses	(1,500)	—

Net investment income	118,711	7,147

Other income:
Net realized and unrealized gain (loss) on derivatives and foreign exchange	113	(570)
Net realized gain on investments	4,117	75
Fee and other income	3,330	7

Total other income (loss)	7,560	(488)

Non-investment expenses:
Related party management compensation	50,791	11,222
Professional services	4,121	901
Loan servicing expense	5,143	—
Insurance expense	975	335
Directors expenses	1,071	341
General and administrative expenses	5,945	797

Total non-investment expenses	68,046	13,596

Income (loss) before income tax expense (benefit)	58,225	(6,937)
Income tax expense (benefit)	3,144	(228)

Net income (loss)	$55,081	$(6,709)

Net income (loss) per common share:
Basic	$0.93	$(0.17)

Diluted	$0.92	$(0.17)

Weighted-average number of common shares outstanding:
Basic	58,998	39,796

Diluted	60,087	39,796

Distributions declared per common share	$0.97	$—

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
(Amounts in thousands)

	Shares of Common Stock	Common Stock at Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Comprehensive Income (Loss)	Total Stockholders' Equity
Balance at August 12, 2004	—	$—	$1	$—	$—	$—	$1
Net loss	—	—	—	—	(6,709)	(6,709)	(6,709)
Net change in unrealized gain on securities available-for-sale	—	—	—	1,720	—	1,720	1,720

Comprehensive loss						$(4,989)

Issuance of common stock, net of expenses	41,004	410	760,865	—	—		761,275
Amortization of common stock options	—	—	461	—	—		461

Balance at December 31, 2004	41,004	410	761,327	1,720	(6,709)		756,748

Net income					55,081	55,081	55,081
Net change in unrealized gain on cash flow hedges	—	—	—	45,559	—	45,559	45,559
Net change in unrealized loss on securities available-for-sale	—	—	—	(28,935)	—	(28,935)	(28,935)

Comprehensive income	—	—	—	—	—	$71,705

Cash distributions on common stock	—	—	—	—	(52,370)		(52,370)
Issuance of common stock, net of expenses	39,375	394	848,423	—	—		848,817
Amortization of restricted common stock	—	—	28,104	—	—		28,104
Forfeiture of restricted common stock	(5)	—	(13)	—	—		(13)
Amortization of common stock options	—	—	2,155	—	—		2,155

Balance at December 31, 2005	80,374	$804	$1,639,996	$18,344	$(3,998)		$1,655,146

        See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year ended December 31, 2005	For the Period from August 12, 2004 (Inception) through December 31, 2004
Cash flows from operating activities:
Net income (loss)	$55,081	$(6,709)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Unrealized gain (loss) on derivatives	(851)	527
Realized gain on foreign exchange	(68)	—
Provision for loan losses	1,500	—
Share-based compensation	30,246	6,226
Net gain on sale of securities available-for-sale	(2,667)	—
Net gain on sale of loans	(1,450)	—
Depreciation and amortization	10,634	81
Deferred income tax expense (benefit)	925	(228)
Changes in assets and liabilities:
Interest receivable	(57,621)	(2,694)
Other assets	(10,047)	(710)
Related party payable	1,908	1,765
Accounts payable, accrued expenses and other liabilities	46,833	1,157
Accrued interest payable	20,644	771

Net cash provided by operating activities	95,067	186

Cash flows from investing activities:
Purchase of securities available-for-sale	(6,279,068)	(1,664,369)
Principal payments on securities available-for-sale	1,561,034	14,813
Proceeds from sale of securities available-for-sale	381,134	—
Purchase of loans	(9,219,553)	(683,377)
Principal payments on loans	846,504	620
Proceeds from sale of loans	207,160	—
Purchases of non-marketable equity securities	(52,500)	—
Purchase of derivatives	(1,477)	—
Net additions to restricted cash and cash equivalents	(78,902)	(1,321)
Purchase of leasehold improvements and equipment	(1,716)	(993)

Net cash used in investing activities	(12,637,384)	(2,334,627)

Cash flows from financing activities:
Net proceeds from issuance of common shares	848,817	755,510
Proceeds from borrowings:
Repurchase agreements	116,764,832	2,285,274
Asset-backed secured liquidity notes	3,265,145	—
Collateralized loan obligation senior secured notes	1,500,000	—
Secured revolving credit facility	87,000	—
Secured demand loan	12,636	27,875
Other capitalized costs	(8,288)	—
Purchase of interest rate derivatives	(10,072)	—
Repayments of borrowings:
Repurchase agreements	(108,561,848)	(727,000)
Asset-backed secured liquidity notes	(1,261,644)	—
Secured revolving credit facility	(33,000)	—
Distributions on common stock	(52,370)	—

Net cash provided by financing activities	12,551,208	2,341,659

Net increase in cash and cash equivalents	8,891	7,218
Cash and cash equivalents at beginning of period	7,219	1

Cash and cash equivalents at end of period	$16,110	$7,219

Supplemental cash flow information:
Cash paid for interest	$259,074	$230
Cash paid for taxes	$152	$—
Non-cash investing and financing activities:
Unsettled securities trades	$196,315	$—
Issuance of restricted common stock	$42,405	$24,178

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.    Organization

        KKR Financial Corp. (the "Company" or "KKR Financial") is a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. The Company currently makes investments in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; (iv) asset-backed securities; and (v) marketable and non-marketable equity securities. The Company also makes opportunistic investments in other asset classes from time to time.

        The Company was organized as a Maryland corporation on July 7, 2004, and commenced operations on August 12, 2004 ("Inception"). KKR Financial Advisors LLC (the "Manager") manages the Company pursuant to a management agreement (the "Management Agreement"). The Manager is an affiliate of Kohlberg Kravis Roberts & Co. L.P. The Company is taxed as a real estate investment trust ("REIT") and is required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), with respect thereto.

        On August 12, 2004, the Company completed its initial private placement of shares of its common stock at $20.00 per share that generated net proceeds of approximately $755.5 million. On June 29, 2005, the Company completed its initial public offering (the "IPO") of 37,500,000 shares of common stock that generated net proceeds of approximately $848.8 million. The Company sold 37,471,250 common shares at a price of $24.00 per share and selling stockholders sold 28,750 shares. The Company's stock is listed on the New York Stock Exchange under the symbol "KFN" and began trading on June 24, 2005. On June 23, 2005 the Company effectuated a reverse stock split of its common stock at a ratio of one share of common stock for every two shares of common stock then outstanding. The accompanying consolidated financial statements have been adjusted to give effect to the reverse stock split for all periods presented.

Note 2.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company and its taxable REIT subsidiaries: KKR TRS Holdings, Inc. ("KKR TRS"); KKR Financial CLO 2005-1, Ltd. ("CLO 2005-1"); KKR Financial CLO 2005-2, Ltd. ("CLO 2005-2"); KKR Financial CLO 2006-1, Ltd. ("CLO 2006-1"), and KKR Financial CDO 2005-1, Ltd. ("CDO 2005-1"). The Company intends to make a taxable REIT subsidiary election with respect to KKR Financial CLO 2006-2, Ltd. ("CLO 2006-2") in the future. KKR TRS was formed to make, from time to time, certain investments that would not be REIT qualifying investments if made directly by the Company, and to earn income that would not be REIT qualifying income if earned directly by the Company. CLO 2005-1, CLO 2005-2, CLO 2006-1, and CLO 2006-2 are entities established to execute collateralized loan obligation ("CLO") secured financing transactions. CDO 2005-1 is an entity established to complete a collateralized debt obligation ("CDO") secured financing transaction. The consolidated financial statements also include the accounts of the Company's qualified REIT subsidiaries: KKR Financial Mortgage Corp. ("KKR Mortgage"); KKR QRS #1, Inc. ("KKR QRS"); and KKR Pacific Funding Trust and KKR Pacific Funding Depositor Corporation (collectively, "KKR Pacific"). KKR Mortgage was formed to sell, from time to time, the Company's whole loan mortgage pools in residential mortgage-backed securitization ("RMBS") transactions. KKR QRS was formed to hold the residual interests in RMBS transactions structured as real estate mortgage investment conduits ("REMICs") for tax purposes. KKR Pacific was formed to finance the Company's RMBS investments through the issuance of asset-backed secured liquidity notes. The term "Company" refers to these entities collectively, unless otherwise noted. The entities consolidated by the Company are either wholly-owned subsidiaries or entities established to complete secured financing transactions that are considered to be variable interest entities and for which the Company is the primary beneficiary. For additional information, see "Consolidation" below. Certain amounts for prior periods have been reclassified to conform to the December 31, 2005 presentation.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company's consolidated financial statements and accompanying notes. Actual results could differ from management's estimates.

Consolidation

        The Company consolidates all non-variable interest entities in which it holds a greater than 50 percent voting interest. The Company also consolidates all variable interest entities ("VIEs") for which it is considered to be the primary beneficiary pursuant to Financial Accounting Standards Board ("FASB") Interpretation No. 46R, Consolidation of Variable Interest Entities—an interpretation of ARB No. 51, as revised ("FIN 46R"). In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE's expected losses, receives a majority of the VIE's expected residual returns, or both.

        CLO 2005-1, CLO 2005-2, CLO 2006-1, CLO 2006-2, and CDO 2005-1 are VIEs and are not considered to be qualifying special-purpose entities ("QSPE") as defined by Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS No. 140"). The Company has determined it is the primary beneficiary of these entities and has included the accounts of these entities in these consolidated financial statements.

        All inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities of three months or less. Interest income earned on cash and cash equivalents is recorded in other interest income.

Restricted Cash and Cash Equivalents

        Restricted cash and cash equivalents represent amounts that are held by third parties under certain of the Company's financing and derivative transactions. Interest income earned on restricted cash and cash equivalents is recorded in other interest income.

Securities Available-for-Sale

        The Company classifies its investments in securities as available-for-sale as the Company may sell them prior to maturity and does not hold them principally for the purpose of selling them in the near term. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income. Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities. Upon the sale of a security, the realized net gain or loss is computed on a specific identification basis.

        The Company monitors its available-for-sale investment portfolio for impairments. A loss is recognized when it is determined that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including but not limited to the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, external credit ratings and recent changes in such ratings.

        Unamortized premiums and discounts on non-residential mortgage-backed securities are recognized in interest income over the contractual life, adjusted for actual prepayments, of the securities using the effective interest method. For securities representing beneficial interests in securitizations (i.e., residential mortgage-backed securities), unamortized premiums and discounts are recognized over the contractual life, adjusted for estimated prepayments and estimated credit losses of the securities using the effective interest method. Actual prepayment and credit loss experience is reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

Non-marketable Equity Securities

        Non-marketable equity securities consist primarily of private equity investments. These investments are accounted for under the cost method. The Company reviews these investments quarterly for possible other-than-temporary impairment. The Company reduces the carrying value of the investment and recognizes a loss when the Company considers a decline in estimated fair value to be other-than-temporary.

Loans

        The Company purchases pools of residential mortgage whole loans and participations in corporate leveraged loans and commercial real estate loans in the primary and secondary market. Loans are held for investment and the Company initially records loans at their purchase prices. The Company subsequently accounts for loans based on their outstanding principal plus or minus unaccreted purchase discounts and unamortized purchase premiums. In certain instances, where the credit fundamentals underlying a particular loan have materially changed in such a manner that the Company's expected return may decrease, the Company may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by the Company that it will no longer hold the loan for investment, the Company accounts for the loan at the lower of amortized cost or estimated fair value.

        Interest income on loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. For corporate and commercial real estate loans, unamortized premiums and discounts are recognized in interest income over the contractual life, adjusted for actual prepayments, of the loans using the effective interest method. For residential mortgage loans, unamortized premiums and discounts are recognized over the contractual life, adjusted for estimated prepayments using the effective interest method.

Allowance and Provision for Loan Losses

        The Company maintains an allowance for loan losses at a level that management considers adequate based on an evaluation of known and inherent risks in the loan portfolio, including historical and industry loss experience, economic conditions and trends, estimated fair values and the quality of collateral, estimated fair values of the loans and other relevant factors.

        To estimate the allowance for loan losses, the Company first identifies impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. The Company considers a loan to be impaired when, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due pursuant to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its estimated fair value. Estimated fair value may be determined based on (i) observable market quotes; (ii) the estimated sales price of the collateral less estimated disposition costs; or (iii) the present value of projected future net cash flows. Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

        An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (i) management believes that scheduled debt service payments will not be met within the coming 12 months; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan approximates the Company's carrying value of such loan. While on non-accrual status, previously recognized accrued interest is reversed and interest income is recognized only upon actual receipt.

Leasehold Improvements and Equipment

        Leasehold improvements and equipment are carried at cost less depreciation and amortization and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets of three years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or lease terms.

Leasehold improvements and equipment, net of accumulated depreciation and amortization, are included in other assets.

Borrowings

        The Company finances the acquisition of its investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of securitization transactions structured as secured financings, repurchase agreements, asset-backed secured liquidity notes, warehouse facilities, demand loans, and other secured and unsecured borrowings. The Company recognizes interest expense on all borrowings on an accrual basis.

Derivative Financial Instruments

        The Company recognizes all derivatives on the consolidated balance sheet at estimated fair value. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted ("SFAS No. 133"), the Company designates and documents each derivative contract as one of the following at the time the contract is executed: (i) a hedge of a recognized asset or liability or an unrecognized firm commitment; (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability; (iii) a hedge of a net investment in a foreign operation; or (iv) a derivative instrument not designated as a hedging instrument.

        In accordance with SFAS No. 133, the Company designates certain of its derivative instruments as cash flow hedges and formally documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction, prior to the execution of the derivative contract. The Company assesses the effectiveness of the hedge both at inception and on an on-going basis and determines whether the hedge is highly effective in offsetting changes in cash flows of the hedged item. The Company records the effective portion of changes in the estimated fair value of the cash flow hedges in accumulated other comprehensive income and subsequently reclassifies the related amount of accumulated other comprehensive income to earnings in the consolidated statements of operations when the hedging relationship is terminated. If it is determined that a derivative has ceased to be a highly effective hedge, the Company will discontinue hedge accounting for such transaction. For derivatives that are not designated as hedges ("free-standing derivatives"), all changes in estimated fair value are recognized in the consolidated statements of operations.

Foreign Currency

        The Company makes investments in non-U.S. dollar denominated securities and loans. As a result, the Company is subject to the risk of fluctuation in the exchange rate between the U.S. dollar and the foreign currency in which it makes an investment. In order to reduce the currency risk, the Company may hedge the applicable foreign currency. All investments denominated in foreign currency are converted to the U.S. dollar using prevailing exchange rates on the balance sheet date. Income, expenses, gains and losses on investments denominated in foreign currency are converted to the U.S. dollar using the prevailing exchange rates on the dates when they are recorded. Foreign exchange gains and losses are recorded in the consolidated statements of operations.

Manager Compensation

        The Company's Management Agreement provides for the payment of a base management fee to the Manager, as well as an incentive fee if the Company's financial performance exceeds certain benchmarks. See Note 11 for further discussion of the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are earned by the Manager.

Share-Based Payments

        The Company accounts for share-based compensation issued to its Directors and to its Manager using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment ("SFAS No. 123(R)"). Compensation cost related to restricted common stock issued to the Company's Directors is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted common stock and common stock options issued to the Manager is initially measured at estimated fair value at the grant date, and is remeasured on subsequent dates to the extent the awards are unvested. The Company has elected to use the graded vesting attribution method pursuant to SFAS No. 123(R) to amortize compensation expense for the restricted common shares and common stock options granted to the Manager.

Income Taxes

        The Company has elected to be taxed as a REIT and is required to comply with the provisions of the Code with respect thereto. Accordingly, the Company is not subject to federal income tax to the extent that its distributions to stockholders satisfy the REIT requirements and certain asset, income and ownership tests and recordkeeping requirements are fulfilled. Even though the Company qualifies for federal taxation as a REIT, it may be subject to some amount of federal, state, local and foreign taxes based on the Company's taxable income.

        KKR TRS, CLO 2005-1, CLO 2005-2, CLO 2006-1, CLO 2006-2 and CDO 2005-1 are not consolidated for federal income tax return purposes. For financial reporting purposes, current and deferred taxes are provided for on the portion of earnings recognized by the Company with respect to its interest in KKR TRS, a domestic taxable REIT subsidiary, because it is taxed as a regular subchapter C corporation under the provisions of the Code. Deferred income tax assets and liabilities are computed based on temporary differences between the GAAP consolidated financial statements and the federal income tax basis of assets and liabilities as of each consolidated balance sheet date. CLO 2005-1, CLO 2005-2, CLO 2006-1 and CDO 2005-1, the Company's foreign taxable REIT subsidiaries, and CLO 2006-2, which will elect to be a taxable REIT subsidiary in the future, are organized as exempted companies incorporated with limited liability under the laws of the Cayman Islands, and are generally exempt from federal and state income tax at the corporate entity level because they restrict their activities in the United States to trading in stock and securities for their own account. Therefore, despite their status as taxable REIT subsidiaries, they generally will not be subject to corporate income tax on their earnings, and no provision for income taxes for the year ended December 31, 2005 is required; however, the Company will generally be required to include their current taxable income in its calculation of REIT taxable income.

Earnings Per Share

        In accordance with SFAS No. 128, Earnings per Share, the Company presents both basic and diluted earnings (loss) per common share ("EPS") in its consolidated financial statements and footnotes thereto. Basic earnings (loss) per common share ("Basic EPS") excludes dilution and is computed by dividing net income or loss allocable to common stockholders by the weighted average number of common shares, including vested restricted common shares, outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution of common stock options and unvested restricted common stock, if they are not anti-dilutive. See Note 3 for earnings per common share computations.

Recent Accounting Pronouncements

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is required to be adopted by the Company in the first quarter of 2006. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its consolidated financial statements.

        In November 2005, the FASB issued FASB Staff Position FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("FSP 115-1"), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 is required to be adopted by the Company in the first quarter of 2006. The Company does not expect that the adoption of FSP 115-1 will have a material impact on its consolidated financial statements.

        In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. Key provisions of SFAS No. 155 include: (1) a broad fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation; (2) clarification that only the simplest separations of interest payments and principal payments qualify for the exception afforded to interest-only strips and principal-only strips from derivative accounting under paragraph 14 of SFAS No. 133 (thereby narrowing such exception); (3) a requirement that beneficial interests in securitized financial assets be analyzed to determine whether they are freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation; (4) clarification that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) elimination of the prohibition on a QSPE holding passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions, including interest-only strips and principal-only strips, required to be accounted for in accordance with SFAS No. 133. The Company does not expect that the adoption of SFAS No. 155 will have a material effect on its consolidated financial statements.

Note 3.    Earnings per Share

        The Company calculates basic net income per common share by dividing net income for the period by the weighted-average shares of its common stock outstanding for the period. Diluted net income per common share takes into account the effect of dilutive instruments, such as common stock options and unvested restricted common stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares of its common stock outstanding. The following table presents a reconciliation of basic and diluted net income per common share for the year ended December 31, 2005 (amounts in thousands, except per share information):

Year ended December 31, 2005
Basic:
Net income	$55,081

Weighted-average number of common shares outstanding	58,998

Basic net income per common share	$0.93

Diluted:

Net income	$55,081

Weighted-average number of common shares outstanding	58,998
Plus: Incremental shares from assumed conversion of dilutive instruments	1,089

Adjusted weighted-average number of common shares outstanding	60,087

Diluted net income per common share	$0.92

        For the period from Inception through December 31, 2004, the Company incurred a net loss of $0.17 per common share. Inclusion of common stock options and unvested restricted common stock in the diluted loss per common share calculation would reduce the net loss per common share amount; therefore, they are considered anti-dilutive. As a result, the Company's diluted loss per common share is equal to its basic loss per common share for such period.

Note 4.    Securities Available-for-Sale

        The following table summarizes the Company's securities classified as available-for-sale as of December 31, 2005, which are carried at estimated fair value (amounts in thousands):

Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
Residential mortgage-backed securities	$5,566,783	$9,893	$(38,838)	$5,537,838
Commercial mortgage-backed securities	83,001	94	(183)	82,912
Asset-backed securities	21,846	73	—	21,919
Corporate securities	457,932	7,829	(5,926)	459,835
Common and preferred stock	47,158	232	(388)	47,002

Total	$6,176,720	$18,121	$(45,335)	$6,149,506

        The following table summarizes the Company's securities classified as available-for-sale as of December 31, 2004, which are carried at estimated fair value (amounts in thousands):

Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
Residential mortgage-backed securities	$1,581,824	$911	$(24)	$1,582,711
Commercial mortgage-backed securities	12,000	7	—	12,007
Asset-backed securities	5,000	—	—	5,000
Corporate securities	19,578	477	(155)	19,900
Common and preferred stock	31,158	504	—	31,662

Total	$1,649,560	$1,899	$(179)	$1,651,280

        All securities in an unrealized loss position at December 31, 2005 and December 31, 2004 have been in an unrealized loss position for less than one year. The Company's review of such securities indicates that the decrease in estimated fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of principal and interest expected to be received. In addition, the Company has the financial wherewithal and management has the intent to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Therefore, management does not believe any of the securities held are other-than-temporarily impaired at December 31, 2005 or December 31, 2004.

        During the year ended December 31, 2005, the Company's gross realized gains from the sales of securities were $2.8 million. The Company had gross realized losses from the sales of securities during the year ended December 31, 2005 of $0.1 million and did not sell any securities during the period from Inception through December 31, 2004.

        The following table summarizes the estimated fair value of debt securities by contractual maturity as of December 31, 2005 (dollars in thousands):

Description	Estimated Fair Value	Weighted Average Coupon
Due within one year	$—	—%
One to five years	73,991	7.39
Five to ten years	370,563	9.15
Greater than ten years	5,657,950	4.50

Total	$6,102,504

        Mortgage-backed and asset-backed securities included in the table above were allocated based on contractual principal maturities assuming no prepayments.

        Note 6 to these consolidated financial statements describes the Company's borrowings under which the Company has pledged securities available-for-sale for borrowings under repurchase agreements, asset-backed secured liquidity notes, and all other secured financing transactions. The following table summarizes the estimated fair value of securities pledged as collateral under repurchase agreements, asset-backed secured liquidity notes, and all other secured financing transactions as of December 31, 2005:

	Residential Mortgage-Backed Securities	Commercial Mortgage-Backed Securities	Corporate Securities(1)
Pledged as collateral for borrowings under repurchase agreements	$4,534,257	$65,352	$286,365
Pledged as collateral for asset-backed secured liquidity notes	720,370	—	—
Pledged as collateral for borrowings under secured revolving credit facility	—	—	82,888
Pledged as collateral for borrowings under secured demand loan	—	45,057	—
Pledged as collateral for collateralized loan obligation senior secured notes	—	5,021	171,089

Total	$5,254,627	$115,430	$540,342

(1)
Includes asset-backed securities.

Note 5.    Loans

        The following table summarizes the Company's loans as of December 31, 2005 (amounts in thousands):

	Principal	Unamortized Premium/(Discount)	Net Amortized Cost
Residential mortgage loans	$6,405,701	$23,121	$6,428,822
Corporate loans	1,900,385	(3,108)	1,897,277
Commercial real estate loans	522,750	(1,008)	521,742
Allowance for loan losses for residential mortgage loans	(1,500)	—	(1,500)

Total loans held for investment	8,827,336	19,005	8,846,341
Loans held for sale	—	—	—

Total loans, net of allowance for loan losses	$8,827,336	$19,005	$8,846,341

        The following table summarizes of the Company's loans as of December 31, 2004 (amounts in thousands):

	Principal	Unamortized Premium/(Discount)	Net Amortized Cost
Corporate loans	$400,218	$(581)	$399,637
Residential mortgage loans	229,855	3,265	233,120
Commercial real estate loans	50,000	—	50,000

Total loans held for investment	$680,073	$2,684	$682,757

        The following is a reconciliation of carrying amounts of residential mortgage loans for the year ended December 31, 2005 (amount in thousands):

Balance at January 1, 2005	$229,855
Loan purchases (principal)	6,720,923
Principal payments	(545,077)
Net unamortized premium	23,121

Balance at December 31, 2005	$6,428,822

        During the year ended December 31, 2005, the Company purchased $5.9 billion of securities in connection with five securitization transactions backed by $4.5 billion of residential hybrid ARM loans and $1.4 billion of residential ARM loans. In each of the five securitization transactions, the Company purchased all of the securities issued, including the subordinate classes. Included in the $5.9 billion of securities purchased, were $0.4 billion of loans contributed to the securitization transactions by the Company, resulting in a net purchase by the Company of $5.5 billion of securities. Of the $5.9 billion of securities purchased, approximately 96% were rated AAA by Standard & Poor's. Each of the special- purpose entities that issued the securities are not considered qualifying special-purpose entities as defined by SFAS No. 140 and are treated as VIEs under FIN 46R. The Company has determined that it is the primary beneficiary of each of the special-purpose entities that issued the securities; accordingly, the Company recorded its investments as loans and not securities.

        During September 2005, the Company securitized $959.2 million of residential ARM loans and retained all of the securities issued in the securitization transaction, including the subordinate classes. While the Company retained all of the securities, which are legal assets of the Company, the loans transferred in this securitization are owned by a special purpose entity and the loans are not available to the Company, its creditors or stockholders. Of the $959.2 million of securities issued, approximately $908.8 million, or 95%, were rated AAA by Standard & Poor's. While the Company transferred the loans to a separate bankruptcy-remote legal entity, the Company did not account for the transaction as a sale as the securitization transaction did not meet the criteria for sales treatment under SFAS No. 140. Accordingly, the Company did not record a gain or loss in connection with the securitization transaction and accounts for the transferred assets as loans on its consolidated balance sheet.

        The following table summarizes the geographic distribution of the Company's residential mortgage loan portfolio as of December 31, 2005 (dollar amounts in thousands):

State or Territory	Number of Loans	Principal Amount	% of Principal Amount
California	4,123	$2,411,737	37.7%
Florida	1,141	537,735	8.4
New York	598	384,853	6.0
New Jersey	538	284,718	4.4
Virginia	564	261,646	4.1
Other	5,804	2,525,012	39.4

Total	12,768	$6,405,701	100.0%

        The following table summarizes the delinquency statistics of residential mortgage loans as of December 31, 2005 (dollar amounts in thousands):

Delinquency Status	Number of Loans	Principal Amount
30 to 59 days	82	$31,049
60 to 89 days	11	3,427
90 days or more	6	1,589
In foreclosure	—	—

Total	99	$36,065

        No residential mortgage loans were delinquent as of December 31, 2004. Additionally, no corporate loans or commercial real estate loans were delinquent as of December 31, 2005 or December 31, 2004.

        The following table summarizes the changes in the allowance for loan losses for the Company's residential mortgage loan portfolio during the year ended December 31, 2005 (amounts in thousands):

Balance, beginning of year	$—
Provision for loan losses	1,500
Charge-offs	—

Balance, end of year	$1,500

        As of December 31, 2004, the Company had not recorded an allowance for loan losses for the Company's residential mortgage loan portfolio. Additionally, as of December 31, 2005 and December 31, 2004, the Company had not recorded an allowance for loan losses for its commercial real estate or corporate loan portfolios. In reviewing the Company's portfolio of commercial real estate loans and corporate loans, the Company determined that no loans were impaired as of December 31, 2005 or December 31, 2004.

        Note 6 to these consolidated financial statements describes the Company's borrowings under which the Company has pledged loans for borrowings under repurchase agreements, asset-backed secured liquidity notes, and all other secured financing transactions. The following table summarizes the carrying value of loans pledged as collateral under repurchase agreements, asset-backed secured liquidity notes, and all other secured financing transactions as of December 31, 2005:

	Residential Mortgage Loans	Corporate Loans	Commercial Real Estate Loans
Pledged as collateral for borrowings under repurchase agreements	$4,904,779	$145,217	$380,090
Pledged as collateral for asset-backed secured liquidity notes	1,366,300	—	—
Pledged as collateral for borrowings under secured revolving credit facility	—	59,965	10,000
Pledged as collateral for collateralized loan obligation senior secured notes	—	1,715,100	40,000

Total	$6,271,079	$1,920,282	$430,900

Note 6.    Borrowings

        The Company leverages its portfolio of securities and loans through the use of repurchase agreements, asset-backed secured liquidity notes, warehouse facilities, demand loans, and securitization transactions structured as secured financings. Each of the borrowing vehicles used by the Company bears interest at floating rates based on a spread above the London InterBank Offered Rate ("LIBOR") or asset-backed secured liquidity note interest rates.

        Certain information with respect to the Company's borrowings as of December 31, 2005 is summarized in the following table (amounts in thousands):

	Outstanding Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (in days)	Fair Value of Collateral(1)
Repurchase agreements	$9,303,622	4.33%	24	$9,472,231
Demand loan	40,511	4.63	13	45,057
Secured revolving credit facility	54,000	5.38	13	152,241
Asset-backed secured liquidity notes	2,008,069	4.42	14	2,080,072
CLO 2005-1 senior secured notes	773,000	4.49	4,134	996,681
CLO 2005-2 senior secured notes	727,000	4.59	4,348	946,969
CLO 2006-1 repurchase agreements	193,835	4.86	5	436,756
CDO 2005-1 repurchase agreements	263,801	5.47	18	388,783

Total	$13,363,838			$14,518,790

(1)
Collateral for borrowings consists of securities available-for-sale, loans, and non-marketable equity investments.

        Certain information with respect to the Company's borrowings as of December 31, 2004 is summarized in the following table (amounts in thousands):

	Outstanding Borrowings	Weighted Average Borrowing Rate	Weighted Average Remaining Maturity (in days)	Fair Value of Collateral
Repurchase agreements	$1,558,274	2.51%	20	$1,736,687
Demand loan	27,875	2.79%	1	31,662

Total	$1,586,149			$1,768,349

        As of December 31, 2005, the Company had $9.8 billion outstanding on repurchase facilities with ten counterparties with a weighted average effective borrowing rate of 4.47% and a weighted average remaining term to maturity of 24 days. Because the Company borrows under repurchase agreements based on the estimated fair value of its pledged investments, and because changes in interest rates can negatively impact the valuation of its pledged investments, the Company's ongoing ability to borrow under its repurchase facilities may be limited and its lenders may initiate margin calls in the event interest rates change or the value of its pledged securities decline as a result of adverse changes in interest rates or credit spreads.

        At December 31, 2005, the Company had repurchase agreements with the following counterparties (amounts in thousands):

Counterparty(2)	Amount At Risk(1)	Weighted Average Maturity (Days)	Weighted Average Interest Rate
Banc of America Securities LLC.	$4,122	25	4.44%
Bear Stearns & Co. Inc.	191,755	24	4.46
Citigroup Global Markets Ltd	63,773	25	4.44
Credit Suisse First Boston LLC.	27,325	27	4.43
Deutsche Bank AG.	126,994	18	5.47
J. P. Morgan Chase Bank, N.A	61,461	25	4.43
Lehman Brothers Holdings Inc.	22,317	25	4.43
Merrill Lynch, Pierce, Fenner & Smith Inc.	45,461	30	4.43
Morgan Stanley & Co. Inc.	255,534	22	4.52
UBS Financial Services Inc.	14,314	3	4.34

Total	$813,056

Notes:

(1)
Computed as an amount equal to the estimated fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

(2)
Counterparty includes subsidiaries and affiliates of each counterparty listed.

        At December 31, 2004, the Company had repurchase agreements with the following counterparties (amounts in thousands):

Repurchase Agreements

Counterparty(2)	Amount At Risk(1)	Weighted Average Maturity (Days)	Weighted Average Interest Rate
Credit Suisse First Boston LLC	$48,619	20	2.48%
Bear, Stearns & Co. Inc.	106,695	31	2.84%
J.P. Morgan Securities Inc	23,942	18	2.55%

Total	$179,256

Notes:

(1)
Computed as an amount equal to the estimated fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

(2)
Counterparty includes subsidiaries and affiliates of each counterparty listed.

        On March 30, 2005, the Company closed CLO 2005-1, a $1.0 billion CLO transaction that provides financing for investments consisting of corporate loans and certain other loans and securities. The investments that are owned by CLO 2005-1 collateralize the CLO 2005-1 debt, and as a result, those investments are not available to the Company, its creditors or stockholders. CLO 2005-1 issued a total of $773.0 million of senior secured notes at par to investors. In addition, the Company retained $148.0 million of rated mezzanine notes and $85.5 million of unrated subordinated notes issued by CLO 2005-1.

        The senior notes issued to investors by CLO 2005-1 consist of three classes of notes as follows: (i) $615.0 million of class A-1 notes bearing interest at three-month LIBOR plus 0.27%; (ii) $58.0 million of class B notes bearing interest at three-month LIBOR plus 0.45%; and (iii) $100.0 million of class A-2 Delayed Draw notes bearing interest on the drawn amount at three-month LIBOR plus 0.27%. All of the notes issued mature on April 26, 2017, though the Company has the right to call the notes at par any time after April 2008.

        During April 2005 the Company formed CDO 2005-1 and began borrowing on a $300.0 million warehouse facility, in the form of a repurchase agreement, to purchase commercial real estate obligations. The repurchase facility bears interest at a rate of 30-day LIBOR plus 1.10% and as of December 31, 2005, there was $263.8 million outstanding.

        During June 2005, the Company entered into a $275.0 million secured revolving credit facility. This revolving credit facility matures on June 30, 2006, and, as of December 31, 2005, the Company had $54.0 million of borrowings outstanding. The revolving credit facility bears interest at 30-day LIBOR plus 1.00%.

        On September 30, 2005, the Company closed a $5.0 billion asset-backed secured liquidity note facility. This facility provides the Company with an alternative source of funding its residential mortgage-backed securities by issuing asset-backed secured liquidity notes that are rated A-1+, P-1, and F1+, by Standard and Poor's, Moody's Investors Service, or Moody's, and Fitch Inc, respectively. Issuances of asset-backed secured liquidity notes are recorded as borrowings on the Company's consolidated balance sheet. At December 31, 2005, the Company had $2.0 billion of asset-backed secured liquidity notes outstanding.

        On November 3, 2005, the Company closed CLO 2005-2, its second $1.0 billion CLO transaction that provides financing for investments consisting of corporate loans and certain other loans and securities. The investments that are owned by CLO 2005-2 collateralize the CLO 2005-2 debt, and as a result, those investments are not available to the Company, its creditors or stockholders. CLO 2005-2 issued a total of $752.0 million of senior secured notes at par to investors. In addition, the Company retained $168.0 million of rated mezzanine notes and $98.5 million o f unrated subordinate notes issued by CLO 2005-2.

        The senior notes issued to investors by CLO 2005-2 consist of three classes of notes as follows: (i) $545.0 million of class A-1 notes bearing interest at three-month LIBOR plus 0.26%; (ii) $57.0 million of class B notes bearing interest at three-month LIBOR plus 0.43%; and (iii) $150.0 million of class A-2 Delayed Draw notes bearing interest on the drawn amount at three-month LIBOR plus 0.26% (at December 31, 2005, $125.0 million of the delayed draw notes were drawn). All of the notes issued mature on November 26, 2017, though the Company has the right to call the notes at par any time after November 2009.

        During 2005, the Company formed CLO 2006-1 and during December 2005 executed a $500.0 million warehouse facility, in the form of a repurchase agreement, to finance the purchase of corporate loans and certain other loans and securities. The repurchase facility bears interest at a rate of

30-day LIBOR plus 0.65% and as of December 31, 2005, there was $117.7 million outstanding. Additionally, CLO 2006-1 had $76.1 million outstanding under a separate repurchase agreement from the repurchase facility as of December 31, 2005. Also during December 2005, the Company formed CLO 2006-2 and executed a $450.0 million warehouse facility, in the form of a repurchase agreement, to finance the purchase of corporate loans and certain other loans and securities. The repurchase facility bears interest at a rate of 30-day LIBOR plus 0.65% and as of December 31, 2005, there were no borrowings outstanding.

        The table below summarizes our contractual obligations (excluding interest) under our borrowing agreements as of December 31, 2005 (amounts in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 Years	More than 5 years
Repurchase agreements	$9,303,622	$9,303,622	$—	$—	$—
CLO 2005-1 senior secured notes	773,000	—	—	—	773,000
CLO 2005-2 senior secured notes	727,000	—	—	—	727,000
CDO 2005-1 repurchase agreements	263,801	263,801	—	—	—
CLO 2006-1 repurchase facilities	193,835	193,835	—	—	—
Demand loan	40,511	40,511	—	—	—
Secured revolving credit facility	54,000	54,000	—	—	—
Asset-backed secured liquidity notes	2,008,069	2,008,069	—	—	—

Total	$13,363,838	$11,863,838	$—	$—	$1,500,000

Note 7.    Derivative Financial Instruments

        The Company uses derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings under repurchase agreements and asset-backed secured liquidity notes. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets or from fluctuations in currency values, to the extent the Company makes non-U.S. dollar-denominated investments. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to losses. However, because of the high credit ratings of the counterparties with which the Company has entered into derivative transactions, the Company does not anticipate that any of the counterparties will fail to fulfill their obligations.

        The table below summarizes the estimated net fair value of the derivative instruments as of December 31, 2005 and December 31, 2004 (amounts in thousands):

	As of December 31, 2005	As of December 31, 2004
Cash Flow Hedges:
Interest rate corridors	$14,762	$—
Interest rate swaps	40,796	—
Free-Standing Derivatives:
Interest rate swaptions	879	223
Interest rate swaps	198	—
Credit default swaps	71	(625)
Total rate of return swaps	727	—
Foreign exchange contracts	—	(125)

Net fair value	$57,433	$(527)

        During the year ended December 31, 2005 and the period ended December 31, 2004, the terms of the Company's derivatives designated as cash flow hedges matched the related hedged items and, as a result, the Company recognized zero ineffectiveness from cash flow hedges in income. The following table summarizes by derivative instrument type the effect on income from free-standing derivatives for the periods:

Free-Standing Derivatives:	For the year ended December 31, 2005	For the period from August 12, 2004 (inception) through December 31, 2004
Interest rate swaptions	$(424)	$(28)
Interest rate swaps	499	—
Credit default swaps	(259)	(283)
Total rate of return swaps	755	—
Foreign exchange contracts	2,211	(125)

Net realized and unrealized gains (losses) on freestanding derivatives	$2,782	$(436)

Note 8.    Accumulated Other Comprehensive Income

        The components of accumulated other comprehensive income were as follows (amounts in thousands):

	As of December 31, 2005	As of December 31, 2004
Net unrealized (losses) gains on available-for-sale securities	$(27,215)	$1,720
Net unrealized gains on cash flow hedges	45,559	—

Accumulated other comprehensive income	$18,344	$1,720

        The changes in the components of other comprehensive income were as follows (amounts in thousands):

	Year ended December 31, 2005	Year ended December 31, 2004
Unrealized gains on securities available-for-sale:
Unrealized holding gains (losses) arising during period	$(26,268)	$1,720
Reclassification adjustments for gains realized in net income	(2,667)	—

Unrealized gains (losses) on securities available-for-sale	(28,935)	1,720
Unrealized gains on cash flow hedges	45,559	—

Other comprehensive income	$16,624	$1,720

Note 9.    Commitments

Operating Lease

        As of December 31, 2005, the Company was obligated under two non-cancelable operating leases with terms of ten years and two years, respectively. The majority of the future lease payments are related to a ten-year operating lease for executive offices that the Company will relocate to in 2006. The total lease payments to be made over the ten-year period, including certain free rent periods, are being recognized as office lease expense on a straight-line basis over the ten-year period. This expense is included in general and administrative expense on the Consolidated Statements of Operations. Total rent expense under operating leases for the years ended December 31, 2005 and 2004 was $0.7 million and $0.2 million, respectively. Minimum future obligations on leases in effect at December 31, 2005, are approximately as follows (amounts in thousands):

Year	Amount
2006	$1,132
2007	1,723
2008	1,379
2009	1,388
2010	1,429
2011 and thereafter	8,357

Total	$15,408

Loan Commitments

        As part of its strategy of investing in corporate loans and commercial real estate loans, the Company commits to purchase interests in primary market loan syndications, which obligate the Company to acquire a predetermined interest in such loans at a specified price on a to-be-determined settlement date. Consistent with standard industry practices, once the Company has been informed of the amount of its syndication allocation in a particular loan by the syndication agent, the Company bears the risks and benefits of changes in the fair value of the syndicated loan from that date forward. As of December 31, 2005, the Company had committed to purchase or participate in approximately $61.5 million of corporate loans at December 31, 2005. In addition, the Company had an obligation to fund delayed draw commitments, upon request, totaling $72.9 million at December 31, 2005. Under the terms of the delayed draw commitments the Company receives a commitment fee of between 1.38% and 2.13% per annum for the period from the date of its commitment to the date that the delayed draw is funded.

Note 10.    Stock Options and Restricted Stock

        The Company has adopted a stock incentive plan (the "2004 Stock Incentive Plan") that provides for the grant of qualified incentive common stock options that meet the requirements of Section 422 of the Code, non-qualified common stock options, stock appreciation rights, restricted common stock and other share-based awards. The 2004 Stock Incentive Plan was amended on May 26, 2005. The Compensation Committee of the Board of Directors administers the plan. Stock options may be granted to the Manager, Directors, officers and any key employees of the Manager and to any other individual or entity performing services for the Company.

        The exercise price for any stock option granted under the 2004 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the common stock option is granted. Each common stock option must terminate no more than ten years from the date it is granted. The 2004 Stock Incentive Plan, as amended, authorizes that a total of 7,964,625 shares may be used to satisfy awards under the plan. The Company made its initial grants under the 2004 Stock Incentive Plan on August 12, 2004, and August 19, 2004, the dates that the Company closed its initial private placement of common stock and the date that the over-allotment option was exercised, respectively.

        The following table summarizes restricted common stock transactions:

	Manager	Directors	Total
Unvested shares as of August 19, 2004	1,193,867	15,000	1,208,867
Issued	—	—	—
Vested	—	—	—
Forfeited	—	—	—

Unvested shares as of December 31, 2004	1,193,867	15,000	1,208,867
Issued	1,875,000	28,321	1,903,321
Vested	(397,956)	(10,000)	(407,956)
Forfeited	—	(5,000)	(5,000)

Unvested shares as of December 31, 2005	2,670,911	28,321	2,699,232

        The shares of restricted common stock granted to the directors were valued using the fair market value at the time of grant, which was $24.90 and $20.00 per share, for the shares of restricted common stock granted in 2005 and 2004, respectively. Pursuant to SFAS No. 123(R), the Company is required to value any unvested shares of restricted common stock granted to the Manager at the current market price. The Company valued the unvested restricted common stock at $23.99 and $20.00 per share at December 31, 2005 and December 31, 2004, respectively.

        The following table summarizes common stock option transactions:

	Number of Options	Weighted Average Exercise Price
Outstanding as of August 19, 2004	1,989,779	$20.00
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding as of December 31, 2004	1,989,779	$20.00
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding as of December 31, 2005	1,989,779	$20.00

        None of the common stock options outstanding were exercised at December 31, 2005 and December 31, 2004, respectively. As of December 31, 2005, 663,260 common stock options were exercisable, and no common stock options were exercisable as of December 31, 2004. The common stock options are valued using the Black-Scholes model using the following assumptions:

	As of December 31, 2005	As of December 31, 2004
Expected life	8.6 years	9.6 years
Discount rate	4.50%	4.44%
Volatility	20%	20%
Dividend yield	9%	9%

        The estimated fair value of the common stock options was $1.90 and $0.98 at December 31, 2005 and December 31, 2004, respectively. For the year ended December 31, 2005 and the period from August 12, 2004 (Inception) through December 31, 2004, the components of share-based compensation expense are as follows (amounts in thousands):

	Year ended December 31, 2005	Period from August 12, 2004 (Inception) through December 31, 2004
Options granted to Manager	$2,155	$461
Restricted shares granted to Manager	27,654	5,649
Restricted shares granted to certain directors	437	116

Total share-based compensation expense	$30,246	$6,226

Note 11.    Management Agreement and Related Party Transactions

        The Manager manages the Company's day-to-day operations, subject to the direction and oversight of the Company's Board of Directors. The Management Agreement was executed on August 12, 2004. The initial term expires on December 31, 2006 and shall be automatically renewed for a one-year term on each anniversary date thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of the Company's independent directors, or by a vote of the holders of a majority of the outstanding shares of the Company's common stock.

        The Management Agreement provides, among other things, that the Company pays to the Manager, in exchange for managing the day-to-day operations of the Company, certain fees and reimbursements, consisting of a base management fee, an incentive fee, and reimbursement for out-of-pocket and certain other costs incurred by the Manager and on behalf of the Company. All rent incurred by the Manager is paid by the Company and the Company is a party to the lease.

        The Management Agreement contains certain provisions requiring the Company to indemnify the Manager with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. The Company has evaluated the impact of these guarantees on its consolidated financial statements and determined that they are immaterial.

        For the year ended December 31, 2005, the Company incurred $21.0 million in base management fees. In addition, the Company recognized share-based compensation expense related to common stock options and restricted common stock granted to the Manager of $29.8 million for the year ended December 31, 2005 (see Note 10). The Company also reimbursed the Manager $4.9 million for expenses for the year ended December 31, 2005. The Company incurred base management fees and reimbursed the Manager for expenses of $5.1 million and $1.8 million, respectively, for the period from Inception through December 31, 2004. In addition, the Company recognized share-based compensation expense related to common stock options and restricted common stock granted to the Manager of $6.1 million for the period from Inception through December 31, 2004. Base management fees incurred and share-based compensation expense relating to common stock options and restricted common stock granted to the Manager are included in management compensation to related party on the Consolidated Statements of Operations. Expenses incurred by the Manager and reimbursed by the

Company are reflected in the respective consolidated statement of operations non-investment expense category based on the nature of the expense.

        No incentive fees were earned or paid to the Manager during the year ended December 31, 2005 or during the period from Inception to December 31, 2004.

        An affiliate of the Company's Manager has entered into separate management agreements with the respective investment vehicles for CLO 2005-1 and CLO 2005-2 and is entitled to receive fees for the services performed as collateral manager. To date, the collateral manager has waived approximately $1.5 million of management fees payable to it from CLO 2005-1, which covers the period commencing in March 2005 and ending in April 2006 and has waived approximately $0.8 million of management fees payable to it from CLO 2005-2, which covers the period commencing November 2005 and ending in May 2006. The waivers for CLO 2005-1 and CLO 2005-2 expire in April 2006 and May 2006, respectively, and there is no guarantee that the collateral manager will waive such management fees subsequent to those dates.

        During the fourth quarter of 2005, the Company co-invested $52.5 million on a pari passu basis with KKR in four separate private equity transactions.

Note 12.    Income Taxes

        Even though the Company qualifies for federal taxation as a REIT, it may be subject to some amount of federal, state, local and foreign taxes based on the Company's taxable income. KKR TRS, however, is taxed as a regular subchapter C corporation under the Code. The income tax provision for the Company (REIT) and KKR TRS (TRS) for the year ended December 31, 2005 and the period from August 12, 2004 (inception) through to December 31, 2004 consisted of the following components (amounts in thousands):

	Year ended December 31, 2005	Period from August 12, 2004 (inception) through December 31, 2004
Current provision:
Federal—TRS	$1,473	$—
Federal—REIT	352	—
State—TRS	242	—
Foreign—REIT	152	—

Total current provision	2,219	—

Deferred provision (benefit):
Federal—TRS	788	(190)
State—TRS	137	(38)

Total deferred provision (benefit)	925	(228)

Total provision for income taxes	$3,144	$(228)

        The above tax expense (benefit) was based on KKR TRS's effective tax rate of 40.75% at December 31, 2005 and 42.02% at December 31, 2004. It was equivalent to the combined rate of the Federal statutory income tax rate and the State statutory income tax rate, net of Federal benefit.

        The components of the deferred tax assets and liabilities as of December 31, 2005 and December 31, 2004 are as follows (amounts in thousands):

	December 31, 2005	December 31, 2004
Deferred tax assets:
Unrealized loss—derivatives	$—	$147

Net operating loss carryforward	—	81

Gross deferred tax asset	$—	$228
Deferred tax liabilities:
Unrealized gain — derivatives	$697	$—
Net operating loss carryforward	—	—

Gross deferred tax liabilities	$697	$—

Net deferred tax asset (liability)	$(697)	$228
Valuation allowance	—	—

Total deferred tax asset (liability)	$(697)	$228

        For federal income tax purposes, the distributions declared and paid during 2005 on the Company's common stock are 100% taxable as dividend income at ordinary rates and no portion of the dividends is eligible for the 15% dividend tax rate or the corporate dividends received deduction.

Note 13.    Leasehold Improvements and Equipment

        The following is a summary of the Company's leasehold improvements and equipment, which are included in other assets in the consolidated balance sheet at December 31, 2005 and 2004 (dollars in thousands):

	December 31, 2005	December 31, 2004
Leasehold improvements	$1,274	$385
Furniture and equipment	1,435	608

	2,709	993
Accumulated depreciation and amortization	(641)	(85)

Total property and equipment, net	$2,068	$908

        Depreciation and amortization expense was $0.6 million and $0.1 million for the years ended December 31, 2005 and 2004, respectively.

Note 14.    Fair Value of Financial Instruments

        SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of securities available-for-sale, loans, derivatives, and loan commitments is based on quoted market prices or estimates provided by independent pricing sources. The fair value of cash and cash equivalents, interest payable, repurchase agreements, collateralized loan obligation senior secured notes, asset-backed secured liquidity notes, secured revolving credit facility, secured demand loan and interest payable, approximates cost as of December 31, 2005 and December 31, 2004, due to the short-term nature of these instruments.

        The table below discloses the carrying value and the fair value of the Company's financial instruments as of December 31, 2005 (dollars in thousands):

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$96,333	$96,333
Securities available-for-sale	6,149,506	6,149,506
Loans, net of allowance for loan losses of $1,500	8,846,341	8,820,970
Non-marketable equity securities	52,500	52,500
Interest receivable	59,993	59,993
Derivatives	58,898	58,898
Financial Liabilities:
Repurchase agreements	$9,761,258	$9,761,258
Collateralized loan obligation senior secured notes	1,500,000	1,500,000
Asset-backed secured liquidity notes	2,008,069	2,008,069
Secured revolving credit facility	54,000	54,000
Secured demand loan	40,511	40,511
Interest payable	21,415	21,415
Derivatives	1,465	1,465
Off-Balance Sheet Items:
Loan commitments	$—	$346

        The table below discloses the carrying value and the fair value of the Company's financial instruments as of December 31, 2004 (dollars in thousands):

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$8,540	$8,540
Securities available-for-sale	1,651,280	1,651,280
Loans	682,757	686,290
Interest receivable	2,694	2,694
Derivatives	223	223
Financial Liabilities:
Repurchase agreements	$1,558,274	$1,558,274
Demand loan	27,875	27,875
Interest payable	771	771
Derivatives	750	750
Off-Balance Sheet Items:
Loan commitments	$—	$642

Note 15.    Summary of Quarterly Information (Unaudited)

        The following is a presentation of the quarterly results of operations (amounts in thousands, except per share information):

	2005				2004
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Period from August 12, 2004 (inception) to September 30, 20004
Net investment income:
Total investment income	$178,770	$116,587	$69,026	$35,546	$6,656	$1,466
Interest expense	(133,456)	(77,532)	(48,281)	(20,449)	(975)	—
Provision for loan losses	(200)	(1,300)	—	—

Net investment income	45,114	37,755	20,745	15,097	5,681	1,466

Other income:
Total other income (loss)	2,984	1,879	1,859	838	(488)	—

Non-investment expenses:
Related party management compensation	17,721	14,331	10,731	8,008	7,421	3,801
Professional services	1,504	1,432	788	397	680	221
Loan servicing expense	3,144	1,369	363	267	—	—
Insurance expense	267	275	216	217	216	119
Directors expenses	352	368	152	199	242	99
General and administrative expenses	1,838	2,630	858	619	141	656

Total non-investment expenses	24,826	20,405	13,108	9,707	8,700	4,896

Income (loss) before income tax expense (benefit)	23,272	19,229	9,496	6,228	(3,507)	(3,430)
Income tax expense (benefit)	1,263	775	994	112	(228)	—

Net income (loss)	$22,009	$18,454	$8,502	$6,116	$(3,279)	$(3,430)

Net income (loss) per common share:
Basic	$0.28	$0.24	$0.21	$0.15	$(0.08)	$(0.09)
Diluted	$0.28	$0.24	$0.21	$0.15	$(0.08)	$(0.09)
Weighted-average number of common shares outstanding:
Basic	77,675	77,486	40,212	39,796	39,796	39,796
Diluted	78,787	78,492	40,994	40,301	39,796	39,796
Distributions declared per common share	$0.32	$—	$0.40	$0.25	$—	$—

Note 16.    Subsequent Events

        On February 1, 2006, the Company's Board of Directors declared a cash distribution for the quarter ended December 31, 2005 on the Company's common stock of $0.40 per share. The distribution was paid on February 28, 2006 to stockholders of record as of the close of business on February 15, 2006.

        During January 2006, the Company invested $40 million in a series of corporate floating rate notes which were rated BB by Standard and Poor's and were issued by an unaffiliated third party. KKR Financial Advisors II, LLC, a wholly-owned subsidiary of the Company's Manager, is the collateral manager for the unaffiliated third party in connection with this corporate floating rate note transaction.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission	$120,000
Accounting fees and expenses	200,000
Legal fees and expenses	350,000
Printing fees and expenses	330,000

Total	$1,000,000

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discount and selling commissions, if any.

Item 32.    Sales to Special Parties

        See the response to Item 33, below.

Item 33.    Recent Sales of Unregistered Securities(1)

        On July 8, 2004, in connection with the incorporation of KKR Financial Corp. (the "Company"), the Company issued 100 shares of common stock, $0.01 par value per share (the "Common Stock") to KKR Financial Advisors LLC for $1,000. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) thereof.

(1)
Unless otherwise noted, the information in this Item 33 does not reflect the reverse stock split of our common stock at a ratio of one-for-two shares effected on June 23, 2005 in connection with our IPO.

        On August 12, 2004, the Company sold 58,100,825 shares of its Common Stock to a group of investors in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser. The Company issued these shares of Common Stock to Friedman, Billings, Ramsey & Co., Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Friedman, Billings, Ramsey & Co., Inc. resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. On August 12, 2004 the Company also sold 19,889,175 shares of its Common Stock in a concurrent private placement to "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as placement agent. The offering price per share of Common Stock was $10.00. The aggregate proceeds to the Company before expenses from such offerings and the aggregate initial purchaser discount/placement agent fee were $651,000,000 and $49,000,000, respectively.

        On August 19, 2004 the Company also sold 1,591,150 shares of its Common Stock in a concurrent private placement to "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act in a transaction in which Friedman, Billings,

Ramsey & Co., Inc. acted as placement agent. The offering price per share of Common Stock was $10.00. The aggregate proceeds to the Company before expenses from such offering and the aggregate placement agent fee were $15,438,910 and $472,590, respectively.

        On August 12, 2004, the Company granted a total of 2,340,000 restricted shares of Common Stock and options to purchase an additional 3,900,000 shares of our common stock to KKR Financial Advisors LLC (the "Manager"), as manager of the Company, pursuant to the 2004 Stock Incentive Plan for the Company (the "Incentive Plan"). On August 12, 2004, the Company granted 5,000 restricted shares of Common Stock to each of Patrick Cowell, and Ross J. Kari, the initial non-employee directors of the Company, pursuant to the Incentive Plan. On August 12, 2004, the Company granted 10,000 restricted shares of Common Stock to Paul Hazen in his role as the Company's chairman pursuant to the Incentive Plan. On August 19, 2004, the Company granted a total of 47,734 restricted shares of Common Stock and options to purchase an additional 79,558 shares of our common stock to our Manager pursuant to the Incentive Plan.

        On July 1, 2005, the compensation committee of our board of directors granted certain awards of restricted stock to our chairman and our then existing non-excluded directors pursuant to our 2004 Stock Incentive Plan. Our compensation committee granted our chairman of the board of directors 4,819 shares of restricted common stock and each then existing non-excluded director (Mr. Aldinger, Mr. Cowell, Mr. deRegt, Mr. Hubbard, Mr. Licht, Mr. Kari and Ms. McAneny) 2,812 shares of restricted common stock. In addition, on the same date our compensation committee granted the then existing non-excluded directors shares of restricted common stock based upon their duration of service on our board of directors to July 1, 2005 as follows: 201 shares to Mr. Aldinger; 603 shares to each of Mr. deRegt, Mr. Licht and Ms. McAneny; and 1,808 shares to Mr. Hubbard. These awards vest in one-third increments on the first three anniversaries of the date of grant.

        On July 14, 2005, the compensation committee of our board of directors granted our Manager 1,875,000 shares of restricted common stock. This grant was made pursuant to our 2004 Stock Incentive Plan. Such award vests in one-third increments on the first three anniversaries of the date of grant. The number of shares of restricted stock granted by our compensation committee on July 1, 2005 and July 14, 2005 reflect the one-for-two reverse stock split of our common stock effected on June 23, 2005 in connection with our IPO.

        All of the grants made to our Manager and our directors were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see "Management of the Company—2004 Stock Incentive Plan" in this Registration Statement. Based on the closing price of our common stock on the New York Stock Exchange on March 24, 2006 of $22.50, we estimate that the value of the restricted stock and stock options granted to our Manager is $69,049,507.50 and $4,974,447.50, respectively.

Item 34.    Indemnification of Directors and Officers; Insurance

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        None of the proceeds of the offering will be credited to a Company account.

Item 36.    Exhibits and Financial Statement Schedules.

  (a)
  Financial Statements

        See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement

  (b)
  Exhibits

Exhibit Number	Description
3.1*	Articles of Amendment and Restatement of the Registrant, dated August 10, 2004
3.2*	Form of Articles of Amendment, dated June 23, 2005
3.3*	Form of Articles of Amendment, dated June 23, 2005
3.4*	Amended and Restated Bylaws of the Registrant
4.1*	Form of Certificate for Common Stock
4.2*	Registration Rights Agreement, dated as of August 12, 2004 between the Registrant and Friedman, Billings, Ramsey & Co., Inc.
5.1*	Form of Opinion of Venable LLP as to the legality of the securities being issued
8.1*	Form of Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters
10.1*	Management Agreement, dated as of August 12, 2004, between Registrant and KKR Financial Advisors LLC
10.2*	Amended and Restated 2004 Stock Incentive Plan
10.3*	Form of Nonqualified Stock Option Agreement
10.4*	Form of Restricted Stock Award Agreement
10.5*	Form of Restricted Stock Award Agreement for Non-Employee Directors
10.6*	Indenture, dated as of March 30, 2005, by and among KKR Financial CLO 2005-1, Ltd., KKR Financial 2005-1, Corp. and JPMorgan Chase Bank, National Association
10.7*	License Agreement, dated as of August 12, 2004, between the Registrant and Kohlberg Kravis Roberts & Co. L.P.
10.8*	Letter Agreement, dated as of August 12, 2004, between the Registrant and KKR Financial Advisors LLC
10.9*	Credit Agreement, dated as of June 16, 2005, among the Registrant, KKR TRS Holdings, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent
10.10*	First Amendment to Credit Agreement, dated as of June 17, 2005, among the Registrant, KKR TRS Holdings, Inc., the Existing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A.

10.11*	Collateral Management Agreement, dated as of March 30, 2005, between KKR Financial CLO 2005-1, Ltd. and KKR Financial Advisors II, LLC
10.12*	Fee Waiver Letter, dated April 15, 2005, between KKR Financial CLO 2005-1, Ltd., KKR Financial Advisors II, LLC and JPMorgan Chase Bank, N.A.
21.1**	Subsidiaries of the Registrant
23.1***	Consent of Deloitte & Touche LLP
23.2	Consent of Venable LLP (included within Exhibit 5.1 hereto)
23.3	Consent of Hunton & Williams LLP (included within Exhibit 8.1 hereto)
24.1*	Powers of Attorney (included on the signature page hereto)

*
Incorporated by reference to the Registrant's Registration Statement on Form S-11 (Registration No. 333-124103), as amended. Such registration statement was originally filed with the Securities and Exchange Commission on April 15, 2005.

**
Incorporated by reference to the Annual Report on Form 10-K of KKR Financial Corp. filed with the SEC on March 29, 2006.

***
Filed herewith.

Item 37.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, KKR Financial Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 29th day of March, 2006.

KKR FINANCIAL CORP.
By:	/s/ SATURNINO S. FANLO Name: Saturnino S. Fanlo Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SATURNINO S. FANLO Saturnino S. Fanlo	Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2006
/s/ DAVID A. NETJES David A. Netjes	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	March 29, 2006
* Paul M. Hazen	Chairman and Director	March 29, 2006
/s/ WILLIAM F. ALDINGER William F. Aldinger	Director	March 29, 2006
* Patrick Cowell	Director	March 29, 2006
* Kenneth M. deRegt	Director	March 29, 2006
/s/ VINCENT PAUL FINIGAN Vincent Paul Finigan	Director	March 29, 2006

* R. Glenn Hubbard	Director	March 29, 2006
* Ross J. Kari	Director	March 29, 2006
* Ely L. Licht	Director	March 29, 2006
* Deborah H. McAneny	Director	March 29, 2006
* Scott C. Nuttall	Director	March 29, 2006

        David A. Netjes hereby signs this Post-Effective Amendment No. 1 to this registration statement on behalf of each of the indicated persons for whom he is attorney-in-fact on March 29, 2006 pursuant to a power of attorney previously filed.

*By:	/s/ DAVID A. NETJES (David A. Netjes)	Attorney-in-fact	March 29, 2006

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Articles of Amendment and Restatement of the Registrant, dated August 10, 2004
3.2*	Form of Articles of Amendment, dated June 23, 2005
3.3*	Form of Articles of Amendment, dated June 23, 2005
3.4*	Amended and Restated Bylaws of the Registrant
4.1*	Form of Certificate for Common Stock
4.2*	Registration Rights Agreement, dated as of August 12, 2004 between the Registrant and Friedman, Billings, Ramsey & Co., Inc.
5.1*	Form of Opinion of Venable LLP as to the legality of the securities being issued
8.1*	Form of Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters
10.1*	Management Agreement, dated as of August 12, 2004, between Registrant and KKR Financial Advisors LLC
10.2*	Amended and Restated 2004 Stock Incentive Plan
10.3*	Form of Nonqualified Stock Option Agreement
10.4*	Form of Restricted Stock Award Agreement
10.5*	Form of Restricted Stock Award Agreement for Non-Employee Directors
10.6*	Indenture, dated as of March 30, 2005, by and among KKR Financial CLO 2005-1, Ltd., KKR Financial 2005-1, Corp. and JPMorgan Chase Bank, National Association
10.7*	License Agreement, dated as of August 12, 2004, between the Registrant and Kohlberg Kravis Roberts & Co. L.P.
10.8*	Letter Agreement, dated as of August 12, 2004, between the Registrant and KKR Financial Advisors LLC
10.9*	Credit Agreement, dated as of June 16, 2005, among the Registrant, KKR TRS Holdings, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent
10.10*	First Amendment to Credit Agreement, dated as of June 17, 2005, among the Registrant, KKR TRS Holdings, Inc., the Existing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A.
10.11*	Collateral Management Agreement, dated as of March 30, 2005, between KKR Financial CLO 2005-1, Ltd. and KKR Financial Advisors II, LLC
10.12*	Fee Waiver Letter, dated April 15, 2005, between KKR Financial CLO 2005-1, Ltd., KKR Financial Advisors II, LLC and JPMorgan Chase Bank, N.A.
21.1**	Subsidiaries of the Registrant
23.1***	Consent of Deloitte & Touche LLP
23.2	Consent of Venable LLP (included within Exhibit 5.1 hereto)
23.3	Consent of Hunton & Williams LLP (included within Exhibit 8.1 hereto)
24.1*	Powers of Attorney (included on the signature page hereto)

*
Incorporated by reference to the Registrant's Registration Statement on Form S-11 (Registration No. 333-124103), as amended. Such registration statement was originally filed with the Securities and Exchange Commission on April 15, 2005.

**
Incorporated by reference to the Annual Report on Form 10-K of KKR Financial Corp. filed with the SEC on March  29, 2006.

***
Filed herewith.

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TABLE OF CONTENTS
SUMMARY
Our Company
Targeted Investments
Our Financing Strategy
Our Manager
Management Agreement
Conflicts of Interest
Summary Risk Factors
Ownership and Corporate Structure
The Offering
Tax Status
Investment Company Act Exemption
Restrictions on Ownership of Our Capital Stock
Distribution Policy
Summary Consolidated Financial Information
RISK FACTORS
Risks Related to Our Management and Our Relationship with Our Manager
Risks Related to Our Operation and Business Strategy
Risks Related To Our Investments
Risks Related to this Offering
Risks Related to our Organization and Structure
Tax Risks
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PUBLIC MARKET FOR OUR COMMON STOCK
DISTRIBUTION POLICY
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Investment Portfolio (Amounts in thousands)
Investment Portfolio (Amounts in thousands)
Investment Securities (Amounts in thousands)
Investment Securities (Amounts in thousands)
Corporate Loans (Amounts in thousands)
Commercial Real Estate Loans (Amounts in thousands)
Investment Portfolio (Amounts in thousands)
Investment Portfolio Purchases (Amounts in thousands)
Contractual Obligations (Amounts in thousands)
Reconciliation of Reported GAAP Net Income (Loss) to Total Taxable Income and REIT Taxable Income (Loss) (Amounts in thousands, except per share amounts)
Net Portfolio Effective Duration December 31, 2005
Hedge Instruments Notional Amounts (Amounts in millions)
Derivative Fair Value
OUR COMPANY
OUR MANAGER AND THE MANAGEMENT AGREEMENT
MANAGEMENT OF THE COMPANY
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT
CERTAIN ERISA CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
COMMON STOCK ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KKR Financial Corp. and Subsidiaries Consolidated Balance Sheets (Amounts in thousands, except share information)
KKR Financial Corp. and Subsidiaries Consolidated Statements of Operations (Amounts in thousands, except per share information)
KKR Financial Corp. and Subsidiaries Consolidated Statements of Cash Flows (Amounts in thousands)
KKR Financial Corp. and Subsidiaries Notes to Consolidated Financial Statements
Repurchase Agreements
PART II INFORMATION NOT REQUIRED IN A PROSPECTUS
SIGNATURES
EXHIBIT INDEX